Exhibit 99.1
ALLEGHENY ENERGY, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010 AND 2009, AND FOR EACH OF THE
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Allegheny Energy, Inc.
     We have audited the accompanying consolidated balance sheets of Allegheny Energy, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Allegheny Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Pittsburgh, PA
February 23, 2011

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
(In millions, except per share amounts)	2010	2009	2008
Operating revenues	$3,902.9	$3,426.8	$3,385.9

Operating expenses:
Fuel	1,192.6	886.6	1,080.9
Purchased power and transmission	502.9	502.0	395.6
Deferred energy costs, net	38.1	(64.4)	(63.7)
Gain on sale of Virginia distribution business	(44.6)	0	0
Operations and maintenance	732.9	687.1	674.8
Depreciation and amortization	323.5	282.1	273.9
Taxes other than income taxes	226.0	213.6	214.9

Total operating expenses	2,971.4	2,507.0	2,576.4

Operating income	931.5	919.8	809.5
Other income (expense), net	13.3	7.0	22.3
Interest expense	316.4	291.1	231.9

Income before income taxes	628.4	635.7	599.9
Income tax expense	216.7	241.6	204.1

Net income	411.7	394.1	395.8
Net income attributable to noncontrolling interests	0	(1.3)	(0.4)

Net income attributable to Allegheny Energy, Inc	$411.7	$392.8	$395.4

Earnings per common share attributable to Allegheny Energy, Inc.:
Basic	$2.42	$2.32	$2.35
Diluted	$2.42	$2.31	$2.33
Average common shares outstanding:
Basic	169.8	169.5	168.5
Diluted	170.3	170.0	170.0
See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In millions)	2010	2009	2008
Cash Flows From Operating Activities:
Net income	$411.7	$394.1	$395.8
Adjustments for non-cash items included in income:
Depreciation and amortization	323.5	282.1	273.9
Amortization of debt related costs	25.6	15.4	10.9
Amortization of Pennsylvania transition assets and liabilities	(17.9)	(17.5)	(8.1)
Gain on sale of Virginia distribution business	(44.6)	0	0
Gain relating to the purchase of hydroelectric generation facilities	0	(17.3)	0
Provision for uncollectible accounts	16.8	16.4	16.5
Deferred income taxes and investment tax credit, net	239.3	235.3	156.2
Deferred energy costs, net	38.1	(64.4)	(63.7)
Unrealized losses (gains) on derivative contracts, net	23.1	(23.4)	(18.8)
Employee benefit expenses	73.3	55.7	45.2
Contributions to pension and other postretirement plans	(82.3)	(48.6)	(49.3)
Deferred revenue-Fort Martin scrubber project	(4.0)	11.0	10.8
Deferred revenue-Virginia	0	(28.3)	28.3
Deferred revenue-energy efficiency programs	16.5	0	0
Unbilled transmission expansion revenue	(33.2)	(16.0)	(8.1)
Other, net	(21.2)	8.0	17.3
Changes in certain assets and liabilities:
Accounts receivable, net	(64.7)	(42.9)	(26.2)
Materials, supplies and fuel	60.8	(75.2)	(62.8)
Collateral deposits	(37.1)	37.7	23.1
Accounts payable	(40.2)	29.5	(36.7)
Accrued taxes	(32.2)	(29.2)	43.1
Regulatory assets and liabilities	(32.4)	32.9	111.7
Assets and liabilities related to the sale of ACC fiber	0	21.3	0
Other operating assets and liabilities	(2.9)	23.0	2.3

Net cash provided by operating activities	816.0	799.6	861.4

Cash Flows From Investing Activities:
Capital expenditures	(950.5)	(1,166.2)	(994.1)
Purchase of WV distribution business	(14.5)	0	0
Purchase of hydroelectric generation facilities	0	(2.0)	0
Proceeds from sale of Virginia distribution business	317.2	0	0
Proceeds from asset sales	0.2	3.0	1.1
Purchase of Merrill Lynch interest in subsidiary	0	0	(50.0)
Decrease in restricted funds	31.3	84.1	224.4
Deconsolidation of PATH-WV	(3.4)	0	0
Other	(5.9)	(3.7)	(3.7)

Net cash used in investing activities	(625.6)	(1,084.8)	(822.3)

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
(In millions)	2010	2009	2008
Cash Flows From Financing Activities:
Issuance of long-term debt	1,186.5	1,508.3	647.6
Repayment of long-term debt	(1,061.4)	(1,177.2)	(493.1)
Costs associated with the AE Supply revolving credit facility refinancing	(0.1)	(22.2)	0
Repayment of note payable	0	0	(10.0)
Equity contribution to PATH, LLC by a joint venture partner	0	8.7	4.5
Payments on capital lease obligations	(11.2)	(8.5)	(9.0)
Proceeds from exercise of employee stock options	1.3	2.3	25.3
Cash dividends paid on common stock	(101.8)	(101.7)	(101.1)
Other	(0.1)	0	0

Net cash provided by financing activities	13.2	209.7	64.2

Net increase (decrease) in cash and cash equivalents	203.6	(75.5)	103.3
Cash and cash equivalents at beginning of period	286.6	362.1	258.8

Cash and cash equivalents at end of period	$490.2	$286.6	$362.1

Supplemental Cash Flow Information:
Cash paid during the year for interest (net of amounts capitalized)	$286.9	$264.8	$228.2
Cash paid during the year for income taxes, net	$15.1	$41.3	$10.8
Accounts payable at December 31 relating to capital expenditures	$137.9	$132.5	$91.8
Non-cash investing activity relating to the purchase of hydroelectric generation facilities	$0	$17.3	$0
Non-cash financing activity — AE common stock dividends accrued but not paid	$25.5	$0	$0
See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$490.2	$286.6
Accounts receivable:
Customer	245.9	188.2
Unbilled utility revenue	124.1	116.4
Wholesale and other	53.7	64.4
Allowance for uncollectible accounts	(15.7)	(14.0)
Materials and supplies	108.4	110.6
Fuel	151.3	206.4
Deferred income taxes	0	81.5
Prepaid taxes	48.9	48.4
Collateral deposits	30.7	20.8
Derivative assets	24.5	4.6
Restricted funds	46.9	25.9
Regulatory assets	177.5	132.7
Assets held for sale	0	32.4
Other	29.2	40.4

Total current assets	1,515.6	1,345.3

Property, Plant and Equipment:
Generation	7,623.2	7,469.4
Transmission	1,421.1	1,313.2
Distribution	3,937.5	3,784.4
Other	515.0	440.7
Accumulated depreciation	(5,362.9)	(5,104.9)

Subtotal	8,133.9	7,902.8
Construction work in progress	1,168.0	800.6
Property, plant and equipment held for sale, net	0	253.7

Total property, plant and equipment, net	9,301.9	8,957.1

Other Noncurrent Assets:
Regulatory assets	706.1	717.3
Goodwill	367.3	367.3
Restricted funds	29.4	60.2
Investments in unconsolidated affiliates	49.8	26.7
Other	105.7	115.2

Total other noncurrent assets	1,258.3	1,286.7

Total Assets	$12,075.8	$11,589.1

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

	As of December 31,
(In millions)	2010	2009
LIABILITIES AND EQUITY
Current Liabilities:
Long-term debt due within one year	$15.5	$140.8
Accounts payable	383.4	411.4
Accrued taxes	99.5	87.3
Payable to PJM for FTRs, excluding portion netted against derivative assets	0	31.7
Derivative liabilities	6.0	24.4
Regulatory liabilities	9.8	37.4
Accrued interest	72.2	68.3
Security deposits	55.6	51.0
Liabilities associated with assets held for sale	0	10.1
Deferred income taxes	26.1	0
Other	122.8	123.2

Total current liabilities	790.9	985.6

Long-term Debt:
Securitized debt-Environmental Control Bonds	481.0	496.5
Other long-term debt	4,205.0	3,920.5

Total long-term debt	4,686.0	4,417.0

Deferred Credits and Other Liabilities:
Derivative liabilities	7.4	6.7
Income taxes payable	43.4	85.7
Investment tax credit	58.3	61.6
Deferred income taxes	1,653.6	1,501.3
Regulatory liabilities	512.8	461.2
Pension and other postretirement employee benefit plan liabilities	596.8	597.4
Adverse power purchase commitment	96.3	114.4
Liabilities associated with assets held for sale	0	53.1
Other	188.6	177.0

Total deferred credits and other liabilities	3,157.2	3,058.4

Commitments and Contingencies (Note 25) Equity:
Common stock—$1.25 par value per share, 260,000,000 shares authorized and 170,028,499 and 169,620,917 shares issued at December 31, 2010 and 2009, respectively	212.5	212.0
Other paid-in capital	1,987.8	1,970.2
Retained earnings	1,307.0	1,022.7
Treasury stock at cost—54,955 and 51,313 shares at December 31, 2010 and 2009, respectively	(1.9)	(1.8)
Accumulated other comprehensive loss	(63.7)	(89.9)

Total Allegheny Energy, Inc. common stockholders’ equity	3,441.7	3,113.2
Noncontrolling interest	0	14.9

Total equity	3,441.7	3,128.1

Total Liabilities and Equity	$12,075.8	$11,589.1

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

							Total
							Allegheny
						Accumulated	Energy, Inc.
			Other			other	common
	Shares	Common	paid-in	Retained	Treasury	comprehensive	stockholders’	Noncontrolling	Total	Comprehensive
(In millions, except shares)	outstanding	stock	capital	earnings	stock	loss	equity	interests	equity	income
Balance at December 31, 2007	167,223,576	$209.1	$1,924.1	$444.2	$(1.8)	$(40.2)	$2,535.4	$13.2	$2,548.6	—
Net income	—	—	—	395.4	—	—	395.4	0.4	395.8	$395.8
Defined benefit pension and other benefit plans:
Net loss during the period, net of tax of $26.9	—	—	—	—	—	(39.5)	(39.5)	—	(39.5)	(39.5)
Amortization, net of tax of $1.1	—	—	—	—	—	1.7	1.7	—	1.7	1.7
Cash flow hedges, net of tax of $20.5	—	—	—	—	—	32.4	32.4	—	32.4	32.4
Comprehensive income	—	—	—	—	—	—	—	—		390.4

Comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	(0.4)

Comprehensive income attributable to Allegheny Energy, Inc.	—	—	—	—	—	—	—	—	—	$390.0

Purchase of noncontrolling interest in AE Supply	—	—	—	—	—	—	—	(13.2)	(13.2)	—
Equity contribution to PATH, LLC by the joint venture partner	—	—	—	—	—	—	—	4.5	4.5	—
Adoption of measurement date provisions for pension and other benefit plans:
Service cost, interest cost and expected return on plan assets, net of tax of $3.0	—	—	—	(4.4)	—	—	(4.4)	—	(4.4)	—
Amortizations:
Net actuarial loss, net of tax of $0.7	—	—	—	(1.0)	—	1.0	—	—	—	—
Net transition obligation, net of tax of $0.6	—	—	—	(0.9)	—	0.9	—	—	—	—
Net prior service cost, net of tax of $0.3	—	—	—	(0.5)	—	0.5	—	—	—	—
Dividends on common stock	—	—	—	(101.1)	—	—	(101.1)	—	(101.1)	—
Stock-based compensation expense:
Stock units	—	—	0.6	—	—	—	0.6	—	0.6	—
Non-employee director stock awards	20,869	—	1.1	—	—	—	1.1	—	1.1	—
Stock options	—	—	9.3	—	—	—	9.3	—	9.3	—
Performance shares	—	—	2.9	—	—	—	2.9	—	2.9	—
Exercise of stock options	1,849,316	2.3	23.0	—	—	—	25.3	—	25.3	—
Settlement of stock units	270,633	0.4	(8.5)	—	—	—	(8.1)	—	(8.1)	—
Dividends on stock units	—	—	—	(0.1)	—	—	(0.1)	—	(0.1)	—
Other	—	—	—	—	—	(0.1)	(0.1)	—	(0.1)	—

Balance at December 31, 2008	169,364,394	$211.8	$1,952.5	$731.6	$(1.8)	$(43.3)	$2,850.8	$4.9	$2,855.7	—

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (Continued)

							Total
							Allegheny
						Accumulated	Energy, Inc.
			Other			other	common
	Shares	Common	paid-in	Retained	Treasury	comprehensive	stockholders’	Noncontrolling	Total	Comprehensive
(In millions, except shares)	outstanding	stock	capital	earnings	stock	loss	equity	interests	equity	income
Balance at December 31, 2008	169,364,394	$211.8	$1,952.5	$731.6	$(1.8)	$(43.3)	$2,850.8	$4.9	$2,855.7	—
Net income	—	—	—	392.8	—	—	392.8	1.3	394.1	$394.1
Defined benefit pension and other benefit plans:
Net loss during the period, net of tax of $3.1	—	—	—	—	—	(5.3)	(5.3)	—	(5.3)	(5.3)
Amortization, net of tax of $2.1	—	—	—	—	—	3.5	3.5	—	3.5	3.5
Cash flow hedges, net of tax of $28.5	—	—	—	—	—	(44.8)	(44.8)	—	(44.8)	(44.8)

Comprehensive income	—	—	—	—	—	—	—	—	—	347.5
Comprehensive income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	(1.3)

Comprehensive income attributable to Allegheny Energy, Inc.	—	—	—	—	—	—	—	—	—	$346.2

Equity contribution to PATH, LLC by the joint venture partner	—	—	—	—	—	—	—	8.7	8.7	—
Dividends on common stock	—	—	—	(101.7)	—	—	(101.7)	—	(101.7)	—
Stock-based compensation expense:
Non-employee director stock awards	21,907	—	0.9	—	—	—	0.9	—	0.9	—
Stock options	—	—	7.4	—	—	—	7.4	—	7.4	—
Performance shares	—	—	7.2	—	—	—	7.2	—	7.2	—
Restricted shares	17,850	—	0.1	—	—	—	0.1	—	0.1	—
Exercise of stock options	163,700	0.2	2.1	—	—	—	2.3	—	2.3	—
Settlement of stock units	3,573	—	—	—	—	—	—	—	—	—
Purchase of treasury shares	(1,820)	—	—	—	—	—	—	—	—	—

Balance at December 31, 2009	169,569,604	$212.0	$1,970.2	$1,022.7	$(1.8)	$(89.9)	$3,113.2	$14.9	$3,128.1	—

Balance at December 31, 2009	169,569,604	$212.0	$1,970.2	$1,022.7	$(1.8)	$(89.9)	$3,113.2	$14.9	$3,128.1	—
Net income	—	—	—	411.7	—	—	411.7	—	411.7	$411.7
Defined benefit pension and other benefit plans:
Amortization and other, net of tax of $2.9 million	—	—	—	—	—	2.8	2.8	—	2.8	2.8
Net loss during the period, net of tax of $(7.7)	—	—	—	—	—	(11.6)	(11.6)	—	(11.6)	(11.6)
Adjustment to unamortized OPEB plan actuarial loss, net of tax of $5.2 million	—	—	—	—	—	7.8	7.8	—	7.8	7.8
Cash flow hedges, net of tax of $17.2	—	—	—	—	—	27.2	27.2	—	27.2	27.2

Comprehensive income	—	—	—	—	—	—	—	—	—	$437.9

Deconsolidation of PATH- WV	—	—	—	—	—	—	—	(14.9)	(14.9)	—
Dividends on common stock	—	—	—	(127.3)	—	—	(127.3)	—	(127.3)	—
Stock-based compensation expense:
Non-employee director stock awards	12,000	—	0.9	(0.1)	—	—	0.8	—	0.8	—
Stock options	—	—	6.5	—	—	—	6.5	—	6.5	—
Performance shares	—	—	13.1	—	—	—	13.1	—	13.1	—
Restricted shares	—	—	0.3	—	(0.1)	—	0.2	—	0.2	—
Exercise of stock options	85,784	0.1	1.2	—	—	—	1.3	—	1.3	—
Issuance of performance shares	309,798	0.4	(4.4)	—	—	—	(4.0)	—	(4.0)	—
Purchase of treasury shares	(3,642)	—	—	—	—	—	—	—	—	—

Balance at December 31, 2010	169,973,544	$212.5	$1,987.8	$1,307.0	$(1.9)	$(63.7)	$3,441.7	$—	$3,441.7	—

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 1: BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Merger Agreement
     On February 10, 2010, Allegheny Energy, Inc. (“AE”) entered into an Agreement and Plan of Merger (as amended on June 4, 2010, the “Merger Agreement”) with FirstEnergy Corp. (“FirstEnergy”) and Element Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of FirstEnergy. The accompanying financial statements do not reflect potential impacts or changes in accounting policies, basis of accounting, carrying values of assets and liabilities or other matters that may result from the completion of AE’s anticipated merger with FirstEnergy. See Note 2, “Merger Agreement” for additional information.
Business Description
     AE (and together with its subsidiaries, “Allegheny”) is an integrated energy business. Allegheny owns and operates electric generation facilities primarily in Pennsylvania, West Virginia and Maryland. Additionally, Allegheny owns transmission assets in Pennsylvania, West Virginia, Maryland and Virginia and provides distribution services to customers in Pennsylvania, West Virginia and Maryland. Allegheny manages its operations through two business segments: Merchant Generation and Regulated Operations. These business segments are also referred to as reportable segments.
     The Merchant Generation segment includes Allegheny’s unregulated electric generation operations including Allegheny Energy Supply Company, LLC (“AE Supply”) and AE Supply’s interest in Allegheny Generating Company (“AGC”). AE Supply owns, operates and controls electric generation capacity and supplies and trades energy and energy-related commodities. AGC owns and sells generation capacity to AE Supply and Monongahela Power Company (“Monongahela”), which own approximately 59% and 41% of AGC, respectively. The Merchant Generation segment is subject to various federal and state regulations but, unlike the Regulated Operations segment, is not generally subject to state regulation of rates.
     The Regulated Operations segment includes the operations of Monongahela, The Potomac Edison Company (“Potomac Edison”) and West Penn Power Company (“West Penn” and, together with Monongahela and Potomac Edison, the “Distribution Companies”), which primarily operate electric transmission and distribution (“T&D”) systems in Pennsylvania, West Virginia and Maryland, as well as transmission in Virginia. Monongahela also owns and operates electric generation facilities in West Virginia and has a 41% interest in AGC. The Distribution Companies are subject to various federal and state regulations, including state regulation of rates.
     The Regulated Operations segment also includes the operations of Trans-Allegheny Interstate Line Company (“TrAIL Company”) and Allegheny’s interests in Potomac-Appalachian Transmission Highline, LLC (“PATH, LLC”). These entities were created to construct or facilitate the construction of high voltage transmission lines and other transmission facilities, including the Trans-Allegheny Interstate Line (“TrAIL”) and the Potomac-Appalachian Transmission Highline (“PATH”). PATH, LLC is a series limited liability company that is comprised of multiple series, each of which has separate rights, powers and duties regarding specified property and the series profits and losses associated with such property. A subsidiary of AE owns 100% of the Allegheny Series and 50% of the West Virginia Series (“PATH-WV”), which is a joint venture with a subsidiary of American Electric Power Company, Inc. (“AEP”). Allegheny accounts for its interest in PATH-WV using the equity method of accounting, effective January 1, 2010. TrAIL Company, PATH-Allegheny and PATH-WV are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). See Note 3, “Recently Adopted and Recently Issued Accounting Standards” for additional information.
     Allegheny Energy Service Corporation (“AESC”) is a wholly owned subsidiary of AE that employs substantially all of Allegheny’s personnel. As of December 31, 2010, AESC employed 4,211 employees, 1,197 of whom were subject to collective bargaining arrangements.
Basis of Presentation
     The accompanying consolidated financial statements include the accounts of AE and its subsidiaries, as well as certain variable interest entities (See Note 23, “Variable Interest Entities,” for additional information). These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates include, but are not limited to, inventory valuation, allowance for doubtful accounts, goodwill, intangible and long-lived asset impairment, unbilled electricity revenue, valuation of derivative and energy contracts, asset retirement obligations, the effects of regulation, long-lived asset recovery, the effects of contingencies and certain assumptions made in accounting for pension and postretirement benefits. The estimates and

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assumptions used are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could ultimately differ from those estimates.
Regulatory Assets and Liabilities
     Under cost-based regulation, regulated utility enterprises generally are permitted to recover their operating expenses and earn a reasonable return on their utility investment.
     Allegheny accounts for its regulated utility operations under regulated utility operations industry specific accounting provisions. The economic effects of regulation can result in a regulated company deferring costs or revenues that have been, or are expected to be, allowed in the rate-setting process in a period different from the period in which the costs, revenues or other comprehensive income would be recognized by an unregulated enterprise. Accordingly, Allegheny records assets and liabilities that result from the regulated rate-making process that would not be recorded under GAAP for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as current and non-current “Regulatory assets” and “Regulatory liabilities.” Allegheny periodically evaluates the applicability of regulated industry specific accounting provisions and considers factors such as regulatory changes and the impact of competition. If regulated industry specific accounting provisions would no longer apply to some portion of Allegheny’s operations, Allegheny would eliminate the related regulatory assets and liabilities and record the impact as an extraordinary item in the statement of income. See Note 7, “Regulatory Assets and Liabilities,” for additional information.
Revenues and Receivables
     Revenues from the sale of generation are recorded in the period in which the electricity is delivered.
     PJM Interconnection, LLC (“PJM”) is a regional transmission organization that operates a competitive wholesale energy market. To facilitate the economic dispatch of Allegheny’s generation, AE Supply and Monongahela sell the power they generate into the PJM market and purchase from the PJM market the power needed to meet their contractual obligations to supply power. PJM power purchases and sales are reported on a net basis.
     Revenues from the sale of electricity to customers of the regulated utility subsidiaries are recognized in the period that the electricity is delivered and consumed by customers, including an estimate for unbilled revenues. Energy billings to individual customers are based on meter readings, which are performed periodically on a systematic basis. At the end of each month, the amount of energy delivered to each customer is estimated based in part on the most recent reading of the customer’s meter, and the Distribution Companies recognize unbilled revenues that reflect these estimates. The unbilled revenue estimates are based on daily generation, purchases of electricity, estimated customer usage by customer type, weather effects, electric line losses and the most recent consumer rates.
     A provision for uncollectible accounts, which is determined based upon Allegheny’s collection experience with its customers, is recorded as a component of operations and maintenance expense.
Fair Value Measurements, Derivative Instruments and Hedging Activities
     Derivative contracts are recorded in Allegheny’s Consolidated Balance Sheets at fair value. Changes in the fair value of the derivative contract are included in revenues on the Consolidated Statements of Income unless the derivative falls within the “normal purchases and normal sales” scope exception or is designated as a cash flow hedge for accounting purposes. The normal purchases and normal sales scope exception requires, among other things, physical delivery in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that are designated as normal purchases and normal sales are accounted for under accrual accounting and, therefore, are not recorded on the balance sheet at fair value. For certain transactions that are designed to hedge the cash flows of a forecasted transaction and that are designated in a hedging relationship, the effective portion of the changes in fair value of the derivative contract is recorded as a separate component of equity under the caption “Accumulated other comprehensive loss” and subsequently reclassified into earnings when the forecasted transaction is settled and impacts earnings. The ineffective portion of the hedge is immediately recognized in earnings.
     Fair values for exchange-traded instruments, principally futures, are based on actively quoted market prices. Fair values are subject to change in the near term and reflect management’s best estimate based on various factors. In establishing the fair value of commodity contracts that do not have quoted prices, such as physical contracts, financial transmission rights (“FTRs”) and swaps, management uses available market data and pricing models to estimate fair values. Estimating the fair values of instruments that do not have quoted market prices requires management’s judgment in determining amounts that could reasonably be expected to be received from, or paid to, a third party in settlement of the instruments. These amounts could be materially different from amounts that might be realized in an actual sale transaction.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Allegheny has netting agreements with various counterparties. These agreements provide the right to set off amounts due from or to the counterparty. In cases in which these netting agreements are in place, Allegheny records the fair value of derivative assets, liabilities and cash collateral and accounts receivable and accounts payable with each counterparty on a net basis. Cash flows associated with derivative contracts are recorded in cash flows from operating activities. See Note 14, “Fair Value Measurements, Derivative Instruments and Hedging Activities,” for additional details regarding energy transacting activities.
Deferred Energy Costs
     Deferred energy costs represent the deferral of certain energy costs from the period in which they were incurred to the period in which such costs are recovered in rates. Allegheny records deferred energy costs relating to the following items:
Expanded Net Energy Cost (“ENEC”)
     In May 2007, the Public Service Commission of West Virginia (the “West Virginia PSC”) issued an order that re-established an annual ENEC method of recovering net power supply costs, including fuel costs, purchased power costs, including purchased power costs associated with the Grant Town PURPA generation facility and other related expenses, net of related revenue and interest earnings on the Fort Martin Scrubber project escrow fund. Under the ENEC, actual costs and revenues are tracked for under and/or over recoveries, and revised ENEC rate filings are made on an annual basis. Any under and/or over recovery of costs, net of related revenues, is deferred, for subsequent recovery or refund, as a regulatory asset or regulatory liability, with the corresponding impact on the Consolidated Statements of Income reflected within “Deferred energy costs, net.” See Note 5, “Rates and Regulation,” and Note 7, “Regulatory Assets and Liabilities,” for additional information.
Market-based Generation Costs
     Potomac Edison is authorized by the Public Service Commission of Maryland (the “Maryland PSC”) to recover the costs of the generation component of power sold to certain residential, commercial and industrial customers who did not choose a third-party alternative generation provider. A regulatory asset or liability is recorded on Potomac Edison’s balance sheet for any under-recovery or over-recovery of the generation component of costs charged to these customers.
AES Warrior Run PURPA Generation Facility
     To satisfy certain of its obligations under the Public Utility Regulatory Policies Act of 1978 (“PURPA”), Potomac Edison entered into a long-term contract beginning July 1, 2000 to purchase capacity and energy from the AES Warrior Run PURPA generation facility through the beginning of 2030. Potomac Edison is authorized by the Maryland PSC to recover all contract costs from the AES Warrior Run PURPA generation facility, net of any revenues received from the sale of AES Warrior Run output into the wholesale energy market, by means of a retail revenue surcharge (the “AES Warrior Run Surcharge”). Any under-recovery or over-recovery of net costs is being deferred pending subsequent recovery from, or return to, customers through adjustments to the AES Warrior Run Surcharge.
Debt Issuance Costs
     Costs incurred to issue debt are recorded as deferred charges on the Consolidated Balance Sheets. These costs are amortized over the term of the related debt instrument primarily using the effective interest method.
Common Services and Intercompany Transactions
     Common Services. Substantially all of Allegheny’s personnel are employed by AESC, which performs services at cost for other Allegheny entities and makes payments on behalf of Allegheny entities. Each entity is responsible for its share of the cost of services provided by AESC and payments made by AESC on behalf of the entities.
     Income Taxes. AE and its subsidiaries file a consolidated federal income tax return. Federal income tax expense (benefit) and tax assets and liabilities are allocated among AE and its subsidiaries generally in proportion to the taxable income of each participant, except that no subsidiary pays tax in excess of its separate return income tax liability.
     Power Sales and Purchases. AE Supply provides power to Potomac Edison and West Penn to satisfy a portion of the power necessary to meet their respective retail load. AE Supply and Monongahela purchase all of AGC’s capacity in the Bath County generation facility under a “cost-of-service formula” wholesale rate schedule approved by FERC on a proportionate basis, based on their respective equity ownership of AGC. Additionally, Monongahela sells Potomac Edison the power necessary to service its West Virginia customers.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Leases. West Penn and Monongahela own property, including buildings and software, that they lease primarily to AESC for its use in providing services to AE and its affiliates.
Long-Lived Assets
Property, Plant and Equipment
     Property, plant and equipment (“property”) is recorded at original cost. This cost includes direct labor, materials and indirect costs, such as operation, maintenance and depreciation of transportation and construction equipment, taxes, postretirement benefits and other benefits related to employees to the extent they are engaged in construction. In addition, property subject to rate regulation includes an allowance for funds used during construction on property for which construction work in progress is not included in rate base. Property not subject to rate regulation includes capitalized interest during the construction period.
     Upon retirement of property, no gain or loss is generally recognized and the original cost of the property less salvage is charged to accumulated depreciation. The cost of removal of regulated property is charged to the related regulatory liability or regulatory asset, and the cost of removal of unregulated property, for which no asset retirement obligation (“ARO”) has been recorded, is expensed as incurred.
     Allegheny capitalizes the cost of software developed for internal use. These costs are amortized on a straight-line basis over the expected useful life of the software.
Depreciation and Maintenance
     Depreciation expense is determined generally on a straight-line group method over the estimated service lives of depreciable assets for unregulated operations. For regulated utility operations, depreciation expense is determined using a straight-line group method in accordance with currently enacted regulatory rates. Under the straight-line group method, plant components are categorized as “retirement units” or “minor items of property.” As retirement units are replaced, the cost of the replacement is capitalized and the original component is retired. Replacements of minor items of property are expensed as maintenance. Depreciation expense was approximately 2.5% of average depreciable property in 2010 and 2.3% of average depreciable property in 2009 and 2008. Estimated service lives for generation, T&D and other property at December 31, 2010 were as follows:

Years
Generation property:
Steam scrubbers and equipment	43-65
Steam generator units	45-80
Internal combustion units	40-44
Hydroelectric dams and facilities	50-152
Transmission and distribution property:
Electric equipment	10-100
Easements	70-100
Other property:
Office buildings and improvements	42-60
General office and other equipment	10-25
Vehicles and transportation	7-25
Computers, software and information systems	5-20
     The cost of repairs, maintenance including planned major maintenance activities, and minor replacements of property are charged to maintenance expense as incurred.
Capitalized Interest and Allowance for Funds Used During Construction (“AFUDC”)
     For non-regulated companies, Allegheny capitalizes interest costs associated with construction activities. The average interest capitalization rates in 2010, 2009, and 2008 were 6.9%, 6.0% and 6.6%, respectively. Allegheny capitalized $2.7 million, $25.9 million, and $34.6 million of interest during 2010, 2009, and 2008, respectively.
     AFUDC is a component of the construction of Property, Plant and Equipment defined in the applicable regulatory uniform system of accounts as representing “the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used.” AFUDC is capitalized in those instances in which the related construction work in progress is not included in rate base in the rate setting process and is reflected in the Consolidated Statements of Income as a reduction to Interest expense and Other income (expense), net to the extent it relates to borrowed funds and other funds used in construction, respectively. Rates used by the regulated subsidiaries in computing AFUDC in 2010, 2009 and 2008 averaged 8.3%, 7.3% and 7.2%, respectively. Allegheny recorded AFUDC of $9.6 million in 2010, $8.3 million in 2009 and $6.6 million in 2008, of which $6.3

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
million, $5.0 million and $3.7 million was reflected in “Other income (expense), net” and $3.3 million, $3.3 million and $2.9 million was reflected as a reduction to “Interest expense” in 2010, 2009 and 2008, respectively.
Asset Impairment
     Allegheny’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations. If the carrying amount of the asset exceeds the expected undiscounted future cash flows to be generated by the asset, an impairment loss is recognized, and the asset is written down to its fair value. Allegheny did not record any impairment charges during 2010, 2009 or 2008.
Asset Retirement Obligations and Cost of Removal
     A liability for the fair value of an asset retirement obligation (“ARO”) is recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as a part of the carrying amount of the long-lived assets. The asset retirement cost is subsequently charged to expense over its useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, or as an adjustment to the related regulatory asset or regulatory liability. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or decrease in the asset retirement cost and ARO. When settled, actual costs to retire the asset are charged against the recorded ARO liability.
     In addition, the Distribution Companies and TrAIL Company recover cost of removal (“COR”) for property, plant and equipment in their rates. In some jurisdictions, the recovery is provided prior to the time of asset retirement, in which case, the amounts collected are recorded as a regulatory liability. When incurred, COR costs are charged to the regulatory liability. In other jurisdictions, the amounts are recovered only after being incurred, in which case, the COR costs incurred are recorded as a regulatory asset until recovered.
Goodwill and Intangible Assets
     Goodwill represents the acquisition cost of a business combination in excess of fair value of tangible and intangible assets acquired, less liabilities assumed. Recorded goodwill is not amortized, but is tested for impairment at least annually. Other intangible assets with finite lives are amortized over their useful lives and tested for impairment when events or circumstances warrant. See Note 18, “Goodwill and Intangible Assets” for additional information.
Investments in Unconsolidated Affiliates
     Investments in unconsolidated affiliates are typically accounted for under the equity method of accounting. The income or loss on such investments is recorded in “Other income (expense), net” in the Consolidated Statements of Income. Investments in unconsolidated affiliates at December 31, 2010 primarily consisted of $23.6 million relating to PATH-WV, which Allegheny consolidated until January 1, 2010, and Allegheny’s investment of $23.7 million, through AE Supply, in Buchanan Generation LLC. Investments in unconsolidated affiliates at December 31, 2009, primarily consisted of Allegheny’s investment, through AE Supply, in Buchanan Generation LLC of $24.1 million. See Note 23, “Variable Interest Entities” for information relating to variable interest entities.
Cash Equivalents
     For purposes of the Consolidated Statements of Cash Flows and Consolidated Balance Sheets, investments in money market funds and highly liquid investments purchased with original maturities of three months or less are considered to be the equivalent of cash.
Restricted Funds
     At December 31, 2010 and 2009, Allegheny had current restricted funds of $46.9 million and $25.9 million, respectively. Current restricted funds at December 31, 2010 included $25.0 million of funds collected from West Virginia customers that will be used to service the environmental control bonds issued in connection with the construction of the flue gas desulfurization equipment (“Scrubbers”) at Fort Martin, $19.3 million of medical benefit trust assets and $2.6 million of contractually restricted bid assurances. Current restricted funds at December 31, 2009 included $20.6 million of funds collected from West Virginia customers that will be used to service the environmental control bonds issued in connection with the construction of Scrubbers at the Fort Martin generating facility and $5.3 million of intangible transition charges collected from West Penn customers related to Pennsylvania transition costs. In addition, at December 31, 2010 and 2009, Allegheny had long-term restricted funds of $29.4 million and $60.2 million, respectively. Long-term restricted funds at December 31, 2010 included $29.4 million of funds relating to proceeds from the issuance of ratepayer obligation bonds issued in connection with the construction of Scrubbers at the Fort Martin generating facility. Long-term restricted funds at December 31, 2009 included $10.3 million of funds remaining from the $235 million Pennsylvania Development

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Financing Authority bond issued in connection with the construction and installation of Scrubbers at the Hatfield’s Ferry generating facility, $49.6 million of funds relating to proceeds from the issuance of ratepayer obligation bonds issued in connection with the construction of Scrubbers at the Fort Martin generating facility and $0.3 million of escrow funds related to the Scrubber construction projects.
Collateral Deposits
     Allegheny posts collateral with counterparties, including PJM, for certain transactions and transmission and transportation tariffs. Approximately $30.7 million and $20.8 million of cash collateral deposits were included in current assets at December 31, 2010 and 2009, respectively. Approximately $6.5 million and $3.1 million of cash collateral deposits were netted against derivative liabilities on the Consolidated Balance Sheets at December 31, 2010 and 2009, respectively.
     In addition, no collateral deposits were netted against derivative assets on the Consolidated Balance Sheets at December 31, 2010, and approximately $27.5 million of counterparty collateral deposits were netted against derivative assets on the Consolidated Balance Sheets at December 31, 2009.
Inventory
     Allegheny records materials, supplies and fuel inventory, including emission allowances, using the average cost method.
Income Taxes
     Allegheny computes income taxes under the liability method. Deferred income tax balances are generally determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Tax benefits are recognized in the financial statements when it is more likely than not that a tax position will be sustained upon examination by the tax authorities based on the technical merits of the position. Such tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.
     Deferred income tax assets have also been recorded on the tax effects of net operating losses that are more likely than not to be realized through future operations and through the reversal of existing temporary differences. Allegheny has deferred investment tax credits associated with its regulated business and assets previously held by its regulated business. These investment tax credits are amortized to income on a straight-line basis over the life of the assets. See Note 8, “Income Taxes” for additional information.
Taxes Collected from Customers and Remitted to Governmental Authorities
     Allegheny records taxes collected from customers, which are directly imposed on a transaction with that customer, on a net basis. That is, in instances in which Allegheny acts as a collection agent for a taxing authority by collecting taxes that are the responsibility of the customer, Allegheny records the amount collected as a liability and relieves such liability upon remittance to the taxing authority without impacting revenues or expenses.
Pension and Other Postretirement Benefits
     Allegheny sponsors a noncontributory, defined benefit pension plan covering substantially all employees, including officers. Benefits are based on each employee’s years-of-service and compensation. Allegheny also maintains a Supplemental Executive Retirement Plan for certain senior executives. Allegheny also provides subsidies for medical and life insurance plans for eligible retirees and dependents. Eligible retirees are charged premiums for medical coverage based on plan provisions, including age and years-of-service.
     Pension and other postretirement benefit expense is determined by an actuarial valuation, based on assumptions that are evaluated annually.
     See Note 12, “Pension Benefits and Postretirement Benefits Other Than Pensions” for additional information.
Stock-Based Compensation
     Share-based payments are generally measured at fair value on the date of grant and are expensed over the requisite service period. For options, Allegheny is entitled to income tax deductions in an amount equal to the fair value of shares on the date of the option exercise less the option exercise price. To the extent that the income tax deduction exceeds the cumulative compensation expense recorded for book purposes, the tax effect of the excess (referred to as a windfall tax benefit) is recorded as a credit to stockholders’ equity when the tax benefit is realized. See Note 11, “Stock-Based Compensation” for additional information.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Accumulated Other Comprehensive Loss
     The components of accumulated other comprehensive loss, included in the shareholders’ equity section of the Consolidated Balance Sheets, were as follows:

	December 31,
(In millions)	2010	2009
Cash flow hedges, net of tax of $6.4 million and $(10.8) million, respectively	$10.4	$(16.8)
Net unrecognized pension and other benefit plan costs, net of tax of $(49.3) million and $(49.7) million, respectively	(74.1)	(73.1)

Total	$(63.7)	$(89.9)

NOTE 2: MERGER AGREEMENT
     Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AE (the “Merger”), with AE continuing as the surviving corporation and becoming a wholly owned subsidiary of FirstEnergy. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and be tax-free to AE stockholders. Pursuant to the Merger Agreement, upon completion of the Merger, each issued and outstanding share of AE’s common stock, including grants of restricted stock, would automatically be converted into the right to receive 0.667 of a share of common stock of FirstEnergy. This ratio is fixed, and the Merger Agreement does not provide for any adjustment to reflect stock price changes prior to completion of the Merger.
     Pursuant to the Merger Agreement, completion of the Merger is subject to various customary conditions, including (i) approvals by shareholders of both companies; (ii) the SEC’s clearance of a registration statement registering the FirstEnergy common stock to be issued in connection with the merger; (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976; (iv) receipt of all required regulatory approvals, including approvals by FERC and state public service and utility commissions in Virginia, Maryland, Pennsylvania and West Virginia; (v) the absence of any governmental action challenging or seeking to prohibit the Merger and (vi) the absence of any material adverse effect with respect to either Allegheny or FirstEnergy.
     Shareholder Approvals. On July 16, 2010, FirstEnergy’s registration statement on Form S-4 containing a joint proxy statement/prospectus relating to the proposed Merger was declared effective by the SEC, and AE stockholders and FirstEnergy shareholders approved the various proposals related to the Merger in separate shareholder meetings on September 14, 2010.
     Hart-Scott-Rodino. On January 7, 2011, the U.S. Department of Justice (the “DOJ”) notified AE and FirstEnergy that it had completed its review of the proposed Merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and closed its investigation.
     FERC. On December 16, 2010, FERC approved the proposed Merger.
     Virginia SCC. The Virginia SCC issued a decision approving the proposed Merger on September 9, 2010.
     West Virginia PSC. On November 3, 2010, AE and FirstEnergy filed a comprehensive settlement with the West Virginia PSC that resolved all issues raised by the parties in the merger proceedings in West Virginia. The settlement includes certain commitments that will apply if the proposed Merger is completed, including: a commitment to maintain a regional headquarters for Allegheny’s West Virginia utility operations within Monongahela’s service territory; $7.5 million in rate reductions over a two-year period for Allegheny’s West Virginia customers; a commitment to maintain customer call center operations in Fairmont, West Virginia for at least five years; additional funding totaling $500,000 over a four-year period for Dollar Energy Fund in West Virginia and an agreement that certain merger-related costs will not be recoverable in customer rates. The West Virginia PSC approved the settlement and the proposed Merger on December 16, 2010.
     Maryland PSC. On December 1, 2010, AE and FirstEnergy filed a comprehensive settlement with the Maryland PSC that addressed the issues raised by 10 parties to the merger proceedings in Maryland. The settlement includes certain commitments that will apply if the proposed Merger is completed, including a commitment to maintain a regional headquarters for Potomac Edison’s Maryland service territory, $6.5 million in rate reductions over a four-year period for Potomac Edison’s Maryland customers and an agreement that certain merger-related costs will not be recoverable in customer rates. The Maryland PSC approved the settlement and the proposed Merger on January 18, 2011, subject to certain conditions, including crediting residential customers for the $6.5 million rate reduction within the first three months following the Merger.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Pennsylvania PUC. On October 22, 2010, AE and FirstEnergy filed a comprehensive settlement with the Pennsylvania PUC that addresses the issues raised by 18 parties to the merger proceedings in Pennsylvania. The settlement includes certain commitments that will apply if the proposed Merger is completed, including commitments related to employment levels, including a five-year commitment to maintain certain minimum employment levels in Greensburg and Westmoreland County, an approximately $11 million in distribution rate credits for West Penn customers, a $6.19 million credit for certain West Penn customers for costs related to energy-efficiency and conservation programs due to recently proposed changes in West Penn’s smart meter implementation plan and an agreement that certain merger-related costs will not be recoverable in customer rates. The settlement is subject to approval by the Pennsylvania PUC and does not resolve issues raised by certain parties who did not join in the settlement.
     AE and FirstEnergy currently anticipate completing the proposed Merger in the first quarter of 2011.
NOTE 3: RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS
Consolidations and Variable Interest Entities
     Allegheny adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2009-17 (Consolidations Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” on January 1, 2010. Under this new guidance, consolidation of a variable interest entity (“VIE”) is required by an enterprise (the “primary beneficiary”), if any, that is determined qualitatively to have both the power to direct the activities that most significantly impact the VIE’s economic success and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Under the prior guidance, the primary beneficiary (consolidator) of a VIE was the party that absorbed a majority of the expected losses or the majority of the expected residual returns of the VIE using a quantitative analysis.
     Through December 31, 2009, Allegheny consolidated PATH-WV for financial statement purposes, because Allegheny determined that PATH-WV was a VIE and that Allegheny was its primary beneficiary under the prior accounting standard. Under the new accounting standard, Allegheny determined that it is not the primary beneficiary of PATH-WV, and therefore deconsolidated PATH-WV for financial statement purposes, effective January 1, 2010. Allegheny did not retrospectively apply this new guidance by deconsolidating PATH-WV in its financial statements for periods prior to January 1, 2010. The deconsolidation of PATH-WV did not impact retained earnings or net income attributable to AE. See Note 23, “Variable Interest Entities,” for additional information.
Fair Value Measurements and Disclosures
     Allegheny adopted the FASB’s ASU No. 2010-06, “Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements” in January 2010. The ASU added new requirements for disclosures about transfers into and out of fair value Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The ASU also clarified existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Allegheny’s adoption of this ASU did not affect its results of operations or financial position.
NOTE 4: SALE OF VIRGINIA DISTRIBUTION BUSINESS
     On June 1, 2010, Potomac Edison sold its electric distribution business in Virginia (the “Virginia distribution business”) to Rappahannock Electric Cooperative and Shenandoah Valley Electric Cooperative. Cash proceeds from the sale were approximately $317 million, resulting in a pre-tax gain of approximately $45 million.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Virginia distribution business was included in the Regulated Operations segment. Assets and liabilities relating to the Virginia distribution business were classified as “held for sale” in Allegheny’s consolidated balance sheet, and depreciation expense on those assets ceased, as of May 1, 2009. The operating results of the Virginia distribution business have not been reported as discontinued operations, because AE Supply will continue to provide the majority of the power to serve the customers of this business through June 30, 2011 under a power sales agreement. Assets held for sale and liabilities associated with assets held for sale at December 31, 2009 were as follows:

December 31,
(In millions)	2009
Current Assets:
Accounts receivable	$31.2
Materials and supplies	0.7
Regulatory assets	0.5

Total current assets	32.4
Property, Plant and Equipment:
Distribution property, plant and equipment	344.9
Accumulated depreciation	(91.2)

Property, plant and equipment, net	253.7

Total assets held for sale	$286.1

Current Liabilities:
Customer deposits	$5.5
Regulatory liabilities	3.7
Other	0.9

Total current liabilities	10.1
Deferred Credits and Other Liabilities:
Regulatory liabilities	51.8
Other	1.3

Total deferred credits and other liabilities	53.1

Total liabilities associated with assets held for sale	$63.2

     In connection with the sale, Potomac Edison agreed to contribute $27.5 million between July 1, 2011 and July 1, 2014 to reduce the impact of any future rate increases and the obligation for such contributions was included in the calculation of the gain on the sale of this business. On December 31, 2010, Potomac Edison purchased Shenandoah Valley Electric Cooperative’s West Virginia distribution business for approximately $14.5 million, subject to certain post-closing adjustments.
NOTE 5: RATES AND REGULATION
Pennsylvania
     Rates. Rate caps on transmission services in Pennsylvania expired on December 31, 2005. Distribution rate caps were also scheduled to expire on December 31, 2005 and generation rate caps were scheduled to expire on December 31, 2008. By order entered May 11, 2005, the Pennsylvania Public Utility Commission (the “Pennsylvania PUC”) approved an extension of generation rate caps for West Penn customers from 2008 to 2010 and provided for increases in generation rates in 2007, 2009 and 2010, in addition to previously approved rate cap increases for 2006 and 2008. The order also extended distribution rate caps from 2005 to 2007, with an additional rate cap in place for 2009 at the rate in effect on January 1, 2009. The intent of this transition plan was to gradually move generation rates closer to market prices. T&D rates for all customers are subject to traditional regulated utility ratemaking (i.e., cost-based rates). West Penn’s transition period ended for the majority of its customers on December 31, 2010, when its generation rate caps expired.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Advanced Metering and Demand-Side Management Initiatives. In October 2008, Pennsylvania adopted Act 129, which includes a number of measures relating to conservation, demand-side management and power procurement processes. Act 129 requires each electric distribution company (“EDC”) with more than 100,000 customers to adopt a plan, approved by the Pennsylvania PUC, to reduce, by May 31, 2011, electric consumption by at least one percent of its expected consumption for June 1, 2009 through May 31, 2010. By May 31, 2013, the total annual weather-normalized consumption is to be reduced by a minimum of three percent, and peak demand is to be reduced by a minimum of four and one-half percent of the EDC’s annual system peak demand. Act 129 also:
•	directed the Pennsylvania PUC to adopt an energy conservation and efficiency program to require EDCs to develop and file, by July 1, 2009, plans to reduce energy demand and consumption; and

•	required EDCs to file a plan for “smart meter” technology procurement and installation in August 2009.
     West Penn expects to incur significant capital expenditures to comply with these requirements.
     Act 129 also requires EDCs to obtain energy through a prudent mix of contracts, with an emphasis on competitive procurement. The Act includes a “grandfather” provision for West Penn’s procurement and rate mitigation plan, which was previously approved by the Pennsylvania PUC.
     In June 2009, West Penn filed its Energy Efficiency and Conservation (“EE&C”) Plan containing 22 programs to meet its Act 129 demand and consumption reduction obligations. The proposed programs cover most energy-consuming devices of residential, commercial and industrial customers. The EE&C Plan also proposed a reconcilable surcharge mechanism to obtain full and current cost recovery of the EE&C Plan costs as provided in Act 129. The EE&C Plan projected an aggregated cost of the energy efficiency measures in the amount of approximately $94.3 million through mid 2013. A hearing concerning West Penn’s EE&C Plan was held August 19, 2009.
     The Pennsylvania PUC approved West Penn’s EE&C Plan, in large part, by Opinion and Order entered October 23, 2009. The new programs approved by the Pennsylvania PUC include: rebates for customers who purchase high efficiency appliances, lighting and heating and cooling systems; residential home audits and rebates toward implementing audit recommendations; home audit, weatherization and air conditioner replacement programs for low-income customers; new rate options that will provide financial incentives for customers to lower their demand for electricity or shift their usage to lower-priced times; incentives for customers who install in-home devices that reduce electric usage when demand is highest; and various programs for commercial, industrial, government and non-profit customers to increase energy efficiency and conservation. The Pennsylvania PUC also approved West Penn’s proposal to recover its EE&C Plan costs on a full and current basis via an automatic surcharge to customers’ bills, subject to an annual reconciliation mechanism.
     The Pennsylvania PUC declined to approve West Penn’s proposed distributed generation program and West Penn’s proposed contract demand response program and encouraged West Penn to submit revisions to both programs. On December 21, 2009, West Penn filed an Amended EE&C Plan as directed by the Pennsylvania PUC, in which it added a new customer resources demand response program intended to replace the previously proposed distributed generation and contract demand programs. The Pennsylvania PUC reviewed West Penn’s amended Plan at its public meeting on February 11, 2010 and ordered West Penn to file an amended plan within 60 days to include additional detail on the costs associated with the previously approved customer load response program and the new customer resources demand response program.
     On August 14, 2009, West Penn filed its Smart Meter Technology Procurement and Installation Plan. The Plan provided for extensive deployment of smart meter infrastructure with replacement of all of West Penn’s approximately 725,000 meters by the end of 2014. On December 18, 2009, West Penn filed a motion to reopen the evidentiary record to submit an alternative smart meter plan proposing, among other things, a less rapid deployment of smart meters. On January 13, 2010, the Pennsylvania PUC granted the motion to reopen the record and remanded the proceeding to the ALJ. The Pennsylvania PUC also waived the late January 2010 deadline by which the ALJ’s recommended decision would have been required. The hearing was held on March 16, 2010, and on May 6, 2010, the ALJ issued a decision finding that West Penn’s alternative smart meter deployment plan, which contemplated deployment of 375,000 smart meters by May 2012, complied with the requirements of Act 129 and recommended approval of the alternative plan, including West Penn’s proposed cost recovery mechanism, by the Pennsylvania PUC.
     However, in light of the significant expenditures that would be associated with its smart meter deployment plans and related infrastructure upgrades as previously proposed, as well as its evaluation of recent Pennsylvania PUC decisions approving less rapid deployment proposals by other EDCs, West Penn undertook to re-evaluate its Act 129 compliance strategy, including both its plans with respect to smart meter deployment and certain smart meter dependent aspects of the EE&C Plan. On July 21, 2010, the Pennsylvania PUC issued an order, in response to West Penn’s request, to stay West Penn’s smart meter implementation proceedings for a period of 90 days. On September 10, 2010, West Penn filed an Amended EE&C Plan that is less reliant on smart meter deployment and emphasized non-smart meter programs to meet the conservation and demand reduction requirements of Act 129.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Additionally, on October 19, 2010, West Penn and Pennsylvania’s Office of Consumer Advocate filed a Joint Petition for Settlement addressing West Penn’s smart meter implementation plan with the Pennsylvania PUC. Under the terms of the proposed Settlement, West Penn proposes to decelerate its previously contemplated smart meter deployment schedule, targeting the installation of an estimated 25,000 smart meters, based on customer requests, by mid-2012, in support of its EE&C Plan. Thereafter, West Penn proposes to install an additional 15,000 smart meters by 2013 and an additional 60,000 smart meters between 2013 and 2016. The proposed Settlement also contemplates that West Penn take advantage of the 30-month grace period authorized by the Pennsylvania PUC to continue its efforts to re-evaluate its full-scale smart meter deployment plans, and that it file a revised smart meter implementation plan reflecting those efforts, including its proposed plans for full-scale deployment of smart meters, which West Penn currently anticipates filing in June 2012. Under the terms of the proposed Settlement, West Penn would be permitted to recover certain previously-incurred and anticipated smart-meter related expenditures through a levelized customer surcharge, with certain expenditures amortized over a ten-year period and other expenditures amortized through 2017, in each case with interest on deferred amounts. Additionally, West Penn would be permitted to seek recovery of certain other costs as part of its revised smart meter implementation plan for full-scale deployment that it currently intends to file in June 2012 or in a future base distribution rate case. On December 8, 2010, the Pennsylvania PUC directed that the smart meter implementation proceeding be referred to the Administrative Law Judge for further proceedings to ensure that the impact of the proposed merger with FirstEnergy is considered and that the Joint Petition for Settlement filed in October 2010 had adequate support in the record.
     On December 17, 2010, an Administrative Law Judge issued a Recommended Decision that the Amended EE&C Plan filed by West Penn in September 2010 be approved. By order entered January 13, 2011, the Pennsylvania PUC approved West Penn’s Amended EE&C plan.
     West Penn’s actual cost to implement smart meter infrastructure may vary from its previous estimates as a result of changes in its procurement and installation plan as ultimately approved by the Pennsylvania PUC and the timing of that approval, among other factors.
West Virginia
     Rates. Rates in West Virginia are subject to traditional regulated utility ratemaking (i.e., cost-based rates).
     Rate Case. On August 13, 2009, Monongahela and Potomac Edison filed with the West Virginia PSC a request to increase retail rates by approximately $122.1 million annually, effective June 10, 2010. On January 12, 2010, Monongahela and Potomac Edison filed supplemental testimony discussing a tax treatment change that would result in a revenue requirement that is approximately $7.7 million lower than the requirement included in the original filing. In addition, in December 2009, subsidiaries of Monongahela and Potomac Edison completed a securitization transaction to finance certain costs associated with the installation of Scrubbers at the Fort Martin generating station, which costs would otherwise have been included in the request for rate recovery. Consequently, Monongahela and Potomac Edison ultimately requested an increase in retail rates of approximately $95 million, rather than $122.1 million, annually. On April 2, 2010, Monongahela and Potomac Edison filed with the West Virginia PSC a Joint Stipulation and Agreement of Settlement reached with the other parties in the proceeding that provided for:
•	a $40 million annualized base rate increase effective June 29, 2010;

•	a deferral of $9 million of February 2010 storm restoration expenses in West Virginia over a maximum five-year period;

•	an additional $20 million annualized base rate increase effective in January 2011;

•	a decrease of $20 million in ENEC rates effective January 2011, which amount is deferred for later recovery in 2012; and

•	a moratorium on filing for further increases in base rates before December 1, 2011, except under specified circumstances.
     The West Virginia PSC approved the Joint Petition and Agreement of Settlement on June 25, 2010.
     Annual Adjustment of Fuel and Purchased Power Cost Rates. On August 29, 2008, Monongahela and Potomac Edison filed with the West Virginia PSC a request to increase retail rates by approximately $173 million annually to reflect expected increases in fuel and purchased power costs during 2009 and under-recovery of past costs through June 2008. The new rates, proposed to become effective January 1, 2009, were submitted pursuant to the schedule for annual fuel and purchased power cost reviews in connection with Monongahela’s and Potomac Edison’s purchased power cost recovery clause in West Virginia. On December 29, 2008, the West Virginia PSC issued an order approving a settlement agreement among Allegheny, the Consumer Advocate Division, the Staff of the West Virginia PSC and the West Virginia Energy Users Group, pursuant to which Allegheny’s rates in West Virginia were increased by $142.5 million annually beginning on January 1, 2009.
     On September 1, 2009, Monongahela and Potomac Edison filed their annual fuel adjustment request with the West Virginia PSC, requesting a rate increase of $143.2 million to reflect increases in their unrecovered balances of fuel and purchased power costs that have accrued through June 2009 and projected increases through June 2010. The new rates were submitted pursuant to the schedule for annual fuel and purchased power cost reviews. On December 2, 2009, the parties to the proceeding filed a Joint

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stipulation providing that Monongahela and Potomac Edison would receive an increase of $118 million, effective January 1, 2010, plus deferred recovery of an additional $23.1 million effective January 1, 2011, with carrying charges of 6% on the deferred amount. The West Virginia PSC approved the Joint Stipulation on December 29, 2009.
Maryland
     Rates. In 1999, Maryland adopted electric industry restructuring legislation, which gave Potomac Edison’s Maryland retail electric customers the right to choose their electricity generation supplier. In 2000, Potomac Edison transferred its Maryland generation assets to AE Supply but remained obligated to provide standard offer generation service, or “SOS,” at capped rates to residential and non-residential customers for various periods. The longest such period, for residential customers, expired on December 31, 2008. As discussed below, Potomac Edison has implemented a rate stabilization plan to transition customers from capped generation rates to rates based on market prices. T&D rates for all customers are subject to traditional regulated utility ratemaking (i.e., cost-based rates).
     Rate Stabilization. In special session on June 23, 2006, the Maryland legislature passed emergency legislation, directing the Maryland PSC to, among other things, investigate options available to Potomac Edison to implement a rate mitigation or rate stabilization plan for SOS to protect its residential customers from rate shock in connection with the January 1, 2009 expiration of generation rate caps.
     In December 2006, Potomac Edison filed with the Maryland PSC a proposed Rate Stabilization Ramp-Up Transition Plan designed to transition residential customers from capped generation rates to rates based on market prices. Under the plan as approved by the Maryland PSC, residential customers who did not elect to opt out of the program began paying a surcharge in June 2007. The application of the surcharge resulted in an overall rate increase of approximately 15% in 2007 and 13% in 2008. With the expiration of the residential generation rate caps and the move to generation rates based on market prices on January 1, 2009, the surcharge converted to a credit on customers’ bills. Funds collected through the surcharge during 2007 and 2008, plus interest, were returned to customers as a credit on their electric bills through December 2010, thereby reducing the effect of the rate cap expiration. The resulting rate increase in 2009 was 11.3%, and the rate change approved in 2009 for 2010 was actually a decrease of 2.5%. Of Potomac Edison’s approximately 219,000 residential customers in Maryland, as of December 31, 2010, approximately 21.5% elected to opt-out of, or are not eligible for, Potomac Edison’s plan.
     Advanced Metering and Demand Side Management Initiatives. On September 28, 2007, the Maryland PSC issued an order in this case that required the utilities to file detailed plans for how they will meet the “EmPOWER Maryland” proposal that in Maryland electric consumption be reduced by 10% and electricity demand be reduced by 15%, in each case by 2015. On October 26, 2007, Potomac Edison filed its initial report on energy efficiency, conservation and demand reduction plans in connection with this order. The Maryland PSC conducted hearings on Potomac Edison’s and other utilities’ plans in November 2007 and further hearings on May 7, 2008.
     In a related development, the Maryland legislature in 2008 adopted a statute codifying the EmPOWER Maryland goals and setting a deadline of September 1, 2008 for the utilities to file comprehensive plans for attempting to achieve those goals. Potomac Edison filed its proposals on August 29, 2008, asking the Maryland PSC to approve seven programs for residential customers, five programs for commercial, industrial, and governmental customers, a customer education program, and a pilot deployment of Advanced Utility Infrastructure (“AUI”) that Allegheny has previously been testing in West Virginia. On December 31, 2008, the Maryland PSC issued an order approving some of Potomac Edison’s programs and directing that others be redesigned. Potomac Edison filed its revised programs on March 31, 2009, with new cost and benefit information. The Maryland PSC approved the programs on August 6, 2009, and approved cost recovery for the programs on October 6, 2009. Expenditures are expected to be approximately $101 million and will be recovered over the next six years. Meanwhile, the AUI pilot was placed on a separate track and is currently being re-examined after discussion with the Staff of the Maryland PSC and other stakeholders.
     See Note 6, “Transmission Expansion,” for information regarding rates and regulation related to the PATH and TrAIL projects.
NOTE 6: TRANSMISSION EXPANSION
Trans-Allegheny Interstate Line
     TrAIL is a 500 kV high voltage line that is to extend from southwestern Pennsylvania through West Virginia to a point of interconnection with Virginia Electric and Power Company (“Dominion”) in northern Virginia. In addition, TrAIL Company and Dominion will jointly own an approximately 30-mile 500 kV line segment that Dominion will construct in Virginia. TrAIL is scheduled to be completed and placed in service no later than June 2011.
     In June 2006, the board of directors of PJM approved TrAIL and designated Allegheny to build the Allegheny Power Zone (the “AP Zone”) portion of the line. PJM, which is a regional transmission operator, is responsible for the operation of, and reliability

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
planning for, the transmission network in the PJM region and included the new line in its 2006 regional transmission expansion plan. In October 2006, Allegheny formed TrAIL Company as the entity responsible for financing, constructing, owning, operating and maintaining the new line.
     In addition to TrAIL, other TrAIL Company projects include a new static volt-ampere reactive power compensator at the Black Oak substation, upgrades and/or replacements of transformers and/or buses at other substations and the construction of a new transmission operations center located in West Virginia, which was completed in 2010.
Potomac-Appalachian Transmission Highline
     In June 2007, the board of PJM directed the construction of the PATH Project, a high-voltage transmission line project. In September 2007, Allegheny and AEP formed PATH, LLC to construct and operate PATH. PATH, LLC is a series limited liability company. The “West Virginia Series” is owned equally by Allegheny and a subsidiary of AEP. The “Allegheny Series” is 100% owned by Allegheny.
     The PATH Project is comprised of a 765 kV transmission line that is proposed to extend from West Virginia through Virginia and into Maryland, modifications to an existing substation in Putnam County, West Virginia, and the construction of new substations in Hardy County, West Virginia and Frederick County, Maryland.
     PJM initially authorized construction of PATH in June 2007 and, on June 17, 2010, requested that PATH, LLC proceed with all efforts related to the PATH Project, including state regulatory proceedings, assuming a required in-service date of June 2015. In December 2010, PJM advised that its 2011 Load Forecast Report included load projections that are different from previous forecasts and that may have an impact on the proposed in-service date for the PATH Project. If after further analysis PJM determines that the PATH Project is not required by June 2015 to address potential NERC reliability violations, it may delay the required in-service date for PATH to a later date or indefinitely, or it may suspend or cancel the project.
     Applications requesting authorization to construct the PATH Project are currently pending before state commissions in West Virginia, Maryland and Virginia. Allegheny anticipates that decisions by the state commissions on these applications will be issued in the third quarter of 2011 in Virginia and Maryland and in the first quarter of 2012 in West Virginia.
     See Note 23, “Variable Interest Entities,” for additional information relating to PATH-WV.
Federal Regulation and Rate Matters
     TrAIL. In July 2008, FERC approved a settlement that provides for an incentive return on equity of 12.7% for TrAIL and the Black Oak SVC and a return on equity of 11.7% for any other projects TrAIL Company may undertake for which no incentive return was requested. TrAIL Company was also granted the following incentives:
•	a return on construction work in process prior to the in-service date of TrAIL and

•	recovery of prudently incurred development and construction costs if TrAIL is abandoned as a result of factors beyond its control.
     PATH Project. PATH, LLC submitted a filing to FERC under Section 205 of the FPA in December 2007 to implement a formula rate tariff effective March 1, 2008. The filing also included a request for certain incentive rate treatments. In February 2008, FERC issued an order setting the cost of service formula rate to calculate annual revenue requirements for the project and granting the following incentives:
•	a return on equity of 14.3%;

•	a return on CWIP;

•	recovery of prudently incurred start-up business and administrative costs incurred prior to the time the rates go into effect; and

•	recovery of prudently incurred development and construction costs if the PATH Project is abandoned as a result of factors beyond the control of PATH, LLC.
     In December 2008, PATH, LLC submitted to FERC a settlement of the formula rate and protocols with the active parties that resolves all issues set for hearing. The return on equity was not included in the settlement because it was authorized by the February 2008 order and not set for hearing. On November 19, 2010, FERC approved the settlement, set the base return on equity for hearing and reaffirmed its prior authorization of a return on CWIP, recovery of start-up costs and recovery of abandonment costs. In the order, FERC also granted a 1.5% return on equity incentive adder and 0.50% return on equity adder for RTO participation. These adders will be applied to the base return on equity determined as a result of the hearing. PATH, LLC is currently engaged in settlement

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
discussions with the staff of FERC and intervenors regarding resolution of the base return on equity. Allegheny cannot predict the outcome of this proceeding or whether it will have a material impact on its operating results.
State Regulation Matters
Pennsylvania
     By order entered on December 12, 2008, the Pennsylvania PUC authorized TrAIL Company to construct a 1.2 mile portion of TrAIL in Pennsylvania from the proposed 502 Junction Substation in Greene County to the Pennsylvania-West Virginia state line. In the same order, the Pennsylvania PUC also authorized TrAIL Company to engage in a collaborative process to identify possible solutions to reliability problems in the Washington County, Pennsylvania area in lieu of the Prexy Facilities that had been a part of the original TrAIL proposal. As a result of the collaborative process, a settlement and an amendment to the application based on a consensus of the participants in the collaborative process was approved by the Pennsylvania PUC on November 19, 2010.
West Virginia
     On May 15, 2009, PATH-WV, PATH-Allegheny and certain other related entities filed an application with the West Virginia PSC for authorization to construct the West Virginia portion of the PATH Project.
Maryland
     On December 21, 2009, Potomac Edison filed an application with the Maryland PSC for authorization to construct the Maryland portions of the PATH Project. The project in Maryland will be owned by PATH-Allegheny Maryland Transmission Company, LLC, which is owned by Potomac Edison and PATH-Allegheny. Potomac Edison subsequently requested an extension of the procedural schedule. The Hearing Examiner has not ruled on the request. Based on the current procedural schedule, a decision on the application is expected in the third quarter of 2011.
Virginia
     On September 20, 2010, PATH-Allegheny Virginia Transmission Corporation filed an application with the Virginia SCC for authorization to construct the Virginia portions of the PATH Project. A decision on the application is expected in the third quarter of 2011.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 7: REGULATORY ASSETS AND LIABILITIES
     Allegheny’s regulated utility operations are subject to industry-specific accounting provisions. Regulatory assets represent probable future revenues associated with incurred costs that are expected to be recovered in the future from customers through the rate-making process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited or refunded to customers through the rate-making process or amounts collected for costs not yet incurred. Regulatory assets and regulatory liabilities reflected in the Consolidated Balance Sheets were as follows:

	December 31,
(In millions)	2010	2009
Regulatory assets, including current portion:
Income taxes (a)(b)	$232.3	$234.9
Pension benefits and postretirement benefits other than pensions (a)(c)	384.7	396.5
ENEC under recovery (a)(d)	90.1	109.5
Transmission revenue requirement and recoverable costs (e)	76.5	36.3
Unamortized loss on reacquired debt (a)(f)	32.4	26.8
Market-based generation costs (a)(g)	9.5	0.9
Unrealized loss on financial transmission rights (a)	0	1.7
Other (h)	58.1	43.4

Subtotal	883.6	850.0
Regulatory liabilities, including current portion:
Net asset removal costs (i)	388.3	374.2
Fort Martin Scrubber project-environmental control surcharge	36.1	40.1
ENEC over recovery (d)	30.3	0
Income taxes	27.4	29.3
SO2 allowances	12.3	12.8
Maryland rate stabilization and transition plan surcharge	0	30.1
Unrealized gain on financial transmission rights	9.8	0
Other	18.4	12.1

Subtotal	522.6	498.6

Net regulatory assets	$361.0	$351.4

(a)	Does not earn a return.

(b)	Amount is being recovered over various periods associated with the remaining useful life of related regulated utility property, plant and equipment.

(c)	Amount is being recovered over various periods up to 13 years.

(d)	Amounts include a current regulatory asset and a long-term regulatory liability. ENEC under recovery is being recovered through 2012.

(e)	Amount earns interest at the approved FERC interest rate and will generally be recovered through 2013.

(f)	Amount is being recovered over various periods through 2025, based upon the maturities of reacquired debt.

(g)	Amount is being recovered over one year.

(h)	Includes amounts that do not earn a return with various recovery periods through 2027.

(i)	Net asset removal costs of $51.0 million are included in liabilities associated with assets held for sale at December 31, 2009 in the consolidated balance sheet.
     See Note 5, “Rates and Regulation,” for additional information regarding regulatory developments impacting regulatory assets and liabilities, Note 12, “Pension Benefits and Postretirement Benefits Other Than Pensions,” for a discussion of regulatory assets relating to pension and other postretirement benefits, and Note 14, “Fair Value Measurements, Derivative Instruments and Hedging Activities” for information relating to regulatory assets relating to unrealized gains and losses on FTRs. Other regulatory assets and liabilities reflected in the table above relate to the following:
Income Taxes
     In certain jurisdictions, deferred income tax expense is not permitted as a current cost in the determination of rates charged to customers. In certain of these jurisdictions a deferred income tax liability, or asset as appropriate, is recorded with an offsetting regulatory asset or liability. These deferred income taxes primarily relate to temporary differences involving regulated utility property,

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
plant and equipment and the related provision for depreciation. In addition, deferred income tax assets are recorded with offsetting regulatory liabilities related to deferred investment tax credits. The income tax regulatory asset represents amounts that will be recovered from customers when the temporary differences are reversed and the taxes paid. The income tax regulatory liability represents amounts that will be returned to customers as the investment tax credits are amortized against taxes paid.
Pension Benefits and Postretirement Benefits Other Than Pensions
     Allegheny recognizes the underfunded status of its defined benefit postretirement plans as a liability on its consolidated balance sheet and recognizes changes in the funded status in other comprehensive income. However, to the extent that the funded status relates to Allegheny’s rate-regulated subsidiaries and such amounts will be recovered through the rate-making process, the funded status and changes in funded status are recognized as a regulatory asset rather than as a charge to other comprehensive income.
Expanded Net Energy Cost
     In May 2007, the West Virginia PSC issued a rate order that re-established an annual ENEC method of recovering net power supply costs, including fuel costs, purchased power costs, including purchased power costs associated with the Grant Town PURPA Generation Facility and other related expenses, net of related revenue and interest earnings on the Fort Martin Scrubber project escrow fund. Under the ENEC, actual costs and revenues are tracked for under and/or over recoveries, and revised ENEC rate filings are generally made on an annual basis. Any under and/or over recovery of costs, net of related revenues, is deferred, for subsequent recovery or refund, as a regulatory asset or regulatory liability, with the corresponding impact on the Consolidated Statements of Income reflected within “Deferred energy costs, net.” See Note 5, “Rates and Regulation” for additional information.
Net Asset Removal Costs
     In certain jurisdictions, depreciation rates include a factor representing the estimated costs associated with removing an asset from service upon retirement. The accrual accumulates during the asset’s service life and is reduced when the actual cost of removal is incurred. The accumulated balance of such removal costs represents a regulatory liability. In other jurisdictions, retirement costs are collected in rates only after they are incurred, in which case the costs are recorded as a regulatory asset. See Note 19, “Asset Retirement Obligations (“ARO”), for a description of asset retirement obligations.
Fort Martin Scrubber Project
     The Fort Martin scrubber project regulatory liability represents the difference between amounts collected from customers under an environmental control surcharge and interest on the Environmental Control Bonds and depreciation expense incurred on the Scrubbers. This liability will decrease, over the remaining useful life of the Scrubbers, after the environmental control surcharge ends and the Environmental Control Bonds have been repaid.
Transmission Revenue Requirement and Recoverable Costs
     Under a formula rate mechanism approved by FERC, TrAIL Company, PATH-WV and PATH-Allegheny make annual filings in order to recover incurred costs and an allowed return. An initial rate filing is made for each calendar year using estimated costs, which is used to determine the billings to customers. All prudently incurred allowable costs and return earned during each calendar year are eventually recovered on a dollar-for-dollar basis through a true-up mechanism. As such, TrAIL Company, PATH-WV and PATH-Allegheny recognize revenue as they incur recoverable costs and earn the allowed return on a monthly basis. Any differences between revenues earned based on actual costs and the amounts billed based on estimated costs are included in a regulatory asset or liability and will be recovered or refunded, respectively, in subsequent periods.
Market-based Generation Costs
     Potomac Edison is authorized by the Maryland PSC to recover the costs of the generation component of power sold to certain residential, commercial and industrial customers that did not choose a third-party alternative generation provider. A regulatory asset or liability is recorded on Potomac Edison’s balance sheet for any under-recovery or over-recovery of the generation component of costs charged to these customers.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 8: INCOME TAXES
     Components of federal and state income tax expense were as follows:

(In millions)	2010	2009	2008
Income tax expense (benefit) — current:
Federal	$7.0	$(12.0)	$15.5
State	9.5	11.0	24.5

Total	16.5	(1.0)	40.0

Income tax expense (benefit) — deferred:
Federal	238.0	232.7	170.2
State	4.8	6.2	(10.4)

Total	242.8	238.9	159.8

Income tax expense (benefit) — non-current:
Federal	(1.8)	(2.9)	(1.9)
State	(37.2)	10.2	9.8

Total	(39.0)	7.3	7.9

Amortization of deferred investment tax credit	(3.6)	(3.6)	(3.6)

Income tax expense	$216.7	$241.6	$204.1

     Income tax expense (benefit) — non-current primarily relates to changes in uncertain tax positions.
     On March 31, 2008, West Virginia enacted a change in its income tax law that implemented combined reporting and a reduction in its income tax rate that phases in from 2009 through 2014. During 2008, Allegheny recognized a benefit of approximately $6.8 million, net of federal income tax, representing an adjustment of its deferred tax assets and liabilities to reflect the effects of this rate reduction.
     The Commonwealth of Pennsylvania limited the amount of net operating loss carryforwards that may be used to reduce current year taxable income to the greater of $3 million or 12.5% of apportioned Pennsylvania taxable income per year through 2008. During 2008, an additional benefit of $3.9 million, net of applicable federal income tax, was recorded to adjust the recorded Pennsylvania net operating loss carryforward asset to reflect estimates of future Pennsylvania taxable income during the carryforward period.
     On October 9, 2009, Pennsylvania enacted H.B. 1531, which modified the corporate net operating loss utilization rules and made minor modifications to apportionment provisions. Under H.B. 1531, the annual net operating loss carryforward limitation was increased to 15% of taxable income for 2010 and 20% thereafter. During 2009, an additional benefit of $11.0 million, net of applicable federal income tax, was recorded to reflect estimates of future Pennsylvania taxable income during the carryforward period and to adjust the Pennsylvania net operating loss carryforward asset to reflect estimated benefits resulting from the increased utilization caps under H.B. 1531.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following is a reconciliation of reported income tax expense to income tax expense calculated by applying the federal statutory rate of 35% to income before income taxes:

	2010		2009		2008
(In millions, except percent)	Amount	%	Amount	%	Amount	%
Income before income taxes	$628.4		$635.7		$599.9

Income tax expense calculated at the federal statutory rate of 35%	220.0	35.0	222.5	35.0	210.0	35.0
Increases (reductions) resulting from:
Rate-making effects of depreciation differences	3.1	0.5	(1.7)	(0.3)	5.3	0.9
AFUDC	(2.5)	(0.4)	(2.0)	(0.3)	(1.8)	(0.3)
Change in estimated Pennsylvania net operating loss benefits, net of federal income tax	0	0	(11.0)	(1.7)	(3.9)	(0.7)
March 2008 West Virginia state income tax rate change, net of federal income tax	0	0	0	0	(6.8)	(1.1)
Other state income tax, net of federal income tax benefit	26.4	4.2	29.1	4.6	12.7	2.1
Amortization of deferred investment tax credits	(3.6)	(0.6)	(3.6)	(0.6)	(3.6)	(0.6)
Changes in tax reserves related to uncertain tax positions and audit settlements	(26.4)	(4.2)	3.5	0.6	(3.4)	(0.5)
Other, net	(0.3)	(0.1)	4.8	0.7	(4.4)	(0.8)

Income tax expense	$216.7	34.4	$241.6	38.0	$204.1	34.0

     At December 31, deferred income tax assets and liabilities consisted of the following:

(In millions)	2010	2009
Deferred income tax assets:
Recovery of transition costs	$46.8	$42.4
Unamortized investment tax credits	33.6	35.9
Postretirement benefits	105.6	98.9
Tax effect of net operating loss carryforwards and credits	190.4	247.8
Derivative contracts	0	2.2
Valuation allowance on deferred tax assets	0	(5.0)
Other	121.2	46.2

Total deferred income tax assets	497.6	468.4

Deferred income tax liabilities:
Plant asset basis differences, net	2,012.3	1,816.6
Derivative contracts	6.1	0
Other	158.9	71.6

Total deferred income tax liabilities	2,177.3	1,888.2

Total net deferred income tax liability	1,679.7	1,419.8
Deferred income taxes included in current assets (liabilities)	(26.1)	81.5

Total long-term net deferred income tax liability	$1,653.6	$1,501.3

     Allegheny has recorded as deferred income tax assets the effect of net operating losses and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. The tax effected net operating loss carryforwards consisted of $151.8 million of state net operating loss carryforwards that expire from 2019 through 2029 and $13.4 million of federal net operating loss carryforwards that expire from 2023 to 2029. Federal Alternative Minimum Tax credits of $25.2 million have an indefinite carryforward period.
     Allegheny’s valuation allowance on deferred tax assets was reduced in 2009 primarily because of a change in Pennsylvania tax law with respect to net operating loss carryforwards enacted in the fourth quarter of 2009. This benefit was partially offset by a reduction in the expected realization of carryforward amounts due to forecasted taxable income.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Allegheny records interest and penalties associated with uncertain tax positions as a component of income tax expense. Allegheny recognized interest expense (benefit) related to uncertain tax positions, net of tax, of approximately $(2.1) million, $1.0 million and $1.8 million during 2010, 2009 and 2008, respectively. Accrued interest, net of tax, related to uncertain tax positions was $3.3 million and $5.4 million at December 31, 2010 and December 31, 2009, respectively. The reduction in interest in 2010 compared to 2009 is due primarily to a change in facts resulting in a remeasurement of existing uncertain tax positions.
     The following represents an analysis of the changes in unrecognized tax benefits during 2010, 2009 and 2008, excluding accrued interest:

(In millions)	2010	2009	2008
Balance at January 1	$126.4	$112.6	$102.9
Additions based on tax positions related to the current year	6.9	53.8	10.7
Additions for tax positions of prior years	9.2	0.2	0
Reductions for tax positions of prior years	(43.8)	(37.8)	(1.0)
Settlements	(3.2)	(2.4)	0

Balance at December 31	$95.5	$126.4	$112.6

     If recognized, the portion of the unrecognized tax benefits that would reduce Allegheny’s effective tax rate was $28.8 million and $54.3 million at December 31, 2010 and December 31, 2009, respectively ($46.2 million and $84.1 million, respectively, before the federal income tax effects on state income tax positions). The reduction in unrecognized tax benefits in 2010 is due to internal restructuring of subsidiary companies that reduced exposure to state liabilities.
     At December 31, 2010, approximately $43.4 million of the reserve is not expected to be resolved in the next 12 months and, therefore, has been classified as long term income taxes payable on the accompanying Consolidated Balance Sheet.
     The unrecognized tax benefit balance also included approximately $49.3 million and $42.4 million of tax positions at December 31, 2010 and December 31, 2009, respectively, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. A change in the period of deductibility would not affect the effective tax rate but would impact the timing of cash payments to the taxing authorities.
     The major jurisdictions in which Allegheny is subject to income tax are U.S. Federal, Pennsylvania, West Virginia, Maryland and Virginia. Allegheny files consolidated federal income tax returns, and those returns are currently under audit by the Internal Revenue Service (“IRS”) for the tax years 2007 and 2008. The 2009 federal return has been filed and is subject to review. State tax returns are substantially complete through 2006, and returns for tax years 2007 through 2009 remain subject to review in Pennsylvania, West Virginia, Maryland and Virginia for certain of Allegheny’s subsidiaries that are subject to tax in those states.
     The IRS audits of Allegheny’s income tax returns for the tax years 2004 through 2006 have been completed. During 2010, Allegheny reached a settlement with the IRS on substantially all issues and recorded a benefit of $1.8 million due to the release of related uncertain tax position reserves. The Joint Committee on Taxation reviewed these audits. Additionally, Allegheny has liabilities for uncertain positions taken on various state income tax returns that it files. The statute of limitations for some of these returns expired during 2010 and 2009 and resulted in a benefit of approximately $10.8 million and $2.2 million, respectively. During 2011, additional state statute of limitations will expire that may result in a net benefit of approximately $4.0 million.
     In September 2010, President Obama signed into law the “Small Business Jobs Act.” That legislation includes an extension of the bonus depreciation provision to 2010 and into 2011 for certain qualified property, retroactive to the beginning of 2010. This provision will allow Allegheny to accelerate its depreciation deductions on qualifying property for federal income tax purposes. This provision also increases Allegheny’s net operating loss carryforward into 2011 and creates significant accelerated deductions in 2011.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 9: CAPITALIZATION AND DEBT
Common Stock
     During 2010, 2009 and 2008, Allegheny paid the following dividends on its common stock:

Payment Date	Record Date	Dividend per Share
December 27, 2010	December 13, 2010	$0.15
September 27, 2010	September 13, 2010	$0.15
June 21, 2010	June 7, 2010	$0.15
March 22, 2010	March 8, 2010	$0.15
December 28, 2009	December 14, 2009	$0.15
September 28, 2009	September 14, 2009	$0.15
June 22, 2009	June 8, 2009	$0.15
March 23, 2009	March 9, 2009	$0.15
December 29, 2008	December 15, 2008	$0.15
September 29, 2008	September 15, 2008	$0.15
June 23, 2008	June 9, 2008	$0.15
March 24, 2008	March 10, 2008	$0.15
     In addition to the dividends listed above, on December 21, 2010, AE’s Board of Directors authorized a cash dividend on AE’s common stock payable during the first quarter of 2011. If the proposed Merger does not become effective on or before March 14, 2011, a dividend of $0.15 per outstanding share of common stock will be payable on March 28, 2011 to stockholders of record at the close of business of March 14, 2011. If the proposed Merger is completed on or before March 14, 2011, a prorated dividend will be payable 14 days after the effective date of the Merger to stockholders of record at the close of business on the last business day prior to the Merger effective date.
     Dividends are declared at the discretion of AE’s Board of Directors, and future dividends will depend upon available earnings, cash flows and other relevant factors, provided, however, that under the terms of its Merger Agreement with FirstEnergy, AE is prohibited from increasing its quarterly cash dividend.
     AE issued 0.4 million, 0.2 million and 2.1 million shares of common stock in 2010, 2009 and 2008, respectively, primarily in connection with stock option exercises and the settlement of stock units and performance shares.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Debt
     Allegheny’s long-term debt was as follows:

	As of December 31, 2010		As of December 31,
(Dollar amounts in millions)	Contractual Maturities	Interest Rate %	2010	2009
AE Supply:
Medium-Term Notes	2012-2039	5.750 – 8.250	$1,103.2	$1,253.7
Pollution Control Bonds	2012-2037	5.050 – 6.875	268.5	268.5
Exempt Facilities Revenue Bonds	2039	7.000	235.0	235.0
Debentures—AGC	2023	6.875	100.0	100.0
Revolving Credit Facility—AGC (a)	2013	2.788	50.0	0
Unamortized debt discounts			(3.5)	(4.4)

Total AE Supply long-term debt			$1,753.2	$1,852.8
Monongahela:
First Mortgage Bonds	2013-2017	5.375 – 7.950	$640.0	$640.0
Environmental Control Bonds	2016-2031	4.982 – 5.523	372.3	383.3
Pollution Control Bonds	2012-2029	5.050 – 6.875	70.3	70.3
Medium-Term Notes			0	110.0
Unamortized debt discounts			(0.9)	(1.0)

Total Monongahela long-term debt			$1,081.7	$1,202.6
West Penn:
First Mortgage Bonds	2016-2017	5.875 – 5.950	$420.0	$420.0
Medium-Term Notes	2012	6.625	80.0	80.0
Transition Bonds			0	16.0
Unamortized debt discounts			(0.9)	(1.0)

Total West Penn long-term debt			$499.1	$515.0
Potomac Edison:
First Mortgage Bonds	2014-2016	5.125 – 5.800	$420.0	$420.0
Environmental Control Bonds	2016-2031	4.982 – 5.523	124.3	128.0
Revolving Credit Facility (a)	2013	4.006	20.0	0
Unamortized debt discounts			(0.8)	(1.0)

Total Potomac Edison long-term debt			$563.5	$547.0
TrAIL Company:
Medium-Term Notes	2015	4.000	$450.0	$0
Revolving Credit Facility (a)	2013	3.287	370.0	20.0
Term Loan			0	435.0
Unamortized debt discounts			(1.4)	0

Total TrAIL Company long-term debt			$818.6	$455.0
Eliminations			(14.6)	(14.6)

Total			$4,701.5	$4,557.8
Less amounts due within one year			(15.5)	(140.8)

Consolidated long-term debt			$4,686.0	$4,417.0

(a)	Variable rate debt

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Outstanding debt and scheduled debt repayments at December 31, 2010 were as follows:

(In millions)	2011	2012	2013	2014	2015	Thereafter	Total
AE Supply:
Medium-Term Notes	$0	$503.2	$0	$0	$0	$600.0	$1,103.2
Pollution Control Bonds	0	1.3	0	15.4	7.1	244.7	268.5
Exempt Facilities Revenue Bonds	0	0	0	0	0	235.0	235.0
Debentures-AGC	0	0	0	0	0	100.0	100.0
Revolving Credit Facility -AGC	0	0	50.0	0	0	0	50.0

Total AE Supply	0	504.5	50.0	15.4	7.1	1,179.7	1,756.7
Monongahela:
First Mortgage Bonds	0	0	300.0	120.0	70.0	150.0	640.0
Securitized Debt-Environmental Control Bonds (a)	11.6	12.2	12.8	13.5	14.2	308.0	372.3
Pollution Control Bonds	0	6.0	7.1	0	25.0	32.2	70.3

Total Monongahela	11.6	18.2	319.9	133.5	109.2	490.2	1,082.6
West Penn:
First Mortgage Bonds	0	0	0	0	0	420.0	420.0
Medium-Term Notes	0	80.0	0	0	0	0	80.0

Total West Penn	0	80.0	0	0	0	420.0	500.0
Potomac Edison:
First Mortgage Bonds	0	0	0	175.0	145.0	100.0	420.0
Securitized Debt-Environmental Control Bonds (a)	3.9	4.1	4.3	4.5	4.7	102.8	124.3
Revolving Credit Facility	0	0	20.0	0	0	0	20.0

Total Potomac Edison	3.9	4.1	24.3	179.5	149.7	202.8	564.3
TrAIL Company:
Medium-Term Notes	0	0	0	0	450.0	0	450.0
Revolving Credit Facility	0	0	370.0	0	0	0	370.0

Total TrAIL	0	0	370.0	0	450.0	0	820.0
Unamortized debt discounts	(1.5)	(1.2)	(1.1)	(0.9)	(0.5)	(2.3)	(7.5)
Eliminations (b)	0	(1.3)	0	0	(7.1)	(6.2)	(14.6)

Total consolidated debt	$14.0	$604.3	$763.1	$327.5	$708.4	$2,284.2	$4,701.5

(a)	Amounts represent repayments based upon estimated surcharge collections from customers.

(b)	Amounts represent the elimination of certain pollution control bonds, for which Monongahela and AE Supply are co-obligors.
     The environmental control bonds shown in the table above were issued by two bankruptcy remote, special purpose limited liability companies (the “Funding Companies”) that are indirect subsidiaries of Monongahela and Potomac Edison, respectively. Proceeds from the bonds were used to construct environmental control facilities. The Funding Companies own the irrevocable right to collect non-bypassable environmental control charges (the “Environmental Control Charge”) from all customers who receive electric delivery service in Monongahela’s and Potomac Edison’s West Virginia service territories. Principal and interest owing on the environmental control bonds is secured by and payable solely from the proceeds of the Environmental Control Charge. The right to collect Environmental Control Charges is not included on Allegheny’s consolidated balance sheets. Creditors of AE and its subsidiaries other than the Funding Companies have no recourse to any assets or revenues of the Funding Companies.
     Certain of Allegheny’s properties are subject to liens of various relative priorities securing debt.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Credit Facilities
     At December 31, 2010, AE, AE Supply, Monongahela, Potomac Edison, West Penn, AGC and TrAIL Company had in place revolving credit facilities as follows:

		Total		Letters of	Available
(Dollar amounts in millions)	Matures	Capacity	Borrowed	Credit Issued	Capacity
AE	2013	$250.0	$0	$3.1	$246.9
AE Supply	2012	1,000.0	0	0	1,000.0
Monongahela	2012	110.0	0	0	110.0
Potomac Edison	2013	150.0	20.0	0	130.0
West Penn	2013	200.0	0	0	200.0
AGC	2013	50.0	50.0	0	0
TrAIL Company	2013	450.0	370.0	0	80.0

Total		$2,210.0	$440.0	$3.1	$1,766.9

     Under terms of their individual credit facilities, outstanding debt of AE Supply, Monongahela, Potomac Edison, West Penn and AGC may not exceed 65% of the sum of their debt and equity as of the last day of each calendar quarter. Outstanding debt of TrAIL Company may not exceed 70% and 65% of the sum of its debt and equity as of the last day of each calendar quarter through June 30, 2011 and December 31, 2012, respectively. These provisions limit debt levels of these subsidiaries and also limit the net assets of each subsidiary that may be transferred to AE.
2010 Debt Activity
     Borrowings and principal repayments on debt during the year ended December 31, 2010 were as follows:

(In millions)	Borrowings	Repayments
AE:
AE Revolving Credit Facility	$130.1	$130.1
AE Supply:
Medium-Term Notes	0	150.5
AGC Revolving Credit Facility	50.0	0
TrAIL Company:
Medium-Term Notes	450.0	0
New TrAIL Company Credit Facility-Revolver	370.0	0
TrAIL Company Credit Facility-Term Loan (a)	30.0	465.0
TrAIL Company Credit Facility-Revolver (a)	0	20.0
West Penn:
Transition Bonds	0	16.0
Revolving Credit Facility	35.0	35.0
Monongahela:
Medium-Term Notes	0	110.0
Environmental Control Bonds	0	11.1
Potomac Edison:
Environmental Control Bonds	0	3.7
Revolving Credit Facility	140.0	120.0

Consolidated Total	$1,205.1	$1,061.4

(a)	Represents debt under TrAIL Company’s previous credit facility, which was repaid and replaced in January 2010 by a new revolving credit facility, as described below.

On January 15, 2010, Monongahela repaid its $110 million in outstanding 7.36% medium-term notes.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On January 25, 2010, TrAIL Company issued $450 million aggregate principal amount of 4.0% senior unsecured notes due in 2015 and also entered into a $350 million senior unsecured revolving credit facility with a three-year maturity. The revolving credit facility capacity was increased to $450 million in August 2010. Borrowings under the new credit facility bear interest at a rate that is calculated based on the London Interbank Offered Rate (“LIBOR”) plus a margin based on TrAIL Company’s senior unsecured credit rating. Currently, the margin is 3.0%. During 2010, TrAIL Company borrowed $370.0 million under its senior unsecured credit facility. TrAIL Company used the net proceeds from the sale of the notes, together with funds from the credit facility, to repay all amounts outstanding under the $550 million senior unsecured credit facility that it entered into in 2008.
     On May 3, 2010, Potomac Edison and West Penn entered into new $150 million and $200 million senior unsecured revolving credit facilities, respectively. On May 4, 2010, AE entered into a new $250 million senior unsecured revolving credit facility. The new AE revolving credit facility replaced AE’s previous $376 million revolving credit facility, which was scheduled to mature in May 2011. The AE, Potomac Edison and West Penn credit facilities mature on April 30, 2013. Loans under all three credit facilities bear interest at a rate that is calculated based on LIBOR plus a margin based on the borrower’s senior unsecured credit rating. Currently, the margins are 3.0% for AE and 2.75% for Potomac Edison and West Penn. Allegheny capitalized approximately $5.6 million in debt issuance costs related to the three credit facilities.
     On July 16, 2010, AE Supply redeemed all $150.5 million of its outstanding 7.80% Medium Term Notes due 2011 and expensed approximately $7.3 million in redemption premiums and unamortized costs associated with the notes.
     On October 22, 2010, AGC entered into a $50 million senior unsecured revolving credit facility and borrowed $50 million under the credit facility to pay dividends and a return of capital of $30 million to AE Supply and $20 million to Monongahela. The credit facility matures on December 31, 2013. Loans under the credit facility bear interest at a rate that is calculated based on LIBOR plus a margin based on AGC’s senior unsecured credit rating. Currently, the margin is 2.50%.
2009 Debt Activity
     Borrowings and principal repayments on debt during 2009 were as follows:

(In millions)	Issuances	Repayments
AE:
AE Revolving Credit Facility	$120.0	$120.0
AE Supply:
AE Supply Credit Facility-Revolving Loan (a)	120.0	120.0
AE Supply Credit Facility-Term Loan (a)	0	447.0
Exempt Facilities Revenue Bonds	235.0	0
Medium-Term Notes	600.0	396.3
TrAIL Company:
TrAIL Company Credit Facility-Term Loan	365.0	0
West Penn:
Transition Bonds	0	79.8
Monongahela:
Environmental Control Bonds	64.4	10.6
Potomac Edison:
Environmental Control Bonds	21.5	3.5

Consolidated Total	$1,525.9	$1,177.2

(a)	Represents debt activity under AE Supply’s previous credit facility, which was replaced with a new credit facility in September 2009.
     On July 6, 2009, the Pennsylvania Economic Development Financing Authority issued $235 million of 7.0% tax-exempt bonds that mature in 2039 and loaned the proceeds from that issuance to AE Supply to finance a portion of the cost of constructing and installing Scrubbers at its Hatfield’s Ferry generation facility. AE Supply capitalized $2.4 million in debt issuance costs associated with this transaction.
     On September 4, 2009, AE Supply repurchased $97.5 million and $146.8 million, respectively, of its 7.80% Notes due 2011 and its 8.25% Notes due 2012 pursuant to a cash tender offer, at an aggregate premium of $18.1 million. AE Supply expensed the $18.1 million premium, $0.7 million in unamortized debt costs, and $0.6 million in fees associated with the tender offer.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On September 24, 2009, AE Supply entered into a new $1 billion senior unsecured revolving credit facility with a three-year maturity. The new revolving credit facility replaced AE Supply’s previous $400 million revolving credit facility, which was scheduled to mature in May 2011. Loans under the new facility bear interest that is calculated based on the LIBOR, plus a margin based on AE Supply’s senior unsecured credit rating. AE Supply capitalized $22.3 million in debt costs related to this facility.
     On October 1, 2009, AE Supply issued $600 million aggregate principal amount of senior unsecured notes, consisting of $350 million of 5.75% Notes due 2019 and $250 million of 6.75% Notes due 2039. AE Supply used a portion of the net proceeds from the sale of these notes to repay in full its existing $447 million term loan on October 2, 2009. AE Supply capitalized $5.3 million in debt issuance costs associated with this new debt issuance and expensed $0.6 million of unamortized debt costs associated with the extinguished term loan.
     On October 21, 2009, AE Supply used the remaining proceeds of its senior unsecured note offering to repurchase approximately $152 million aggregate principal amount of its 7.80% Medium Term Notes due 2011 pursuant to a cash tender offer at an aggregate premium of $12.7 million. AE Supply expensed the $12.7 million premium, $0.3 million in unamortized debt costs, and $0.4 million in fees related to this tender offer.
     On December 18, 2009, Monongahela entered into a new $110 million senior unsecured revolving credit facility with a three-year maturity. Loans under the new facility generally bear interest that is calculated based on the LIBOR, plus a margin based on Monongahela’s senior unsecured credit rating. Monongahela capitalized approximately $1.4 million in debt costs related to this facility.
     On December 23, 2009, MP Environmental Funding LLC, an indirect subsidiary of Monongahela, and PE Environmental Funding LLC, an indirect subsidiary of Potomac Edison, issued $64.4 million and $21.5 million, respectively, of Senior Secured Ratepayer Obligation Charge Environmental Control Bonds, Series B. These bonds securitize the right to collect an environmental control surcharge that Monongahela and Potomac Edison impose on their retail customers in West Virginia. The bonds were issued with an interest rate of 5.1% and mature in January 2031. Net proceeds from the sale of the bonds are restricted funds and are being used to fund certain costs incurred in connection with the construction and installation of the Scrubbers at the Fort Martin generating facility. Monongahela and Potomac Edison capitalized $1.9 million and $0.7 million, respectively, in debt issuance costs associated with this transaction.
NOTE 10: EARNINGS PER SHARE
     The reconciliation of the basic and diluted earnings per common share calculation is as follows:

(In millions, except share and per share amounts)	2010	2009	2008
Basic Income per Share:
Numerator:
Net income attributable to Allegheny Energy, Inc.	$411.7	$392.8	$395.4

Denominator:
Weighted average common shares outstanding	169,792,703	169,537,642	168,458,909

Basic earnings per share attributable to Allegheny Energy, Inc.	$2.42	$2.32	$2.35

Diluted Income per Common Share:
Numerator:
Net income attributable to Allegheny Energy, Inc.	$411.7	$392.8	$395.4

Denominator:
Weighted average common shares outstanding	169,792,703	169,537,642	168,458,909
Effect of dilutive securities:
Stock options (a)	308,080	387,444	1,251,445
Performance shares	151,308	34,017	14,056
Stock units	0	2,697	209,342
Non-employee stock awards	0	0	57,511

Total shares	170,252,091	169,961,800	169,991,263

Diluted earnings per share attributable to Allegheny Energy, Inc.	$2.42	$2.31	$2.33

(a)	The diluted share calculations for 2010, 2009 and 2008 exclude 1,673,312 shares, 1,808,960 shares and 576,101 shares, respectively, under outstanding stock options because the inclusion of these shares would have been antidilutive under the treasury stock method.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 11: STOCK-BASED COMPENSATION
     On May 15, 2008, AE’s stockholders approved the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (the “2008 LTIP”). The 2008 LTIP authorized the grant of equity-based compensation to AE’s directors and to its executives and other key employees in the form of performance awards, stock options and stock appreciation rights, restricted shares, and restricted stock units.
     Allegheny records compensation expense for share-based payments to employees and non-employee directors, including grants of employee stock options, performance shares, restricted shares and stock units, over the requisite service period based on their estimated fair value on the date of grant.
     No stock-based compensation cost was capitalized in 2010, 2009 or 2008. The following table summarizes stock-based compensation expense included in operations and maintenance expense during 2010, 2009 and 2008:

(In millions)	2010	2009	2008
Performance shares	$13.1	$7.3	$2.9
Stock options	6.5	7.4	9.3
Non-employee director stock awards	0.8	0.9	1.1
Restricted shares	0.3	0.1	0
Stock units	0	0	0.6

Total stock-based compensation expense	20.7	15.7	13.9
Income tax benefit	8.3	6.4	5.7

Total stock-based compensation expense, net of tax	$12.4	$9.3	$8.2

     Employee stock options, performance shares and restricted share awards granted prior to February 10, 2010 became fully vested and exercisable or payable upon the approval of the proposed Merger with FirstEnergy by AE’s stockholders at a special meeting held on September 14, 2010. The remaining cost of approximately $4.5 million associated with these awards that previously was being amortized over the original vesting period was accelerated and expensed during the third quarter of 2010. Stock-based compensation expense recognized in the Consolidated Statements of Income is based on awards ultimately expected to vest, using an estimated annual forfeiture rate of 5%.
Stock Options
     The exercise price, terms and other conditions applicable to stock option awards are generally determined by the Management Compensation and Development Committee of AE’s Board or the independent directors of the Board. The exercise price per share for each award is equal to or greater than the fair market value of a share of AE’s common stock on the grant date. Stock options vest in annual tranches on a pro-rata basis over the vesting period, which is typically two to five years, and become fully vested and exercisable upon a change in control. Stock options typically expire after 10 years. Stock option awards are expensed using the straight-line attribution method over the requisite service period of the last separately vesting tranche of the award.
     No stock options were granted in 2010. Allegheny records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant under the Black-Scholes option-pricing model using the following weighted-average assumptions for stock options granted in 2009 and 2008:

	2009	2008
Annual risk-free interest rate	2.86%	3.18%
Expected term of the option (in years)	6.00	6.06
Expected annual dividend yield	2.53%	1.13%
Expected stock price volatility	36.4%	27.5%
Grant date fair value per stock option	$7.14	$15.18

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The annual risk-free interest rate is based on the United States Treasury yield curve at the date of the grant for a period equal to the expected term of the options granted. The expected term of the 2009 and 2008 stock option grants was calculated using the “simplified” method. AE used the simplified method for its calculation of expected term due to its lack of sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term and because AE has granted stock options in prior years with varying vesting terms, which also made it difficult to evaluate historical exercise data. The expected annual dividend yield assumption was based on AE’s current dividend rate at the time of each grant. For stock options granted in 2009 and 2008, the expected stock price volatility was based on both historical stock volatility and the volatility levels implied on the grant date by actively traded option contracts on AE’s common stock.
     Stock option activity was as follows:

		Weighted-
		Average
	Stock	Exercise
	Options	Price
Outstanding at December 31, 2007	3,191,409	$16.11
Granted	628,763	$52.36
Exercised	(1,849,316)	$13.71
Forfeited/Expired	(100,347)	$45.62

Outstanding at December 31, 2008	1,870,509	$29.08
Granted	1,204,965	$23.68
Exercised	(163,700)	$14.20
Forfeited/Expired	(58,832)	$30.55

Outstanding at December 31, 2009	2,852,942	$27.62
Exercised	(85,784)	$15.04
Forfeited/Expired	(43,477)	$40.55

Outstanding at December 31, 2010	2,723,681	$27.81

     The grant-date fair value of stock options granted, the total pre-tax intrinsic value of stock options exercised and exercisable, and the proceeds to AE from stock option exercises in 2010, 2009 and 2008 are shown in the table below:

(in millions)	2010	2009	2008
Grant-date fair value of stock options granted	N/A	$8.6	$9.6
Total pre-tax intrinsic value of stock options exercised (a)	$0.6	$2.1	$64.5
Total pre-tax intrinsic value of stock options exercisable at December 31 (b)	$8.5	$7.9	$14.9
Proceeds to AE from stock option exercises	$1.3	$2.3	$25.3

(a)	Represents the total pre-tax intrinsic value based on the difference between the market value of AE’s common stock at exercise and the exercise price of the options.

(b)	Represents the total pre-tax intrinsic value based on the difference between the exercise price of stock options exercisable (with an exercise price lower than AE’s closing stock price) and AE’s closing stock price of $24.24, $23.48, and $33.86, on December 31, 2010, 2009, and 2008, respectively.
     AE issued new shares of its common stock to satisfy these stock option exercises. No cash tax benefit was realized from tax deductions on stock options exercised during 2010, 2009, and 2008 because of existing net operating loss carryforwards.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes information about stock options outstanding and stock options exercisable at December 31, 2010:

	Options Outstanding and Exercisable
		Weighted-Average
	As	Remaining		Aggregate
	of December 31,	Contractual Term	Exercise	Intrinsic Value
Range of Exercise Prices	2010	(in Years)	Price	(in millions) (a)
$10.00 - $14.99	680,754	3.2	$13.55	$7.3
$15.00 - $19.99	79,522	4.1	$18.90	0.4
$20.00 - $24.99	1,199,745	7.9	$23.54	0.8
$25.00 - $29.99	71,243	6.2	$27.77	0
$30.00 - $34.99	10,200	1.0	$34.56	0
$35.00 - $39.99	61,800	5.2	$35.97	0
$40.00 - $44.99	33,557	5.3	$42.65	0
$45.00 - $49.99	85,570	6.6	$46.10	0
$50.00 - $54.99	489,290	7.1	$53.52	0
$55.00 - $59.99	12,000	6.5	$55.96	0

Total	2,723,681	6.3	$27.81	$8.5

(a)	Represents the total pre-tax intrinsic value based on stock options with an exercise price less than AE’s closing stock price of $24.24 as of December 31, 2010.
     As of December 31, 2010, Allegheny had no unrecognized compensation cost related to stock options.
     At December 31, 2010, Allegheny had approximately $64.3 million in excess tax benefits related to share based awards that had not yet been credited to other paid-in capital because of Allegheny’s federal income tax net operating loss carryforward position.
Performance Shares
     In 2008 and 2009, AE granted equity-based performance shares to key employees pursuant to which award recipients could earn shares of AE common stock based on AE’s Total Shareholder Return (“TSR”) compared to the total return of the companies in the Dow Jones U.S. Electric Utilities Index over a three-year performance period beginning on the date of each grant. Upon stockholder approval of the proposed Merger with FirstEnergy, AE settled all 241,989 outstanding TSR performance shares through the issuance of 155,027 shares of its common stock, representing 100% of each participant’s target award less shares withheld to meet minimum income tax withholding requirements. Activity in target performance shares linked to TSR was as follows:

Number of
Shares
TSR Performance shares outstanding at December 31, 2007	0
Granted	83,653
Forfeited	(8,098)

TSR Performance shares outstanding at December 31, 2008	75,555
Granted	172,075
Forfeited	(3,898)

TSR Performance shares outstanding at December 31, 2009	243,732
TSR performance shares settled	(241,989)
Forfeited	(1,743)

TSR Performance shares outstanding at December 31, 2010	0

     The grant date fair value of performance shares linked to TSR granted during the twelve months ended December 31, 2009 was $4.6 million. The fair value was determined using a Monte Carlo simulation model, utilizing actual TSR information for the common shares of AE and its peers for the period from January 1, 2009 to the February 27, 2009 grant date and estimated future stock volatility and dividends of AE and its peers. The expected stock volatility assumptions for AE and its peer group was based on three-year historic stock volatility, and the annual dividend yield assumptions were based on current dividend yields at the grant date.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As of December 31, 2010, Allegheny had no unrecognized compensation cost related to performance shares linked to TSR.
     Also, in 2008, 2009 and 2010, AE granted equity-based performance shares to key employees pursuant to which award recipients may earn shares of AE common stock based on AE’s performance over a three-year period compared to its Annual Incentive Plan (“AIP”) targets established at the beginning of each year. Upon stockholder approval of the proposed Merger with FirstEnergy, AE settled all 242,266 outstanding AIP performance shares awarded in 2008 and 2009 through the issuance of 154,771 shares of its common stock, representing 100% of each participant’s target award less shares withheld to meet minimum income tax withholding requirements.
     For the 2010 performance shares linked to AIP targets, compensation expense is recognized over the shorter of the remaining portion of the three-year performance period or retirement eligible date in certain situations, as if the awards were separate annual awards each in the amount of one-third of the total 2010 grant, using an estimated annual forfeiture rate of 5%. The percentage of target shares earned can range from 0% to 200%. As of December 31, 2010, there was approximately $5.7 million of unrecognized compensation cost related to the 2010 grant of AIP performance share awards, which is expected to be recognized over a weighted average period of approximately 1 year. Activity in target performance shares linked to the AIP was as follows:

Number of
Shares
AIP Performance shares outstanding at December 31, 2007	0
Granted	83,796
Forfeited	(8,103)

AIP Performance shares outstanding at December 31, 2008	75,693
Granted	172,220
Forfeited	(3,903)

AIP Performance shares outstanding at December 31, 2009	244,010
Granted	764,049
AIP performance shares settled	(242,417)
Forfeited	(8,223)

AIP Performance shares outstanding at December 31, 2010	757,419

Stock Units
     Allegheny’s Stock Unit Plan permitted the grant to Allegheny’s key executives, at the time of hire, of stock units representing up to 4.5 million shares of AE’s common stock. Upon vesting, each stock unit converted into one share of AE common stock. These stock units vested in annual tranches on a pro-rata basis over the vesting period. Stock unit awards granted prior to January 1, 2006 were expensed using the graded-vesting method. The fair value of each stock unit was equivalent to the market price of Allegheny’s stock on the date of grant. No stock units have been granted since 2005, and Allegheny had no unrecognized compensation cost related to stock units at December 31, 2010 and 2009.
     Stock unit activity for the last three years was as follows:

		Weighted-Average	Aggregate
	Number of	Grant Date	Intrinsic Value (a)
	Stock Units	Fair Value	(in millions)
Outstanding at December 31, 2007	451,055	$15.40	$28.7
Units converted into 270,633 common shares	(447,640)	$15.53
Dividends on unvested grants	1,672	$47.69

Outstanding at December 31, 2008	5,087	$15.19	$0.2
Units converted into 3,573 common shares	(5,147)	$15.31
Dividends on unvested grants	60	$25.47

Outstanding at December 31, 2009 and 2010	0	$0	$0

(a)	Represents the total pre-tax intrinsic value based on stock units outstanding multiplied by AE’s closing stock price on each respective date.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The total pre-tax intrinsic value of stock units converted to shares of AE common stock during 2009 and 2008 was $0.1 million and $23.1 million, respectively. Allegheny issued new shares of its common stock in connection with the stock unit conversions. The actual number of common shares issued upon conversion of stock units was net of shares withheld to meet minimum income tax withholding requirements.
Non-Employee Director Stock Awards
     Under the Non-Employee Director Stock Plan, during 2010, 2009 and 2008, each non-employee member of AE’s Board of Directors received, on a quarterly basis, subject to his or her election to defer his or her receipt, shares of AE common stock with a value equivalent to the lesser of 1,000 shares or $30,000 of AE common stock as determined based on the closing price of AE common stock on the last business day of each calendar quarter for services performed. A maximum of 300,000 shares of AE’s common stock, subject to adjustments for stock splits, combinations, recapitalizations, stock dividends or similar changes in stock, may be issued under this plan. The 2010, 2009 and 2008 compensation of each non-employee director was 4,000 shares, 4,000 shares and 2,895 shares, respectively, of AE’s common stock. The amount of expense relating to this plan for 2010, 2009 and 2008 was $0.8 million, $0.9 million and $1.1 million, respectively, representing the closing price of AE’s common stock on the date of grant multiplied by the number of shares granted.
     Non-employee director stock awards activity in the last three years was as follows:

Number of
Shares
Shares earned but not issued at December 31, 2007	65,177
Granted	26,055
Issued	(20,869)
Dividends on earned but not issued shares	858

Shares earned but not issued at December 31, 2008	71,221
Granted	36,000
Issued	(22,201)
Dividends on earned but not issued shares	1,669

Shares earned but not issued at December 31, 2009	86,689
Granted	36,000
Issued	(12,000)
Dividends on earned but not issued shares	2,460

Shares earned but not issued at December 31, 2010	113,149

Restricted Shares
     In the first quarter of 2009, AE granted 17,850 restricted shares with an aggregate fair value of $0.4 million and a three year vesting period.

Number of
Shares
Restricted shares outstanding at December 31, 2008	0
Granted	17,850
Shares vested	(5,950)

Restricted shares outstanding at December 31, 2009	11,900
Shares vested	(11,900)

Restricted shares outstanding at December 31, 2010	0

     Upon shareholder approval of the proposed Merger in September 2010, all 11,900 outstanding shares of restricted stock vested, of which 3,642 shares were purchased as treasury stock to meet minimum income tax withholding requirements. As of December 31, 2010, Allegheny had no unrecognized compensation cost related to restricted shares.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 12: PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
     Substantially all of Allegheny’s personnel, including officers, are employed by AESC and are covered by a noncontributory, defined benefit pension plan. Allegheny also maintains a Supplemental Executive Retirement Plan (the “SERP”) for certain senior executives.
     Allegheny also provides subsidies for medical and life insurance plans for eligible retirees and dependents. Eligible retirees are charged premiums for medical coverage based on plan provisions, including age and years-of-service. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993, with the exception of certain union employees who were hired or became members before May 1, 2006. The provisions of the postretirement health care plans and certain collective bargaining arrangements limit Allegheny’s costs for eligible retirees and dependents.
     The components of the net periodic cost for pension benefits and for postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents by Allegheny were as follows:

				Postretirement Benefits
	Pension Benefits			Other Than Pensions
(In millions)	2010	2009	2008	2010	2009	2008
Components of net periodic cost:
Service cost	$26.2	$22.3	$21.2	$4.2	$4.4	$4.4
Interest cost	71.6	70.9	68.5	15.7	17.2	17.2
Expected return on plan assets	(73.8)	(74.2)	(76.8)	(6.0)	(5.3)	(7.3)
Amortization of unrecognized transition obligation	0.5	0.5	0.5	5.7	5.7	5.7
Amortization of prior service cost	3.2	3.2	3.2	0	0	0
Recognized actuarial loss	18.2	11.1	7.2	0	1.9	0.7

Net periodic cost	$45.9	$33.8	$23.8	$19.6	$23.9	$20.7

     For the years ended December 31, 2010, 2009 and 2008, Allegheny capitalized $19.4 million, $17.7 million and $13.2 million, respectively, of the above net periodic cost amounts to CWIP, a component of “Property, plant and equipment, net.”
     During the first quarter of 2010, Allegheny determined that its benefit obligation of $264.2 million at December 31, 2009 for postretirement benefits other than pensions was understated by approximately $14.9 million. As a result, Allegheny increased its recorded benefit obligation during the first quarter of 2010, and recorded additional expense of approximately $10.4 million and a charge to CWIP in the amount of approximately $4.5 million. Also, in the third quarter of 2010, Allegheny made an adjustment to reduce its accrued liability for medical benefits by approximately $18.0 million, resulting in a credit to CWIP of approximately $1.5 million, a credit to benefits expense of approximately $3.5 million and a credit to accumulated other comprehensive income of approximately $13.0 million.
     These adjustment amounts are not included in the preceding 2010 net periodic cost tables, but are presented as other adjustments in the change in benefit obligation table disclosed later in this note.
     In 2008, as required by GAAP, Allegheny changed to a December 31 measurement date for its pension plans, postretirement benefits other than pension plans and long-term disability plan. Accordingly, Allegheny performed a measurement of plan assets and liabilities as of December 31, 2008. Allegheny’s prior measurement date for these plans was September 30, 2007. Twelve fifteenths of net periodic cost for the fifteen month period from September 30, 2007 to December 31, 2008 was recorded as current year benefit costs and three fifteenths of the total cost was charged to retained earnings as of December 31, 2008, net of tax. The adjustment to retained earnings in the amount of $6.8 million was comprised of $6.0 million of pension benefit costs less income tax effect of $2.4 million and $5.4 million of other benefit plan costs less income tax effect of $2.2 million.
     Allegheny uses the market-related value of pension assets to determine the expected return on pension plan assets, a component of net periodic pension cost. The market-related value recognizes changes in fair value on a straight line basis over a five-year period. Changes in fair value are measured as the difference between the expected and actual plan asset returns, including dividends, interest and realized and unrealized investment gains and losses. Allegheny uses the fair value of assets to determine the expected return on postretirement benefits other than pension assets.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The amounts in accumulated other comprehensive loss and regulatory assets that are expected to be recognized as components of net periodic cost during the next fiscal year are as follows:

		Postretirement
	Pension	Benefits Other
(In millions)	Benefits	Than Pensions
Net actuarial loss	$25.6	$0
Net prior service cost	3.2	0
Net transition obligation	0.5	5.7

Total to be recognized in net periodic cost	$29.3	$5.7

     The amounts accrued at December 31, using a measurement date of December 31, included the following components:

			Postretirement
			Benefits Other
	Pension Benefits		Than Pensions
(In millions)	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligations at beginning of year	$1,226.4	$1,124.9	$264.2	$269.8
Service cost	26.2	22.3	4.2	4.4
Interest cost	71.6	70.9	15.7	17.2
Plan participants’ contributions	0	0	4.7	4.4
Actuarial (gain)/loss	67.9	76.0	(11.4)	(9.3)
Benefits paid from plan assets	(68.6)	(67.2)	(15.8)	(19.0)
Benefits paid from Allegheny assets	(0.5)	(0.5)	(4.7)	(4.8)
Medicare Part D subsidy	0	0	1.4	1.5
Other adjustments	0	0	14.9	0

Benefit obligation at end of year	1,323.0	1,226.4	273.2	264.2

Change in plan assets:
Fair value of plan assets at beginning of year	815.5	750.1	77.2	66.2
Actual return on plan assets	99.7	95.1	7.2	18.3
Plan participants’ contributions	0	0	4.7	4.4
Employer contribution	77.5	38.0	2.0	7.3
Benefits paid	(69.1)	(67.7)	(15.8)	(19.0)

Fair value of plan assets at end of year	923.6	815.5	75.3	77.2

Funded status at December 31	$(399.4)	$(410.9)	$(197.9)	$(187.0)

     The SERP is a non-qualified pension plan, and Allegheny is therefore not obligated to fund the SERP obligation. The SERP obligation, which is included as a component of the pension benefit obligation shown in the table above, was $12.0 million and $10.1 million at December 31, 2010 and 2009, respectively.
     Amounts recognized in the Consolidated Balance Sheets at December 31, were as follows:

			Postretirement
			Benefits Other
	Pension Benefits		Than Pensions
(In millions)	2010	2009	2010	2009
Current liabilities	$(0.5)	$(0.5)	$0	$0
Noncurrent liabilities	(398.9)	(410.4)	(197.9)	(187.0)

Net amounts recognized at December 31	$(399.4)	$(410.9)	$(197.9)	$(187.0)

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Amounts recognized in “Accumulated other comprehensive loss,” pre-tax, at December 31, that have not yet been recognized as components of net periodic benefit cost, were as follows:

			Postretirement
			Benefits Other
	Pension Benefits		Than Pensions
(In millions)	2010	2009	2010	2009
Net actuarial loss	$489.7	$466.0	$0.7	$26.4
Net prior service cost	8.0	11.2	0	0
Net transition obligation	0.8	1.2	10.0	15.7

Amounts not yet recognized in net periodic benefit cost	498.5	478.4	10.7	42.1
Regulatory asset	(376.6)	(362.9)	(8.1)	(33.6)

Accumulated other comprehensive loss, pre-tax, at December 31	$121.9	$115.5	$2.6	$8.5

     Allegheny has determined that a portion of the unfunded pension and postretirement benefit obligations represents an incurred cost that qualifies for regulatory asset treatment under GAAP. Because future recovery of these incurred costs are probable for certain of its state and federal jurisdictions, Allegheny has recorded regulatory assets in the amounts of $376.6 million and $362.9 million for pension benefits and $8.1 million and $33.6 million for postretirement benefits other than pensions at December 31, 2010 and 2009, respectively.
     The accumulated benefit obligation for all defined benefit pension plans was $1.22 billion and $1.12 billion at December 31, 2010 and 2009, respectively. The portion of the total accumulated benefit obligation related to the SERP was $11.1 million and $9.0 million at December 31, 2010 and 2009, respectively.
     Information for pension plans with a projected benefit obligation and an accumulated benefit obligation in excess of plan assets was as follows:

	Pension Benefits
(In millions)	2010	2009
Projected benefit obligation	$1,323.0	$1,226.4
Accumulated benefit obligation	$1,221.6	$1,122.4
Fair value of plan assets	$923.6	$815.5
     The assumptions used to determine net periodic benefit costs for the years ended December 31, 2010, 2009 and 2008 are shown in the table below.

	2010	2009	2008
Discount rate:
Pension (Qualified Plan)	6.00%	6.50%	6.40%
SERP	6.00%	6.40%	6.40%
Postretirement benefits other than pension	5.80%	6.60%	6.40%
Expected long-term rate of return on plan assets, net of administrative expenses	8.00%	8.25%	8.25%
Rate of compensation increase (a)	3.60%	3.60%	3.60%

(a)	Weighted-average rate for age graded scale.
     The assumptions used to determine benefit obligations at December 31, 2010 and 2009 are shown in the table below:

	2010	2009
Discount rate:
Pension (Qualified Plan)	5.50%	6.00%
SERP	5.50%	6.00%
Postretirement benefits other than pension	5.20%	5.80%
Rate of compensation increase (a)	3.35%	3.60%

(a)	Weighted-average rate for age graded scale.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Allegheny determines its discount rate assumptions through the use of a cash flow matching process in which the timing and amount of estimated benefit cash flows for each benefit plan are matched with an interest rate curve applicable to the returns of high quality corporate bonds over the expected benefit payment period to determine an overall effective discount rate.
     Allegheny determines its expected long-term rate of return on plan assets based on historical and expected future asset returns for each plan investment category as well as the current and expected future allocation of plan assets by investment category. The expected long-term rates of return on plan assets used to develop net periodic pension costs and postretirement benefit costs other than pension costs for 2011 are 7.75% and 5.00%, respectively.
     Assumed health care cost trend rates at December 31 were as follows:

	2010	2009
Health care cost trend rate assumed for next year	8.0%	8.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2017	2017
     For measuring obligations related to postretirement benefits other than pensions, Allegheny assumed a health care cost trend rate of 8.0% beginning in 2011 and decreasing by 0.5% each year thereafter to an ultimate rate of 5.0% in 2017, and plan provisions that limit future medical and life insurance benefits. Because of the plan provisions that limit future benefits, changes in the assumed health care cost trend rate would have a limited effect on the amounts displayed in the tables above. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage-Point	1-Percentage-Point
(In millions)	Increase	Decrease
Effect on total service and interest cost components	$0.8	$(0.7)
Effect on accumulated postretirement benefit obligation	$11.3	$(9.3)
     Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”), the federal government provides subsidies for certain drug costs to companies that provide coverage that is actuarially equivalent to the drug coverage under Medicare Part D. The subsidy is 28% of eligible drug costs for retirees who are over age 65 and covered under Allegheny’s postretirement benefits other than pension plan.
     In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act were signed into law. The legislation effectively changes the tax treatment of federal subsidies paid to sponsors of retiree health benefit plans that provide prescription drug benefits that are at least actuarially equivalent to prescription drug benefits provided under Medicare Part D. Beginning in 2013, an employer’s income tax deduction for the cost of providing Medicare Part D equivalent prescription drug benefits will be reduced by the amount of the federal subsidy. The impact of this change in tax treatment of the federal subsidy did not have a significant impact on Allegheny’s deferred income tax assets or income tax expense, because Allegheny expects that the majority of the prescription drug benefits provided under its health benefit plans will not be actuarially equivalent to Medicare Part D benefits for periods after 2012. Allegheny received a total subsidy of approximately $1.4 million for 2010, $1.5 million for 2009 and $1.6 million for 2008.
Plan Assets
     The long-term target asset allocation of the defined benefit pension plan is 50% equity securities and 50% fixed income securities. The long-term target for the assets associated with the postretirement benefits other than pension plans vary based on the particular structure of each plan and range from 55% to 75% equity securities and from 25% to 45% fixed income securities. Equity securities primarily include investments in large-cap and mid-cap companies primarily located in the United States (“U.S.”) and in international large-cap companies. Fixed income securities include corporate bonds of companies from diversified industries. Under the plans’ investment policies, the actual allocations may vary from the long-term objective within specified ranges. Market shifts, changes in the plan dynamics or changes in economic conditions may cause the asset mix to fall outside of the long-term policy range in a given period.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following table disaggregates by level within the fair value hierarchy described in Note 14, “Fair Value Measurements, Derivative Investments and Hedging Activities,” the fair value of the pension plan’s investments by class as of December 31, 2010 and December 31, 2009:

	2010 Fair Value Hierarchy Level				2009 Fair Value Hierarchy Level
(In millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents (a)	$0	$31.5	$0	$31.5	$0	$3.3	$0	$3.3
Equity securities:
U.S. large-cap (b)	0	281.8	0	281.8	0	227.7	0	227.7
U.S. mid-cap growth (c)	0	50.7	0	50.7	0	42.4	0	42.4
International large-cap (d)	0	133.5	0	133.5	0	114.9	0	114.9
Domestic real estate (e)	0	23.2	0	23.2	0	18.0	0	18.0
Fixed income securities:
Corporate bonds (f)	0	53.4	0	53.4	0	24.9	0	24.9
Government securities (g)	0	19.9	0	19.9	0	53.6	0	53.6
Group annuity contract (h)	0	329.6	0	329.6	0	330.7	0	330.7

Total	$0	$923.6	$0	$923.6	$0	$815.5	$0	$815.5

(a)	This class seeks to generate a reasonable rate of return by investing in securities that are either issued or guaranteed by the U.S. Treasury and/or U.S. Government Agencies.

(b)	This class seeks to match the returns of the S&P 500 Index and the Russell 1000 Index. Approximately 72% of these assets are invested to match the Russell 1000 index and 28% are invested to match the S&P 500 Index.

(c)	This class seeks to match the return of the Russell 2000 Index.

(d)	This class seeks to match the performance of the Morgan Stanley Capital International EAFE Index while providing low cost, broadly diversified, non-U.S. exposure.

(e)	This class seeks to match the return of the Dow Jones U.S. Select REIT Index.

(f)	Approximately one-half of the investment in this class seeks to match the return of the High Yield $200 Million Very Liquid Index, a customized Barclays Capital Index. The other one-half of the investment seeks a return that approximates the performance of the Barclays Capital U.S. Long Credit Bond Index.

(g)	This class seeks to match the return of the Barclays Capital U.S. Long Government Bond Index.

(h)	An unallocated group annuity contract with Metropolitan Life Insurance Company. Valued at a price per unit that is based upon the underlying value of the domestic fixed income securities.
     The following table disaggregates by level within the fair value hierarchy the fair value of the postretirement benefits other than pensions plan’s investments by asset class as of December 31, 2010 and December 31, 2009:

	2010 Fair Value Hierarchy Level				2009 Fair Value Hierarchy Level
(In millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents (a)	$0	$0.8	$0	$0.8	$0	$1.4	$0	$1.4
Equity securities:
U.S. large-cap (b)	0	23.5	0	23.5	0	21.7	0	21.7
Trust owned life insurance (TOLI) (c)	0	0	0	0	0	38.2	0	38.2
Fixed income securities (d)	0	51.0	0	51.0	0	15.9	0	15.9

Total	$0	$75.3	$0	$75.3	$0	$77.2	$0	$77.2

(a)	This class seeks to generate a reasonable rate of return by investing in high grade money market instruments.

(b)	This class seeks to match the return of the S&P 500 Index.

(c)	The TOLI is an unallocated insurance contract that is valued based upon the underlying mutual funds and pooled investments and at the value of investments made at a London Interbank Offered Rate (LIBOR), which approximates the policy’s net cash surrender value. The underlying investments in 2009 were comprised of approximately 60% equities and 40% U.S. fixed income bonds.

(d)	In this class, $16.7 million of the investment in 2010 and all of the 2009 investment seeks to match, as closely as possible, the performance of the Barclays Capital U.S. Aggregate Bond Index, by investing primarily in collateralized mortgage obligations,

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

corporate bonds, and U.S. Treasury obligations. In 2010, the remaining $34.3 million of investment is allocated 53% to government securities and 47% to corporate bonds.
     In 2009, a portion of the pension plan’s assets were invested in collective trust funds that participated in a securities lending program. These funds modified their withdrawal procedures as a result of liquidity issues affecting the funds’ ability to liquidate their securities lending collateral investment pools. At December 31, 2009, Allegheny’s pension plan participation in the collateral investment pool was approximately $56 million at cost, with a market value of approximately $55 million. At December 31, 2010, none of the pension plan’s assets were invested in collective trust funds that participate in a securities lending program.
Contributions
     Allegheny makes cash contributions to its qualified pension plan to meet the minimum funding requirements of employee benefit and tax laws and may include additional discretionary contributions to increase the funded level of the plan. Allegheny has not yet determined the amount of future contributions, but expects to contribute approximately $140 million to its pension plan for the year 2011. The amount of future contributions to the plan will depend on the funded status of the plan, asset performance and other factors. Allegheny currently anticipates that it will contribute $2 million to $3 million during 2011 to fund postretirement benefits other than pensions.
     The Pension Protection Act of 2006 (the “Pension Protection Act”) may affect the manner in which many companies, including Allegheny, administer their pension plans. Effective January 1, 2008, the Pension Protection Act will require many companies to more fully fund their pension plans according to new funding targets, potentially resulting in greater annual contributions. Allegheny has incorporated the Pension Protection Act funding targets and requirements into its future pension funding determination.
Estimated Future Benefit Payments
     The following table shows estimated benefit payments to be made by Allegheny, and the estimated Medicare Part D subsidy to be received by Allegheny:

		Postretirement Benefits Other
		Than Pensions
			Medicare
	Pension	Benefit	Part D
(In millions)	Benefits	Payments (a)	Subsidy
2011	$68.2	$18.0	$1.6
2012	$69.4	$18.1	$1.3
2013	$70.9	$18.8	$0.1
2014	$72.4	$19.3	$0.1
2015	$74.6	$19.5	$0.2
2016 — 2020	$421.7	$103.5	$0.8

(a)	Benefit payments are net of Medicare Part D subsidy.
ESOSP 401(k) Savings Plan
     The Allegheny Energy Employee Stock Ownership and Savings Plan (“ESOSP”) was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and was amended in 1984 to include a savings program. All of Allegheny’s employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Under the ESOSP, each eligible employee may elect to have from 2% to 25% of his or her compensation contributed to the ESOSP on a pre-tax basis. Starting July 1, 2007, participants have been able to elect to make all or a portion of their respective contributions to a Roth 401(k). An additional 1% to 6% of compensation may be contributed on a post-tax basis. Allegheny matches 50% of an employee’s first 6% of pre-tax salary deferrals and Roth 401(k) contributions into the ESOSP. Participants direct the investment of all contributions to specified mutual funds or AE common stock.
     In 2010, 2009 and 2008, Allegheny made ESOSP matching contributions in cash in the amount of $9.0 million, $9.0 million and $8.6 million, respectively. These contributions, less amounts capitalized in CWIP, were expensed. The capitalized portions of these costs were $2.6 million, $2.9 million and $2.5 million in 2010, 2009 and 2008, respectively.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Disability Benefits
     Allegheny provides benefits to eligible employees who are unable to perform their work duties due to an injury or illness. These benefits include income replacement under the Allegheny Energy Long-Term Disability Plan and medical and life insurance benefits under Allegheny’s medical and life insurance plans. The benefits are paid in accordance with Allegheny’s established benefit practices and policies. The liability related to these disability benefits was $9.5 million at December 31, 2010 and $8.9 million at December 31, 2009 and 2008, respectively.
NOTE 13: SEGMENT INFORMATION
     The following tables summarize the results of operations for Allegheny’s two reportable segments, the Merchant Generation segment and the Regulated Operations segment. Significant transactions between reportable segments are shown as eliminations to reconcile the segment information to consolidated amounts. The information for the Regulated Operations segment includes the operations of the Virginia distribution business through the date of its sale on June 1, 2010. See Note 4, “Sale of Virginia Distribution Business,” for additional information.

	Merchant	Regulated
(In millions)	Generation	Operations	Eliminations (a)	Total
2010
Operating revenues:
External operating revenues	$467.9	$3,435.0	$0	$3,902.9
Internal operating revenues	1,290.7	5.3	(1,296.0)	0

Total operating revenues	1,758.6	3,440.3	(1,296.0)	3,902.9
Operating expenses:
Fuel	876.0	316.6	0	1,192.6
Purchased power and transmission	38.4	1,755.2	(1,290.7)	502.9
Deferred energy costs, net	0	38.1	0	38.1
Gain on sale of Virginia distribution business	0	(44.6)	0	(44.6)
Operations and maintenance	250.7	487.5	(5.3)	732.9
Depreciation and amortization	129.7	195.5	(1.7)	323.5
Taxes other than income taxes	51.2	174.8	0	226.0

Total operating expenses	1,346.0	2,923.1	(1,297.7)	2,971.4

Operating income	412.6	517.2	1.7	931.5
Other income (expense), net	3.6	22.2	(12.5)	13.3
Interest expense	145.8	173.7	(3.1)	316.4

Income before income taxes	270.4	365.7	(7.7)	628.4
Income tax expense	98.7	118.0	0	216.7

Net income	171.7	247.7	(7.7)	411.7
Net income attributable to noncontrolling interests	(8.6)	0	8.6	0

Net income attributable to Allegheny Energy, Inc.	$163.1	$247.7	$0.9	$411.7

(a)	Represents elimination of transactions between reportable segments.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Merchant	Regulated
(In millions)	Generation	Operations	Eliminations (a)	Total
2009
Operating revenues:
External operating revenues	$383.1	$3,043.7	$0	$3,426.8
Internal operating revenues	1,225.5	7.5	(1,233.0)	0

Total operating revenues	1,608.6	3,051.2	(1,233.0)	3,426.8
Operating expenses:
Fuel	675.5	211.1	0	886.6
Purchased power and transmission	26.4	1,702.8	(1,227.2)	502.0
Deferred energy costs, net	0	(64.4)	0	(64.4)
Operations and maintenance	247.0	445.9	(5.8)	687.1
Depreciation and amortization	106.8	177.1	(1.8)	282.1
Taxes other than income taxes	47.2	166.4	0	213.6

Total operating expenses	1,102.9	2,638.9	(1,234.8)	2,507.0

Operating income	505.7	412.3	1.8	919.8
Other income (expense), net	1.0	17.1	(11.1)	7.0
Interest expense	134.9	157.4	(1.2)	291.1

Income before income taxes	371.8	272.0	(8.1)	635.7
Income tax expense	128.8	112.8	0	241.6

Net income	243.0	159.2	(8.1)	394.1
Net income attributable to noncontrolling interests	(9.0)	(1.3)	9.0	(1.3)

Net income attributable to Allegheny Energy, Inc.	$234.0	$157.9	$0.9	$392.8

2008
Operating revenues:
External operating revenues	$554.9	$2,831.0	$0	$3,385.9
Internal operating revenues	1,238.0	24.3	(1,262.3)	0

Total operating revenues	1,792.9	2,855.3	(1,262.3)	3,385.9
Operating expenses:
Fuel	793.4	287.5	0	1,080.9
Purchased power and transmission	30.3	1,622.3	(1,257.0)	395.6
Deferred energy costs, net	0	(63.7)	0	(63.7)
Operations and maintenance	222.1	458.0	(5.3)	674.8
Depreciation and amortization	94.1	181.9	(2.1)	273.9
Taxes other than income taxes	47.6	167.3	0	214.9

Total operating expenses	1,187.5	2,653.3	(1,264.4)	2,576.4

Operating income	605.4	202.0	2.1	809.5
Other income (expense), net	7.8	28.6	(14.1)	22.3
Interest expense	99.7	135.6	(3.4)	231.9

Income before income taxes	513.5	95.0	(8.6)	599.9
Income tax expense	179.7	24.4	0	204.1

Net income	333.8	70.6	(8.6)	395.8
Net income attributable to noncontrolling interests	(9.5)	(0.4)	9.5	(0.4)

Net income attributable to Allegheny Energy, Inc.	$324.3	$70.2	$0.9	$395.4

(a)	Represents elimination of transactions between reportable segments.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Capital expenditures and identifiable assets by segment were as follows:

	Merchant	Regulated
(In millions)	Generation	Operations	Other (b)	Eliminations (a)	Total
2010
Capital expenditures	$141.6	$808.9	$0	$0	$950.5
Identifiable assets	$4,482.5	$7,537.2	$76.4	$(6.8)	$12,089.3
2009
Capital expenditures	$233.4	$932.8	$0	$0	$1,166.2
Identifiable assets	$4,284.6	$7,286.7	$74.7	$(56.9)	$11,589.1
2008
Capital expenditures	$347.2	$646.9	$0	$0	$994.1
Identifiable assets	$4,268.8	$6,567.0	$91.3	$(116.1)	$10,811.0

(a)	Represents elimination transactions between reportable segments.

(b)	Represents identifiable assets not directly attributable to segments.
NOTE 14: FAIR VALUE MEASUREMENTS, DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
     Allegheny determines the fair value of assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants and based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties and the impact of credit enhancements, but also the impact of Allegheny’s own nonperformance risk on its liabilities. Allegheny uses a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.

Level 1 —	Quoted prices for identical instruments in active markets.
Level 2 —	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations for which all significant inputs are observable market data.
Level 3 —	Unobservable inputs significant to the fair value measurement supported by little or no market activity.
     In some cases, the inputs used to measure fair value may meet the definition of more than one level of fair value hierarchy. The lowest level input that is significant to the fair value measurement in its totality determines the applicable level in the fair value hierarchy.
     Allegheny’s assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009 consisted of the following:

	December 31, 2010		December 31, 2009
(In millions)	Assets	Liabilities	Assets	Liabilities
Cash equivalents (a)	$338.8	$0	$194.2	$0
Derivative instruments (b):
Current	134.3	(7.5)	128.3	(24.5)
Non-current	0	(12.4)	0	(9.7)

Total derivative instruments	134.3	(19.9)	128.3	(34.2)

Total recurring fair value measurements	$473.1	$(19.9)	$322.5	$(34.2)

(a)	Cash equivalents represent amounts invested in money market mutual funds and are valued using Level 1 inputs.

(b)	Before netting of cash collateral and FTR obligations.
     See Note 12, “Pension Benefits and Postretirement Benefits Other Than Pensions,” for information related to fair value measurements of pension and other postretirement benefit plan assets.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     All derivatives, except those for which an exception applies, are recorded in Allegheny’s Consolidated Balance Sheets at fair value. Derivative contracts that have been designated as normal purchases or normal sales are not subject to mark to market accounting treatment, and their effects are included in earnings at the time of contract performance.
     Certain derivative contracts that hedge an exposure to variability in expected future cash flows attributable to a particular risk or transaction have been designated as cash flow hedges. Allegheny’s hedge strategies include the use of derivative contracts to manage the variable price risk related to forecasted sales and forecasted purchases of electricity. These contracts held at December 31, 2010 expire at various dates through December 2012.
     For cash flow hedges, changes in the fair value of the derivative contract are reported in accumulated other comprehensive income (loss), to the extent they are effective at offsetting changes in the hedged item, until earnings are affected by the hedged item. Changes in any ineffective portion of the hedge are immediately recognized in earnings.
     For derivative contracts that have not been designated as normal purchase or normal sales or designated as part of a hedging relationship, any unrealized and realized gains and losses are included in revenues or expenses on the Consolidated Statements of Income, depending on relevant facts and circumstances.
     The following table disaggregates the net fair values of derivative assets and liabilities by class, before netting of cash collateral and FTR obligation, based on their level within the fair value hierarchy at December 31, 2010. This table excludes derivatives that have been designated as normal purchases or normal sales.

	Fair Value at December 31, 2010
(In millions)	Level 1	Level 2	Level 3	Total
Derivative assets:
Power contracts	$1.5	$15.5	$0	$17.0
FTRs	0	0	117.3	117.3

Total derivative assets	1.5	15.5	117.3	134.3

Derivative liabilities:
Power contracts	(8.3)	(9.5)	0	(17.8)
Interest rate swaps	0	(2.1)	0	(2.1)

Total derivative liabilities	(8.3)	(11.6)	0	(19.9)

Net derivative assets (liabilities)	$(6.8)	$3.9	$117.3	$114.4

     The following table disaggregates the net fair values of derivative assets and liabilities by class, before netting of cash collateral and FTR obligation, based on their level within the fair value hierarchy at December 31, 2009. This table excludes derivatives that have been designated as normal purchases or normal sales.

	Fair Value at December 31, 2009
(In millions)	Level 1	Level 2	Level 3	Total
Derivative assets:
Power contracts	$0	$0	$0	$0
Gas contracts	31.9	0.2	0	32.1
FTRs	0	0	96.2	96.2

Total derivative assets	31.9	0.2	96.2	128.3

Derivative liabilities:
Power contracts	(4.7)	(21.3)	0	(26.0)
Gas contracts	0	(0.1)	0	(0.1)
Interest rate swaps	0	(8.1)	0	(8.1)

Total derivative liabilities	(4.7)	(29.5)	0	(34.2)

Net derivative assets (liabilities)	$27.2	$(29.3)	$96.2	$94.1

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Derivative assets and liabilities included in Level 1 primarily consist of exchange-traded futures and other exchange-traded transactions that are valued using closing prices for identical instruments in active markets. Derivative assets and liabilities included in Level 2 primarily consist of commodity forward contracts and interest rate swaps. Derivatives included in Level 2 are valued using a pricing model with inputs that are observable in the market, such as quoted forward prices of commodities, or that can be derived from or corroborated by observable market data. Derivative assets included in Level 3 consist of FTRs and are valued using an internal model based on data from PJM monthly and annual FTR auctions.
     The following table shows the expected settlement year for derivative assets and liabilities outstanding before netting of cash collateral and FTR obligation at December 31, 2010. This table excludes derivatives that have been designated as normal purchases or normal sales:

(In millions)	2011	2012	Total
Level 1	$0	$(6.8)	$(6.8)
Level 2	9.5	(5.6)	3.9
Level 3	117.3	0	117.3

Net derivative assets (liabilities)	$126.8	$(12.4)	$114.4

     The following table shows the expected settlement year for derivative assets and liabilities outstanding before netting of cash collateral and FTR obligation at December 31, 2009. This table excludes derivatives that have been designated as normal purchases or normal sales:

(In millions)	2010	2011	2012	Total
Level 1	$31.8	$(1.0)	$(3.6)	$27.2
Level 2	(24.2)	(4.1)	(1.0)	(29.3)
Level 3	96.2	0	0	96.2

Net derivative assets (liabilities)	$103.8	$(5.1)	$(4.6)	$94.1

     The following tables provide a reconciliation of the beginning and ending balance of FTR derivative assets measured at fair value (Level 3):

(In millions)	2010	2009
Balance at January 1	$96.2	$189.8
Total realized and unrealized gains (losses):
Included in earnings, in operating revenues	57.6	(164.2)
Included in regulatory assets or liabilities	30.2	(82.9)
Purchases, issuances and settlements	(66.7)	153.5
Transfers in / out of Level 3	0	0

Balance at December 31	$117.3	$96.2

Amount of total gains (losses) included in earnings attributable to the change in unrealized gains (losses) related to Level 3 assets held at December 31	$18.3	$(3.6)

     There were no transfers between Level 1 and Level 2, and no transfers into or out of Level 3, of the fair value hierarchy for the years ended December 31, 2010 and 2009. To the extent that it has transfers between these levels, Allegheny accounts for the transfers at the end of the reporting period.
     The volume and expiration of Allegheny’s derivative contracts at December 31, 2010 that did not qualify for the normal purchase or normal sale exemption were as follows:

(In millions)	2011	2012	Total
Electricity contracts (MWhs):
Sales of power	15.2	2.6	17.8
Purchases of power	3.9	0.6	4.5
FTRs (MWhs)	26.7	0	26.7
Gas contracts (decatherms):
Sales of gas	0.1	0	0.1
Purchases of gas	0.1	0	0.1

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In millions)	2011	2012	Total
Interest rate swaps (notional dollars):
Interest rate swap agreements (fixed rate to floating rate)	$200	$0	$200
Interest rate swap agreements (floating rate to fixed rate)	$200	$0	$200
     Allegheny enters into derivative contracts for the sale or purchase of power to hedge the variable price risks related to forecasted sales or purchases of power. To the extent that such contracts qualify and are designated as cash flow hedging instruments, the effective portion of unrealized gain or loss on the derivative contract is reported as a component of other comprehensive income (“OCI”) and is subsequently reclassified into earnings in the period during which the hedged forecasted transaction affects earnings. Allegheny had 7.2 million MWhs of derivative electricity contracts that qualify and were designated as cash flow hedging instruments at December 31, 2010. Changes in the fair value of derivative electricity contracts that are not qualifying cash flow hedge instruments are reported in revenues on a mark-to-market basis. Allegheny had 15.1 million MWhs of derivative electricity contracts that were not designated as cash flow hedge instruments at December 31, 2010.
     Allegheny entered into derivative contracts for the forward purchase and sale of gas to hedge a portion of the value of a capacity contract related to the Kern River pipeline that did not qualify for cash flow hedge accounting. The contracts settled in January 2011. Interest rate swaps at December 31, 2010 include two interest rate swap agreements that expire during 2011 with an aggregate notional value of $200 million that were entered into during 2003 to substantially offset two existing interest rate swaps with the same counterparty. The 2003 agreements effectively locked in a net liability and substantially eliminated future income volatility from the interest rate swap positions but do not qualify for cash flow hedge accounting.
     Allegheny also holds FTRs that generally represent an economic hedge of future congestion charges that will be incurred in connection with its load obligations. These future obligations are not reflected on Allegheny’s Consolidated Balance Sheets, and the FTRs have not been designated as cash flow hedge instruments. As a result, the timing of recognition of gains or losses on FTRs will differ from the timing of power purchases, including incurred congestion charges. Allegheny acquires its FTRs in an annual auction through a self-scheduling process involving the use of auction revenue rights (“ARRs”) allocated to members of PJM that have load serving obligations. Allegheny initially records FTRs and a FTR obligation payable to PJM at the annual FTR auction price, and subsequently adjusts the carrying value of remaining FTRs to their estimated fair value at the end of each accounting period prior to settlement. Changes in the fair value of FTRs held by Allegheny’s unregulated subsidiaries are included in operating revenues as unrealized gains or losses. Unrealized gains or losses on FTRs held by Allegheny’s regulated subsidiaries are recorded as regulatory assets or liabilities.
     Derivative contracts that have been designated as normal purchases or normal sales are not subject to mark-to-market accounting treatment, and their effects are included in earnings at the time of contract performance.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The recorded fair values of derivatives at December 31, 2010 were as follows:

	Power Contracts
			Interest					FTR		Balance
			Rate		Gross		Net	Obligation		Sheet
In millions	Sales	Purchases	Swaps	FTRs	Derivatives	Netting	Derivatives	(a)	Collateral	Derivatives
Derivatives designated as hedging instruments:
Derivative assets
Current	$6.9	$0	$0	$0	$6.9	$(6.9)	$0	$0	$0	$0
Long-term	1.5	0	0	0	1.5	(1.5)	0	0	0	0

Total derivative assets	8.4	0	0	0	8.4	(8.4)	0	0	0	0
Derivative liabilities
Current	(5.1)	0	0	0	(5.1)	5.1	0	0	0	0
Long-term	(0.4)	0	0	0	(0.4)	0.4	0	0	0	0

Total derivative liabilities	(5.5)	0	0	0	(5.5)	5.5	0	0	0	0

Total designated	2.9	0	0	0	2.9	(2.9)	0	0	0	0
Derivatives not designated as hedging instruments:
Derivative assets
Current	36.0	0	0	117.3	153.3	(19.0)	134.3	(109.8)	0	24.5
Long-term	(1.1)	0	0	0	(1.1)	1.1	0	0	0	0

Total derivative assets	34.9	0	0	117.3	152.2	(17.9)	134.3	(109.8)	0	24.5
Derivative liabilities
Current	(23.5)	(2.7)	(2.1)	0	(28.3)	20.8	(7.5)	0	1.5	(6.0)
Long-term	(4.2)	(8.2)	0	0	(12.4)	0	(12.4)	0	5.0	(7.4)

Total derivative liabilities	(27.7)	(10.9)	(2.1)	0	(40.7)	20.8	(19.9)	0	6.5	(13.4)

Total not designated	7.2	(10.9)	(2.1)	117.3	111.5	2.9	114.4	(109.8)	6.5	11.1

Total derivatives	$10.1	$(10.9)	$(2.1)	$117.3	$114.4	$0	$114.4	$(109.8)	$6.5	$11.1

(a)	The FTR obligation at December 31, 2010 was $109.8 million and was payable to PJM in approximately equal weekly amounts through the PJM planning year ending May 31, 2011. This obligation has been netted against the FTR derivative asset balance on the consolidated balance sheet.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The recorded fair values of derivatives at December 31, 2009 were as follows:

			Gas
			Contracts	Interest							Balance
			-Kern	Rate		Gross		Net	FTR		Sheet
	Power Contracts		River	Swaps	FTRs	Derivatives	Netting	Derivatives	Obligation (a)	Collateral	Derivatives
(In millions)	Sales	Purchases
Derivatives designated as hedging instruments:
Derivative assets:
Current	$0.3	$0	$0	$0	$0	$0.3	$(0.3)	$0	$0	$0	$0
Long-term	0.6	0	0	0	0	0.6	(0.6)	0	0	0	0

Total derivative assets	0.9	0	0	0	0	0.9	(0.9)	0	0	0	0
Derivative liabilities:
Current	(12.1)	(4.8)	0	0	0	(16.9)	(1.4)	(18.3)	0	0.1	(18.2)
Long-term	(1.5)	(5.9)	0	0	0	(7.4)	(0.3)	(7.7)	0	3.0	(4.7)

Total derivative liabilities	(13.6)	(10.7)	0	0	0	(24.3)	(1.7)	(26.0)	0	3.1	(22.9)

Total designated	(12.7)	(10.7)	0	0	0	(23.4)	(2.6)	(26.0)	0	3.1	(22.9)

Derivatives not designated as hedging instruments:
Derivative assets:
Current	0.9	0	44.4	0	96.2	141.5	(13.2)	128.3	(96.2)	(27.5)	4.6
Long-term	0	0	0	0	0	0	0	0	0	0	0

Total derivative assets	0.9	0	44.4	0	96.2	141.5	(13.2)	128.3	(96.2)	(27.5)	4.6
Derivative liabilities:
Current	(0.9)	(1.7)	(12.4)	(6.1)	0	(21.1)	14.9	(6.2)	0	0	(6.2)
Long-term	0	(0.9)	0	(2.0)	0	(2.9)	0.9	(2.0)	0	0	(2.0)

Total derivative liabilities	(0.9)	(2.6)	(12.4)	(8.1)	0	(24.0)	15.8	(8.2)	0	0	(8.2)

Total not designated	0	(2.6)	32.0	(8.1)	96.2	117.5	2.6	120.1	(96.2)	(27.5)	(3.6)

Total derivatives	$(12.7)	$(13.3)	$32.0	$(8.1)	$96.2	$94.1	$0	$94.1	$(96.2)	$(24.4)	$(26.5)

(a)	The FTR obligation at December 31, 2009 was $127.9 million and was payable to PJM in approximately equal weekly amounts through the PJM planning year ending May 31, 2010. Of this obligation, $96.2 million has been netted against the FTR derivative asset balance and the remaining $31.7 million is included in non-derivative current liabilities on the consolidated balance sheet.
     The following table provides details on the changes in accumulated OCI relating to derivative assets and liabilities that qualified for cash flow hedge accounting.

(In millions)	2010	2009	2008
Accumulated OCI derivative gain (loss) at January 1 (before tax effect of $(10.8) million, $17.8 million and $(2.7) million, respectively)	$(27.6)	$45.8	$(7.0)
Effective portion of changes in fair value (before tax effect of $13.6 million, $13.2 million and $14.7 million, respectively)	35.2	34.4	37.8
Reclassifications of (gains) losses from accumulated OCI to earnings (before tax effect of $3.6 million, $(41.8) million and $5.8 million, respectively)	9.2	(107.8)	15.0

Accumulated OCI derivative gain (loss) at December 31 (before tax effect of $6.5 million, $(10.8) million and $17.8 million, respectively)	$16.8	$(27.6)	$45.8

     Derivative gains included in accumulated OCI in the amount of $18.1 million, before tax, are expected to be reclassified to earnings over the next twelve months.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table shows the location and amounts of gains (losses) on derivatives designated as cash flow hedges:

(In millions)	2010	2009	2008
Gain (loss) recognized in OCI (effective portion)	$35.2	$34.4	$37.8

Gains (losses) reclassified from accumulated OCI into operating revenues (effective portion)	$(9.2)	$107.8	$(15.0)

Gain or (loss) recognized in operating revenues (ineffective portion)	$(13.9)	$1.1	$3.2

     Unrealized gains (losses) on derivative instruments not designated or qualifying as cash flow hedge instruments were as follows:

(In millions)	2010	2009	2008
Recorded in operating revenues:
Interest rate swaps	$6.1	$6.0	$5.1
Mark-to-market power contracts	(5.2)	(12.1)	10.5
Gas contracts	(32.0)	3.5	28.5
FTRs	21.9	33.2	(36.8)
Recorded in fuel expense:
Coal purchase contracts—PRB	0	(8.2)	8.2
Recorded in regulatory liabilities (assets):
FTRs	11.5	15.9	(17.8)
Coal purchase contracts—PRB	0	(7.2)	7.2

Total	$2.3	$31.1	$4.9

Credit Related Contingent Features
     Certain of Allegheny’s derivative contracts contain collateral posting requirements tied to its credit ratings that would require posting of additional collateral in the event of a credit rating downgrade. The aggregate fair value of these derivative contracts that were in a liability position, disregarding any contractual netting arrangements, at December 31, 2010 was $4.6 million, for which Allegheny had posted no collateral. A one level downgrade in AE Supply’s senior unsecured credit rating at December 31, 2010 would have required the posting of $1.3 million of collateral for such derivative contracts in a liability position. A downgrade in AE Supply’s senior unsecured credit rating at December 31, 2010 to below Standard & Poor’s BB- or Moody’s Ba3 would have required the posting of $2.4 million of collateral for such derivative contracts in a liability position.
Credit Exposure
     Allegheny and its subsidiaries have credit exposure to energy trading counterparties. The majority of these exposures are the fair value of multi-year contracts for energy sales and purchases. If these counterparties fail to perform their obligations under such contracts, Allegheny and its subsidiaries would experience lower revenues or higher costs to the extent that replacement sales or purchases could not be made at the same prices as those under the defaulted contracts.
     Allegheny’s wholesale credit risk is the replacement cost for outstanding contracts and amounts owed to or due from counterparties for completed transactions. The replacement cost of open positions represents unrealized gains, net of any unrealized losses in circumstances in which Allegheny has a legally enforceable right of setoff. Allegheny and its subsidiaries have credit policies to manage credit risk, including the use of an established credit approval process, daily monitoring of counterparty positions and the use of master netting agreements. These agreements include credit mitigation provisions, such as margin, prepayment or other form of collateral acceptable to the counterparty. Allegheny may request additional credit assurance in the event that a counterparty’s credit ratings fall below investment grade or its exposures exceed an established credit limit.
NOTE 15: PURCHASE OF HYDROELECTRIC GENERATION FACILITIES
     In December 2009, Allegheny purchased two hydroelectric generation facilities located at Allegheny Lock and Dam 5 and 6 in Freeport, Pennsylvania with a nominal maximum generation capacity of 13 MW. This purchase effectively settled existing power purchase agreements under which Allegheny purchased the power generated by these facilities through 2034. Accordingly, at the transaction closing date, Allegheny recorded a credit to purchased power expense in the amount of $10.6 million, representing the fair value of the power agreements at that date. The purchase of the facilities was accounted for as a business combination for which the total consideration was $12.6 million consisting of a cash payment of approximately $2.0 million plus the fair value of the power purchase agreements. The fair value of the net assets acquired exceeded the total consideration paid by $6.7 million, representing a bargain purchase that was credited to operations and maintenance expense.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 16: JOINTLY OWNED BATH COUNTY GENERATION FACILITY
     AGC’s sole asset is a 40% undivided interest in the Bath County, Virginia pumped-storage hydroelectric generation facility and its connecting transmission facilities. All of AGC’s revenues are derived from sales of its 1,109 MW share of generation capacity from the Bath County generation facility to AE Supply and Monongahela. AGC records a prorated share of all expenditures related to its interest in the Bath County generation facility. AGC is consolidated with Allegheny through its subsidiary, AE Supply. AGC’s investment and accumulated depreciation in its 40% interest in the Bath County generation facility, at December 31 were as follows:

(In millions)	2010	2009
Property, plant and equipment	$834.0	$833.3
Accumulated depreciation	$363.5	$346.4
NOTE 17: FAIR VALUE OF FINANCIAL INSTRUMENTS
     See Note 14, “Fair Value Measurements, Derivative Instruments and Hedging Activities,” for information regarding assets and liabilities that are recorded at fair value on Allegheny’s consolidated balance sheets.
     As of December 31, 2010 and 2009, the carrying amounts of accounts receivable and accounts payable are representative of fair value because of their short-term nature. The carrying amounts and estimated fair values of long-term debt, including long-term debt due within one year, net of unamortized debt discounts of $7.5 million and $7.4 million at December 31, 2010 and 2009, respectively were as follows:

	December 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value
Long-term debt	$4,701.5	$4,873.2	$4,557.8	$4,729.1
     The fair value of long-term debt was estimated based on actual market prices or market prices of similar debt issues.
     Allegheny also has certain assets and liabilities that are recorded at fair value relating to pension plan assets and derivative instruments. See Note 12, “Pension Benefits and Postretirement Benefits Other Than Pensions” and Note 14, “Fair Value Measurements, Derivative Instruments and Hedging Activities,” for additional information.
NOTE 18: GOODWILL AND INTANGIBLE ASSETS
     Allegheny’s consolidated balance sheets at December 31, 2010 and 2009 included goodwill of $367.3 million, which was attributable to the unregulated generation operations of AE Supply, a reporting unit that substantially comprises Allegheny’s Merchant Generation segment.
     Allegheny tests goodwill for possible impairment on an annual basis as of August 31 of each year and at any other time if events or changes in circumstances make it likely that the fair value of the reporting unit has decreased below its carrying amount.
     Goodwill is tested for impairment using a fair value based approach. The first step of the test consists of comparing the reporting unit’s fair value to its carrying value, including the goodwill allocated to the reporting unit. If the reporting unit’s fair value exceeds its carrying amount, the reporting unit’s goodwill is considered not impaired. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of the impairment loss, if any. The second step requires a calculation of the implied fair value of the reporting unit’s goodwill determined in the same manner as the amount of goodwill recorded in a business combination. This implied fair value is then compared to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds its implied fair value, an impairment loss is recognized.
     Allegheny performed its annual goodwill impairment test as of August 31, 2010. The estimated fair value of the reporting unit exceeded its carrying amount by a significant amount and, therefore, no goodwill impairment was indicated at that date. The fair value was estimated using a combination of a discounted cash flow analysis approach and a market based approach that estimates fair value based on market multiples of earnings before interest, taxes, depreciation and amortization for other merchant generators. Significant assumptions used in estimating the fair value of the reporting unit include, among others, discount and growth rates, future energy and capacity prices, plant performance, operating and capital expenditures, environmental regulations, and the selection of comparable companies used in the market based approach.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Intangible assets included in “Property, plant and equipment, net” on the Consolidated Balance Sheets were as follows:

	December 31, 2010		December 31, 2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(In millions)	Amount	Amortization	Amount	Amortization
Land easements, amortized	$109.0	$32.4	$108.6	$32.1
Land easements, unamortized	30.7	0	32.3	0
Software	70.1	38.7	70.3	31.1

Total	$209.8	$71.1	$211.2	$63.2

     Amortization expense for intangible assets was $12.4 million in 2010, $12.6 million in 2009 and $12.2 million in 2008.
     Future amortization expense for intangible assets at December 31, 2010 is estimated as follows:

(In millions)	2011	2012	2013	2014	2015
Annual amortization expense	$12.1	$11.1	$9.6	$3.2	$2.0
NOTE 19: ASSET RETIREMENT OBLIGATIONS (“ARO”)
     Allegheny has AROs primarily related to ash landfills, underground and aboveground storage tanks, asbestos contained in its generation facilities, wastewater treatment lagoons and transformers containing polychlorinated biphenyls (“PCBs”).
     The following table provides a reconciliation of the beginning and ending ARO liability for 2010, 2009 and 2008:

(In millions)	2010	2009	2008
Balance at January 1	$55.2	$48.9	$61.0
Accretion of ARO liability	5.3	4.8	6.1
Liabilities incurred in the current period:
Ash disposal sites	6.1	3.5	0
Liabilities settled:
Storage tanks	(5.2)	0	0
Asbestos removal	(2.1)	(1.8)	(0.5)
Ash disposal sites	(0.1)	(0.1)	(0.1)
Other	0	0	(0.1)
Revision in estimated cash flows:
Ash disposal sites	0	0	(13.9)
Wastewater treatment lagoons	0	0	(2.4)
Asbestos	0	0	(1.2)
Liability associated with assets held for sale	0	(0.1)	0

Balance at December 31	$59.2	$55.2	$48.9

     Allegheny believes it is probable that it will recover the ARO costs incurred by its regulated companies in rates. Therefore, it records costs currently incurred for AROs as a reduction to the recorded regulatory liability or it establishes a regulatory asset depending on the rate recovery mechanism of the specific jurisdiction. See Note 7, “Regulatory Assets and Liabilities” for a discussion of the regulatory assets and liabilities associated with asset retirement and removal costs.
NOTE 20: ADVERSE POWER PURCHASE COMMITMENT LIABILITY
     In May 1998, the Pennsylvania PUC issued an order approving a transition plan for West Penn. This order was amended by a settlement agreement approved by the Pennsylvania PUC in November 1998. West Penn recorded an extraordinary charge in 1998 to reflect the disallowances of certain costs in the order. This charge included an estimated amount for an adverse power purchase commitment reflecting the commitment to purchase power at above-market prices. The adverse power purchase commitment liability is being amortized over the life of the commitment based on a schedule of estimated electricity purchases used to determine the amount of the charge.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As of December 31, 2010, Allegheny’s reserve for adverse power purchase commitments was $114.4 million, including a current liability of $18.1 million. Allegheny’s liability for adverse power purchase commitments decreased as follows:

(In millions)	2010	2009	2008
Amortization of liability for adverse power purchase commitments	$17.9	$17.5	$17.1
     These decreases in the reserve for adverse power purchase commitments are recorded as expense reductions in “Purchased power and transmission” on the Consolidated Statements of Income.
NOTE 21: OTHER INCOME (EXPENSE), NET
     Other income (expense), net, consisted of the following:

(In millions)	2010	2009	2008
Interest and dividend income	$2.3	$1.8	$7.3
Equity component of AFUDC	6.3	5.0	3.7
Income from equity investments	4.7	0.1	1.8
Cash received from a former trading executive’s forfeited assets	0	0	1.6
Other	0	0.1	7.9

Total other income (expense), net	$13.3	$7.0	$22.3

NOTE 22: GUARANTEES AND LETTERS OF CREDIT
     In connection with certain sales, acquisitions and financings, and in the normal course of business, AE and its subsidiaries enter into various agreements that may include guarantees or require the issuance of letters of credit. AE has a $250 million revolving credit facility, any unutilized portion of which is available to AE for the issuance of letters of credit.

	December 31, 2010		December 31, 2009
	Amounts	Total	Amounts	Total
	Recorded on	Guarantees	Recorded on	Guarantees
	the Consolidated	and Letters	the Consolidated	and Letters
(In millions)	Balance Sheet	of Credit	Balance Sheet	of Credit
Guarantees:
Purchase, sale, exchange or transportation of wholesale natural gas, electric power and related services (a)	$0	$84.2	$0	$95.2
Loans and other financing-related matters	0	5.9	0	6.4
Lease agreement (a)	0	5.0	0	5.0
Other	0	0	0.2	0.2

Total Guarantees	$0	$95.1	$0.2	$106.8

Letters of Credit:
Under AE’s Revolving Facility (b)	$0	$3.1	$0	$3.2

Total Letters of Credit	$0	$3.1	$0	$3.2

Total Guarantees and Letters of Credit	$0	$98.2	$0.2	$110.0

(a)	Amounts represent AE guarantees on behalf of its subsidiaries.

(b)	These amounts were comprised of a letter of credit issued in connection with a contractual obligation of Allegheny Ventures.
NOTE 23: VARIABLE INTEREST ENTITIES
     GAAP requires the primary beneficiary of a Variable Interest Entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, or as a group, the holders of the equity investment at risk lack any one of the following characteristics: a) the power, through voting rights or similar rights, to direct the activities of an entity that most significantly impact the entity’s economic performance, b) the obligation to absorb the expected losses of the entity or c) the right to receive the expected residual returns of the entity.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Independent Power Producer (“IPP”) contracts. Potomac Edison and West Penn each have a long-term electricity purchase contract with unrelated IPPs. Allegheny periodically requests from these IPPs the information necessary to determine whether these entities are VIEs and whether Allegheny is the primary beneficiary. Allegheny has been unable to obtain the requested information, which was determined by the IPPs to be proprietary.
     Potomac Edison purchased power from an IPP in the amounts of $116.7 million, $96.4 million and $113.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. West Penn purchased power from an IPP in the amounts of $42.7 million, $42.5 million and $40.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. Neither Potomac Edison nor West Penn is subject to any risk of loss associated with the applicable potential VIE, because neither has any obligation to the applicable IPP other than to purchase the power that the IPP produces according to the terms of the applicable electricity purchase contract.
     APS Constellation, LLC (“APS Constellation”). Allegheny Ventures, Inc., a non-utility subsidiary of AE, formed a partnership in 1995 with an unregulated business of Constellation Energy in a joint venture energy services company named APS Constellation. The business purpose of APS Constellation is the marketing, development, and implementation of energy conservation projects. APS Constellation, working under an Engineer/Procure/Construct agreement as a subcontractor for Potomac Edison, completed multiple energy conservation projects for Potomac Edison’s government customers at Ft. Detrick, Maryland. The projects resulted in performance payments and other fees remitted to APS Constellation. APS Constellation securitized the future revenue streams from the projects through several financings and made a partnership distribution of the proceeds. Some of the project financings required Potomac Edison to provide ongoing guarantees. In 2005, the joint venture operating agreement was amended to limit Allegheny’s obligations and participation in APS Constellation. The accounts of APS Constellation are not included in Allegheny’s Consolidated Financial Statements because Allegheny does not have the power to direct activities that most significantly impact APS Constellation’s economic performance.
     At December 31 2010, Allegheny’s maximum exposure to loss related to APS Constellation consisted of a $0.7 million equity investment in APS Constellation, a letter of credit guarantee of $3.1 million and recourse guarantees of $5.9 million. At December 31, 2009, Allegheny’s maximum exposure to loss related to APS Constellation consisted of a $0.7 million equity investment in APS Constellation, a letter of credit guarantee of $3.2 million and recourse guarantees of $6.4 million. These guarantees are not recorded on Allegheny’s Consolidated Balance Sheet.
     PATH-WV. As described in Note 1, “Business, Basis of Presentation and Significant Accounting Policies,” PATH-WV is owned equally by Allegheny and AEP. As described in Note 3, “Recently Adopted and Recently Issued Accounting Standards,” Allegheny deconsolidated PATH-WV from its financial statements effective January 1, 2010, and accounts for its investment in PATH-WV under the equity method. Allegheny and AEP provide certain services to PATH-WV and make capital contributions to PATH-WV as needed. At December 31, 2010, Allegheny’s consolidated balance sheet included Allegheny’s investment in PATH-WV on the equity method of accounting in the amount of $23.6 million. At December 31, 2009, Allegheny’s consolidated balance sheet included property, plant and equipment of PATH-WV in the amount of approximately $35.8 million, cash and cash equivalents of $3.4 million and noncontrolling interest related to AEP’s ownership of approximately $14.9 million. Allegheny’s consolidated statement of income for the year ended December 31, 2010 included other income of $3.5 million, representing Allegheny’s 50% equity in the pre-tax earnings of PATH-WV. Allegheny’s consolidated statement of income for year ended December 31, 2009 included revenues of $10.8 million, operating income of $4.4 million and net income attributable to noncontrolling interest of $1.3 million.
     Allegheny expects to make capital contributions to PATH-WV to support its construction projects. Because of the nature of PATH-WV’s operations and its FERC-approved rate mechanism, Allegheny’s maximum exposure to loss consists of its advances to, and investment in, PATH-WV, which were $0.5 million and $23.6 million, respectively, at December 31, 2010.
     Energy Insurance Services, Inc. Allegheny has entered into an insurance arrangement with Energy Insurance Services, Inc. (“EIS”). EIS has multiple protected cells and writes policies for Allegheny in one segregated cell, referred to as Mutual Business Program No. 2 (the “Program”). Neither Allegheny nor its subsidiaries have an equity investment in EIS. The Program is governed by a Participation Agreement that limits claims paid on policies that are not reinsured to premium payments made by Allegheny, contributions to surplus and any investment returns on those premiums less expenses. The accounts of EIS are included in Allegheny’s Consolidated Financial Statements because Allegheny has determined it has a controlling financial interest in EIS. Insurance premiums for the Program were $8.7 million and $9.8 million for the years ended December 31, 2010 and 2009, respectively. At December 31, 2010, total assets were $19.6 million, consisting primarily of investments, and total liabilities were $14.8 million, consisting primarily of claim reserves. At December 31, 2009, total assets were $18.5 million, consisting primarily of investments, and total liabilities were $13.7 million, consisting primarily of claim reserves At December 31, 2010 and 2009, Allegheny’s maximum exposure to loss related to EIS consisted of a $4.8 million equity investment in EIS recorded on its Consolidated Balance Sheet.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 24: ACQUISITION OF NONCONTROLLING INTEREST IN AE SUPPLY
     On January 25, 2008, Allegheny and Merrill Lynch entered into a settlement agreement that resolved litigation between the two parties related to a dispute regarding Allegheny’s purchase of Merrill Lynch’s energy marketing and trading business in 2001. As a result of this settlement, Allegheny reversed its previously recorded accrued interest liability of $54.7 million through a credit to interest expense during the fourth quarter of 2007.
     On March 31, 2008, in accordance with the settlement agreement, Allegheny made a cash payment to Merrill Lynch in the amount of $50 million, and Merrill Lynch conveyed to Allegheny its approximately 1.5% equity interest in AE Supply. Allegheny recorded the acquisition of Merrill Lynch’s noncontrolling interest in AE Supply using the purchase method of accounting. Under the purchase method of accounting, the purchase price was allocated to individual assets acquired and liabilities assumed based on the fair values of such assets and liabilities. The purchase accounting adjustments will be amortized against income over the estimated lives of the individual assets and liabilities, ranging from 3 years to 30 years. No goodwill was recorded. The effects of the purchase accounting adjustments are not expected to materially impact Allegheny’s financial results for any period. Allegheny ceased recording expense relating to the noncontrolling interest in AE Supply as of January 1, 2008.
NOTE 25: COMMITMENTS AND CONTINGENCIES
     Allegheny is involved in a number of significant legal proceedings. In certain cases, plaintiffs seek to recover large and sometimes unspecified damages, and some matters may be unresolved for several years. Allegheny cannot currently determine the outcome of the proceedings described below or the ultimate amount of potential losses. Management provides for estimated losses to the extent that information becomes available indicating that losses are probable and that the amounts are reasonably estimable. Additional losses may have an adverse effect on Allegheny’s results of operations, cash flows and financial condition.
Environmental Matters and Litigation
     The operations of Allegheny’s owned facilities, including its generation facilities, are subject to various federal, state and local laws, rules and regulations as to air and water quality, hazardous and solid waste disposal and other environmental matters, some of which may be uncertain. Compliance may require Allegheny to incur substantial additional costs to modify or replace existing and proposed equipment and facilities.
     Global Climate Change. The United States relies on coal-fired power plants for more than 45% of its energy. However, coal-fired power plants have come under scrutiny due to their emission of gases implicated in climate change, primarily carbon dioxide, or “CO2.”
     Allegheny produces approximately 95% of its electricity at coal-fired facilities and currently produces approximately 45 million tons of CO2 annually through its energy production. While there are many unknowns concerning the final regulation of greenhouse gases in the United States, federal and/or state legislation and implementing regulations addressing climate change, including limits on emissions of CO2, likely will be adopted some time in the future. Thus, CO2 legislation and regulation, if not reasonably designed, could have a significant impact on Allegheny’s operations. To date Congress has not passed any CO2 —specific law.
     The U.S. Environmental Protection Agency (the “EPA’) is moving to regulate greenhouse gas emissions under the Clean Air Act of 1970 (the “Clean Air Act”). On December 7, 2009, the EPA announced its Greenhouse Gas Endangerment Finding, stating that greenhouse gas emissions from cars and light trucks, when mixed in the atmosphere, endanger public health. The finding provides the EPA with a basis on which to regulate greenhouse gas emissions from vehicle tailpipes under the provisions of the Clean Air Act. Once a pollutant is regulated under the Clean Air Act for one source category, the EPA has authority to apply similar regulations to other source categories. On April 1, 2010, the EPA and the Department of Transportation’s National Highway Traffic Safety Administration (“NHTSA”) announced a joint final rule that applies to passenger cars, light-duty trucks and medium-duty passenger vehicles, covering model years 2012 through 2016. Under the Clean Air Act, regulation of greenhouse gas emissions from vehicles also triggers requirements for new and modified stationary sources to control greenhouse gas emissions under the Prevention of Significant Deterioration (“PSD”) program. Regulation of the stationary sources will be implemented through the final version of the “tailoring rule” issued on June 3, 2010. The tailoring rule became effective on January 2, 2011. For six months, only new and modified sources already required to control emissions of other air pollutants will be required to control greenhouse gas emissions. Beginning July 1, 2011, new sources above 100,000 tons per year and modified existing sources with emissions increases above 75,000 tons per year (which may include Allegheny’s facilities, but only to the extent any modifications to those facilities triggers application of the rule) will be required to control emissions.
     There is a gap between the current capabilities of technology and the desired reduction levels contemplated by past legislative proposals; no current commercial-scale technology exists to enable many of the reduction levels discussed in past national, regional and state proposals. Such technology may not become available within a timeframe consistent with the implementation of any future

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
climate control initiatives or at all. To the extent that such technology does become available, Allegheny can provide no assurance that it will be suitable for installation at Allegheny’s generation facilities on a cost effective basis or at all. Based on estimates from a 2007 Department of Energy National Electric Technology Laboratory report and recently announced projects by other entities, it could cost in the range of $4,800 to $5,500 per kW to replace existing coal-based power generation with fossil fuel stations capable of capturing and sequestering CO2 emissions. However, exact estimates are difficult because of the lack of distinctive rules and the current lack of deployable technology.
     Regardless of the eventual mechanism for limiting CO2 emissions, compliance will be a major and costly challenge for Allegheny, its customers and the region in which it operates. Most notable will be the potential impact on customer bills and disproportionate increases in energy cost in areas that have built their energy and industrial infrastructure over the past century based on coal-fired electric generation.
     Because the regulatory/legislative process and applicable technology each is in its infancy, it is difficult for Allegheny to aggressively implement greenhouse gas emission expenditures until the exact nature and requirements of any regulation are known and the capabilities of control or reduction technologies are more fully understood. Allegheny’s current strategy in response to climate change initiatives focuses on:
•	maintaining an accurate CO2 emissions database;

•	improving the efficiency of its existing coal-burning generation facilities;

•	following developing technologies for clean-coal energy and for CO2 emission controls at coal-fired power plants, including carbon sequestration;

•	analyzing options for future energy investment (e.g., renewables, clean-coal, etc.); and

•	improving demand-side efficiency programs, as evidenced by customer conservation outreach plans and Allegheny’s Watt Watchers initiatives.
     Allegheny’s energy portfolio also includes approximately 1,180 MWs of renewable hydroelectric and pumped storage power generation. Allegheny obtained a permit to allow for a limited use of bio-mass (wood chips and saw dust) at one of its coal-fired power stations in West Virginia and currently has approval to use waste-tire derived fuel at another of its coal-based power stations in West Virginia.
     Allegheny is participating in the dialogue that will shape the regulatory landscape surrounding CO2 emissions. Additionally, Allegheny intends to pursue proven and cost-effective measures to manage its emissions while maintaining an affordable and reliable supply of electricity for its customers.
     Clean Air Act Compliance and State Air Quality Initiatives. Allegheny currently meets applicable standards for particulate matter emissions at its generation facilities through the use of high-efficiency electrostatic precipitators, cleaned coal, flue-gas conditioning, optimization software, fuel combustion modifications and, at times, through other means. From time to time, minor excursions of stack emission opacity that are normal to fossil fuel operations are experienced and are accommodated by the regulatory process.
     Allegheny’s compliance with the Clean Air Act has required, and may require in the future, that Allegheny install control technologies on many of its generation facilities at significant cost. The proposed Clean Air Transport Rule (“CATR”) released by the EPA on July 6, 2010 may accelerate the need to install this equipment by phasing out a portion of the currently available allowances, limiting trading and accelerating federal emission reduction goals. The proposed CATR replaces certain portions of the Clean Air Interstate Rule (“CAIR”). In June 2008, the U.S. Court of Appeals for the District of Columbia vacated CAIR, which would have required reductions of SO2 and NOX emissions in two phases beginning in 2010 and 2015. In December 2008, the Court reconsidered its prior ruling and allowed CAIR to remain in effect until replaced by a new EPA rule.
     Following the February 2008 vacature of EPA’s 2005 Clean Air Mercury Rule (“CAMR”) by the U.S. Court of Appeals for the District of Columbia, the EPA announced plans to propose a new maximum achievable control technology rule for hazardous air pollutant emissions from electric utility steam generating units in March 2011. The EPA plans to finalize the new rule by November 2011. Allegheny is monitoring the EPA’s efforts to promulgate hazardous air pollutant rules that will include, but will not be limited to, mercury limits. To establish these standards, the EPA must identify the best performing 12% of sources in each source category and, to that end, issued an information request to members of the fossil fuel-fired generating industry requiring extensive stack emissions testing on selected generating units. Allegheny completed stack testing for eight of its generating units identified by EPA and submitted all results by September 2010. Depending on the final hazardous air pollution limits set by the EPA, Allegheny could incur significant costs for additional control equipment.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Additionally, Maryland passed the Healthy Air Act in early 2006. This legislation imposes state-wide emission caps on SO2 and NOX, requires mercury emissions and mandates that Maryland join the Regional Greenhouse Gas Initiative (“RGGI”) and participate in that coalition’s regional efforts to reduce CO2 emissions. On April 20, 2007, Maryland’s governor signed on to RGGI, as a result of which Maryland became the 10th state to join the Northeast regional climate change and energy efficiency program. The Healthy Air Act provides a conditional exemption for the R. Paul Smith power station for NOX, SO2 and mercury, based on a PJM declaration that the station is vital to reliability in the Baltimore/Washington DC metropolitan area, which PJM determined in 2006. Pursuant to the legislation, the Maryland Department of the Environment (the “MDE”) passed alternate NOX and SO2 limits for R. Paul Smith, which became effective in April 2009. However, R. Paul Smith is still required to meet the Healthy Air Act mercury reductions of 80% beginning in 2010. The statutory exemption does not extend to R. Paul Smith’s CO2 emissions. Maryland issued final regulations to implement RGGI requirements in February 2008. Ten RGGI auctions have been held through the end of calendar year 2010. RGGI allowances are also readily available in the allowance markets, affording another mechanism by which to secure necessary allowances.
     AE Supply and Monongahela comply with current SO2 emission standards through a system-wide plan, combining the use of emission controls, low sulfur fuel and emission allowances. Allegheny continues to evaluate and implement options for compliance. It completed the elimination of a partial bypass of Scrubbers at its Pleasants generation facility in December 2007 and the construction of Scrubbers at its Hatfield’s Ferry and Fort Martin generating facilities in 2009. Allegheny now has Scrubbers installed and operating on all ten of the units at its four supercritical generating facilities and at Mitchell Unit 3.
     Allegheny’s NOX compliance plan functions on a system-wide basis, similar to its SO2 compliance plan. Pending finalization of the CATR, AE Supply and Monongahela also have the option, in some cases, to purchase alternate fuels or NOX allowances, if needed, to supplement their compliance strategies. Allegheny currently has installed selective non-catalytic reduction equipment at its Fort Martin and Hatfield’s Ferry generating stations and selective catalytic reduction equipment at its Harrison and Pleasants generating stations, together with other NOX controls at these supercritical generating facilities, as well as its other generating facilities.
     On January 8, 2010, the West Virginia Department of Environmental Protection (“WVDEP”) issued a Notice of Violation for opacity emissions at Allegheny’s Pleasants generating facility. Allegheny will be installing a wet reagent injection system in 2011 to control the opacity.
     Clean Water Act Compliance. In 2004, the EPA issued a final rule requiring all existing power plants with once-through cooling water systems withdrawing more than 50 million gallons of water per day to meet certain standards to reduce mortality of aquatic organisms pinned against the water intake screens or, in some cases, drawn through the cooling water system. The standards varied based on the type and size of the water bodies from which the plants draw their cooling water.
     In January 2007, the Second Circuit Court of Appeals issued a decision on appeal that remanded a significant portion of the rule to the EPA. As a result, the EPA suspended the rule, except for a requirement, which existed prior to the EPA’s adoption of the 2004 rule, that permitting agencies use best professional judgment (“BPJ”) to determine the best technology available for minimizing adverse environmental impacts for existing facility cooling water intakes. Pending re-issuance of the 2004 rule by the EPA, permitting agencies thus will rely on BPJ determinations during permit renewal at existing facilities.
     On April 1, 2009, the U.S. Supreme Court reversed the appeals court decision and upheld the EPA’s authority to use cost/benefit analysis. EPA plans to issue a proposed rule addressing the issues remanded by the Court in 2011 and to issue a final rule in 2012. Depending on the standards set by the EPA when it reissues this rule, Allegheny could incur significant costs for additional control equipment.
     Monongahela River Water Quality. In late 2008, the PA DEP imposed water quality criteria for certain effluents, including total dissolved solid (“TDS”) and sulfate concentrations in the Monongahela River, on new and modified sources, including the Scrubber project at the Hatfield’s Ferry generation facility. These criteria are reflected in the current PA DEP water discharge permit for that project. AE Supply appealed the PA DEP’s permitting decision, which would require it to incur significant costs or negatively affect its ability to operate the Scrubbers as designed. Preliminary studies indicate an initial capital investment of approximately $62 million in order to install technology to meet the TDS and sulfate limits in the permit. The permit has been independently appealed by Environmental Integrity Project and Citizens Coal Council who seek to impose more stringent technology-based effluent limitations. Those same parties have intervened in the appeal filed by AE Supply, and both appeals have been consolidated for discovery purposes. An order has been entered that stays the permit limits that AE Supply has challenged while the appeal is pending. The hearing is scheduled to begin on September 13, 2011. AE Supply intends to vigorously pursue these issues, but cannot predict the outcome of these appeals.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In parallel rulemaking, the PA DEP recommended an end-of-pipe limit TDS rule, and the Pennsylvania Environmental Quality Board issued the final rule on August 21, 2010. Allegheny could incur significant costs for additional control equipment to meet the requirements of this rule, although its provisions do not apply to electric generating units until the end of 2018, and then only if the EPA has not promulgated TDS effluent limitation guidelines applicable to such units.
     On December 23, 2010, PA DEP submitted its Clean Water Act 303(d) list to EPA with a recommended sulfate impairment designation for an approximately 68 mile stretch of the Monongahela River north of the West Virginia border. EPA is reviewing PA DEP’s recommendation. If the designation is approved, Pennsylvania will then need to develop a Total Maximum Daily Load (“TMDL”) limit for the river, a process that will take about five years. Based on the stringency of the TMDL, Allegheny Energy may incur significant costs for controls on its national pollution discharge elimination system, or “NPDES,” discharges to the Monongahela River from Hatfield’s Ferry and Mitchell facilities in Pennsylvania and its Fort Martin facility in West Virginia. Allegheny appealed the PA DEP’s proposed 303(d) designation to the Pennsylvania Environmental Hearing Board in January 2011 on the basis that the PA DEP failed to follow its own methodologies for concluding the river segments are impaired.
     In October 2009, the WVDEP issued the water discharge permit for the Fort Martin generation facility. Similar to the Hatfield’s Ferry water discharge permit issued for the Scrubber project, the Fort Martin permit imposes effluent limitations for TDS and sulfate concentrations. The permit also imposes temperature limitations and other effluent limits for heavy metals that are not contained in the Hatfield’s Ferry water permit. Concurrent with the issuance of the Fort Martin permit, WVDEP also issued an administrative order that sets deadlines for Monongahela to meet certain of the effluent limits that are effective immediately under the terms of the permit. Monongahela appealed the Fort Martin permit and the administrative order. The appeal includes a request to stay certain of the conditions of the permit and order while the appeal is pending. The request to stay has been granted pending a final decision on appeal and subject to WVDEP moving to dissolve the stay. The appeals have been consolidated. Monongahela moved to dismiss certain of the permit conditions for the failure of the WVDEP to submit those conditions for public review and comment during the permitting process. An agreed-upon order that suspends further action on this appeal, pending WVDEP’s release for public review and comment on those conditions, was entered on August 11, 2010. The stay remains in effect during that process. The current terms of the Fort Martin permit would require Monongahela to incur significant costs or negatively affect operations at Fort Martin. Preliminary information indicates an initial capital investment in excess of the capital investment that may be needed at Hatfield’s Ferry in order to install technology to meet the TDS and sulfate limits in the Fort Martin permit, which technology may also meet certain of the other effluent limits in the permit. Additional technology may be needed to meet certain other limits in the permit. Monongahela intends to vigorously pursue these issues but cannot predict the outcome of these appeals.
     Solid Waste. The EPA is reviewing its waste regulations relating to coal combustion residuals (“CCR”) partly in response to a Tennessee Valley Authority ash spill in Kingston, Tennessee in December 2008. CCR includes bottom ash, boiler slag, fly ash and Scrubber byproducts including gypsum. CCR has historically been designated and managed as a non-hazardous waste, and the EPA has twice determined that it is not appropriate to regulate it as a hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). The EPA is reconsidering those earlier determinations and intends to issue new regulations for the management and disposal of CCR in 2011. The EPA has not yet reached a final decision on whether to regulate CCR as a hazardous or special waste (RCRA Title C) or as a non-hazardous waste (RCRA Title D) and on May 4, 2010 released a draft proposed rule which contained both options for public comment. Should the EPA elect to designate CCR as hazardous or special waste at any point in its generation, storage, transportation or disposal cycle, it could significantly increase Allegheny’s cost of managing CCR materials and could also drive additional monitoring and corrective action at legacy disposal sites. In addition to potential additional management costs for CCR disposal, Allegheny might expect to see a reduction in options for beneficial reuse of CCR in applications such as mine reclamation, cement manufacture and agriculture, further increasing costs, as such materials will then enter landfills rather than beneficial reuse. While EPA’s proposed rule appears to attempt to protect beneficial CCR reuse whatever the CCR designation, we are still reviewing the rule and assessing its effect on Allegheny in that regard. The proposed rule also provides options for the management and closure of wet CCR storage and disposal impoundments. Even if EPA elects the non-hazardous CCR option in a final rule, reducing Allegheny’s potential waste management exposure, closure of wet disposal impoundments could be a source of significant costs. Allegheny is assessing the draft proposal and working with various trade groups and associations to determine potential costs and effects under either CCR option.
     Potential Impact of Recent EPA and Climate Change Initiatives. Implementation of the EPA’s current proposals with regard to air quality, water quality and CCR, as described above, would, together with potential climate change legislation, require extensive and costly changes to the nation’s electric generation fleet, including the installation of new pollution controls, retirement of many existing generating facilities and construction of new generating capacity. Several industry and industry-related assessments, while varying in their estimates and assumptions, estimate that if implementation of these initiatives proceeds according to currently proposed schedules, the combined national cost through 2015 associated with required retrofitting of existing facilities and construction of new facilities could be hundreds of billions of dollars. Additionally, it is estimated that the cost of complying with these initiatives may not be economically justified for many individual facilities and would therefore result in the retirement of a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
significant portion of the nation’s existing coal-fired generation capacity. While specific estimates involve complex models incorporating many variables and assumptions that are subject to individual interpretation and are highly subject to change, it is clear that timely compliance would be challenging and require significant investment, both at the industry level and for Allegheny, which could be required to install a variety of additional pollution controls at a number of its generating facilities and could be compelled to retire certain of its subcritical facilities.
     Clean Air Act Litigation. In August 2000, AE received a letter from the EPA requesting that it provide information and documentation relevant to the operation and maintenance of the following ten electric generation facilities, which collectively include 22 generation units: Albright, Armstrong, Fort Martin, Harrison, Hatfield’s Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith and Willow Island. AE Supply and/or Monongahela own these generation facilities. The letter requested information under Section 114 of the Clean Air Act to determine compliance with the Clean Air Act and related requirements, including potential application of the New Source Review (“NSR”) standards under the Clean Air Act, which can require the installation of additional air emission control equipment when the major modification of an existing facility results in an increase in emissions. AE has provided responsive information to this and a subsequent request.
     If NSR requirements are imposed on Allegheny’s generation facilities, in addition to the possible imposition of fines, compliance would entail significant capital investments in emission control technology.
     On May 20, 2004, AE, AE Supply, Monongahela and West Penn received a Notice of Intent to Sue Pursuant to Clean Air Act §7604 (the “Notice”) from the Attorneys General of New York, New Jersey and Connecticut and from the PA DEP. The Notice alleged that Allegheny made major modifications to some of its West Virginia facilities in violation of the PSD provisions of the Clean Air Act at the following coal-fired facilities: Albright Unit No. 3; Fort Martin Units No. 1 and 2; Harrison Units No. 1, 2 and 3; Pleasants Units No. 1 and 2 and Willow Island Unit No. 2. The Notice also alleged PSD violations at the Armstrong, Hatfield’s Ferry and Mitchell generation facilities in Pennsylvania and identifies PA DEP as the lead agency regarding those facilities. On September 8, 2004, AE, AE Supply, Monongahela and West Penn received a separate Notice of Intent to Sue from the Maryland Attorney General that essentially mirrored the previous Notice.
     On January 6, 2005, AE Supply and Monongahela filed a declaratory judgment action against the Attorneys General of New York, Connecticut and New Jersey in federal District Court in West Virginia (“West Virginia DJ Action”). This action requests that the court declare that AE Supply’s and Monongahela’s coal-fired generation facilities in Pennsylvania and West Virginia comply with the Clean Air Act. The Attorneys General filed a motion to dismiss the West Virginia DJ Action. On August 12, 2010, the Court granted the motion to dismiss, and the lawsuit has been concluded.
     On June 28, 2005, the PA DEP and the Attorneys General of New York, New Jersey, Connecticut and Maryland filed suit against AE, AE Supply and the Distribution Companies in the United States District Court for the Western District of Pennsylvania (the “PA Enforcement Action”). This action alleges NSR violations under the federal Clean Air Act and the Pennsylvania Air Pollution Control Act at the Hatfield’s Ferry, Armstrong and Mitchell facilities in Pennsylvania. The PA Enforcement Action appears to raise the same issues regarding Allegheny’s Pennsylvania generation facilities that are before the federal District Court in the West Virginia DJ Action, except that the PA Enforcement Action also includes the PA DEP and the Maryland Attorney General. On January 17, 2006, the PA DEP and the Attorneys General filed an amended complaint. On May 30, 2006, the District Court denied Allegheny’s motion to dismiss the amended complaint. On July 26, 2006, at a status conference, the Court determined that discovery would proceed regarding liability issues, but not remedies. Discovery on the liability phase closed on December 31, 2007, and summary judgment briefing was completed during the first quarter of 2008. On November 18, 2008, the District Court issued a Memorandum Order denying all motions for summary judgment and establishing certain legal standards to govern at trial. In December 2009, a new trial judge was assigned to the case, who then entered an order granting a motion to reconsider the rulings in the November 2008 Memorandum Order. On April 18, 2010, the District Court issued an opinion, again denying all motions for summary judgment and establishing certain legal standards to govern at trial. The non-jury trial on liability only was held in September 2010. Plaintiffs filed their proposed findings of fact and conclusions of law on December 23, 2010, and Allegheny must make its related filings on or before February 28, 2011. The District Court will issue its rulings after those filings have been made.
     In addition to this lawsuit, on September 21, 2007, Allegheny received a Notice of Violation (“NOV”) from the EPA alleging NSR and PSD violations under the federal Clean Air Act, as well as Pennsylvania and West Virginia state laws. The NOV, which was directed to AE, Monongahela and West Penn, alleges violations at the Hatfield’s Ferry and Armstrong generation facilities in Pennsylvania and the Fort Martin and Willow Island generation facilities in West Virginia. The projects identified in the NOV are essentially the same as the projects at issue for these four facilities in the May 20, 2004 Notice and the PA Enforcement Action.
     Allegheny intends to vigorously pursue and defend against the Clean Air Act matters described above but cannot predict their outcomes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Global Warming Class Action. On April 9, 2006, AE, along with numerous other companies with coal-fired generation facilities and companies in other industries, was named as a defendant in a class action lawsuit in the United States District Court for the Southern District of Mississippi. On behalf of a purported class of residents and property owners in Mississippi who were harmed by Hurricane Katrina, the named plaintiffs allege that the emission of greenhouse gases by the defendants contributed to global warming, thereby causing Hurricane Katrina and plaintiffs’ damages. The plaintiffs seek unspecified damages. On December 6, 2006, AE filed a motion to dismiss plaintiffs’ complaint on jurisdictional grounds and then joined a motion filed by other defendants to dismiss the complaint for failure to state a claim. At a hearing on August 30, 2007, the Court granted the motion to dismiss that AE had joined and dismissed all of the plaintiffs’ claims against all defendants. Plaintiffs appealed that ruling to the United States Court of Appeals for the Fifth Circuit. On October 6, 2009, the assigned panel of the appellate court issued a written opinion that reversed the judgment entered by the District Court in favor of the defendants with respect to certain of the plaintiffs’ claims and remanded the case to the District Court for further proceedings. On November 25, 2009, AE and others filed a petition to have all of the judges of the Fifth Circuit rehear the issues addressed in the panel’s October 6, 2009 opinion. That petition was granted and oral argument was set for May 24, 2010. However, the parties were notified on April 30, 2010 that the Court was unable to empanel the necessary nine judges to hear the merits of the appeal due to recusals. The Court then entered an order on May 28, 2010, reinstating the ruling of the lower court that entered judgment in favor of the defendants and dismissing plaintiffs’ appeal. Plaintiffs filed a Petition for Mandamus with the United States Supreme Court on August 26, 2010, and Defendants subsequently filed their response to the petition. The Supreme Court denied Plaintiffs’ petition on or about January 20, 2011.
Other Litigation and Contingencies
     Shareholder Actions. In connection with AE’s proposed Merger with a subsidiary of FirstEnergy, purported AE shareholders filed in the first quarter of 2010 several separate putative shareholder class action and/or derivative lawsuits in Pennsylvania and Maryland state courts, as well as in the United States District Court for the Western District of Pennsylvania against AE, its directors and certain of its officers (the “AE Defendants”), FirstEnergy and Merger Sub. The lawsuits alleged, among other things, that the AE directors breached their fiduciary duties by approving the Merger Agreement and that AE, FirstEnergy and Merger Sub aided and abetted in these alleged breaches of fiduciary duty. The lawsuits also alleged that the Merger consideration was unfair, that certain other terms in the Merger Agreement were unfair, and that certain individual defendants were financially interested in the Merger. Among other remedies, the lawsuits sought to enjoin the Merger, or in the event that an injunction was not awarded, money damages. While AE believed the lawsuits were without merit and defended vigorously against the claims, in order to avoid the costs associated with the litigation, the defendants agreed to a disclosure-based settlement of the lawsuits.
     In exchange for AE’s agreement with plaintiffs’ counsel to include additional disclosure in the joint proxy statement/prospectus mailed to AE’s and FirstEnergy’s shareholders in connection with the Merger, and subject to court approval, plaintiffs’ counsel agreed to, among other things, the dismissal of all claims asserted in the lawsuits and a release of claims related to the Merger on behalf of the putative class of AE shareholders. On December 13, 2010, the Maryland Circuit Court for Baltimore City approved the settlement and signed an order dismissing all claims. The Maryland court’s approval of the settlement is final and no longer subject to appeal, and the actions filed in Pennsylvania state court and the United States District Court for the Western District of Pennsylvania were also dismissed.
     PJM Calculation Error. In March 2010, the Midwest ISO filed two complaints at FERC against PJM relating to a previously-reported modeling error in PJM’s system that impacted the manner in which market-to-market power flow calculations were made between PJM and the Midwest ISO since April 2005. The Midwest ISO claimed that this error resulted in PJM underpaying the Midwest ISO by approximately $130 million over the time period in question. Additionally, the Midwest ISO alleged that PJM did not properly trigger market-to-market settlements between PJM and the Midwest ISO during times when it was required to do so, which the Midwest ISO claimed may have cost it $5 million or more. As PJM market participants, AE Supply and Monongahela may be liable for a portion of any refunds ordered in this case. PJM, Allegheny and other PJM market participants filed responses to the Midwest ISO complaints and PJM filed a related complaint at FERC against the Midwest ISO claiming that the Midwest ISO improperly called for market-to-market settlements several times during the same time period covered by the two Midwest ISO complaints filed against PJM, which PJM claimed may have cost PJM market participants $25 million or more. On January 4, 2011, an Offer of Settlement was filed at FERC that, if approved, would resolve all pending issues in the dispute. The Offer of Settlement calls for the withdrawal of all pending complaints with no payments being made by any parties. Initial comments on the Offer of Settlement were filed at FERC on January 24, 2011.
     Nevada Power Contracts. On December 7, 2001, Nevada Power Company (“NPC”) filed a complaint with FERC against AE Supply seeking action by FERC to modify prices payable to AE Supply under three trade confirmations between Merrill Lynch and NPC. NPC’s claim was based, in part, on the assertion that dysfunctional California spot markets had an adverse effect on the prices NPC was able to negotiate with Merrill Lynch under the contracts. NPC filed substantially identical complaints against a number of other energy suppliers. On December 19, 2002, the Administrative Law Judge (“ALJ”) issued findings that no contract modification

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
was warranted. The ALJ determined in favor of NPC that AE Supply, rather than Merrill Lynch, was a proper subject of NPC’s complaint. On June 26, 2003, FERC affirmed the ALJ’s decision upholding the long-term contracts negotiated between NPC and Merrill Lynch, among others. FERC did not decide whether AE Supply, rather than Merrill Lynch, was the real party in interest. On November 10, 2003, FERC issued an order, on rehearing, affirming its conclusion that the long-term contracts should not be modified. Snohomish County, NPC and other parties filed petitions for review of FERC’s June 26, 2003 order with the United States Court of Appeals for the Ninth Circuit (the “NPC Petitions”). The NPC Petitions were consolidated in the Ninth Circuit. On December 19, 2006, the Ninth Circuit issued an opinion remanding the case to FERC to determine, in accordance with the guidance set forth in the Ninth Circuit’s opinion, whether FERC utilized the appropriate standard of review in deciding various claims, including NPC’s complaint. On May 3, 2007, AE Supply and others filed a petition to appeal the Ninth Circuit’s ruling to the United States Supreme Court. On June 26, 2008, the United States Supreme Court issued an opinion that rejected the Ninth Circuit’s reasoning, with instructions that the case be remanded to FERC for amplification or clarification of its findings on two issues set forth in the opinion. The case was remanded to FERC, and FERC issued an order on December 18, 2008 that provides for a paper hearing on the two issues identified by the United States Supreme Court, with initial filings due within 90 days and reply submissions within 90 days thereafter. However, the order holds those deadlines in abeyance, contingent upon settlement discussions between the parties, and a subsequent order lifting that stay has not been entered. On December 1, 2010, the parties filed with FERC a Joint Offer of Settlement that fully resolves all claims against AE Supply in this matter in exchange for a payment made by Merrill Lynch. By order dated January 31, 2011, FERC approved the settlement and terminated the docket.
     Claims by California Parties. On October 5, 2006, several California governmental and utility parties presented AE Supply with a settlement proposal to resolve alleged overcharges for power sales by AE Supply to the California Energy Resource Scheduling division of the California Department of Water Resources (“CDWR”) during 2001. The settlement proposal claims that CDWR is owed approximately $190 million for these alleged overcharges. This proposal was made in the context of mediation efforts by FERC and the United States Court of Appeals for the Ninth Circuit in pending proceedings to resolve all outstanding refund and other claims, including claims of alleged price manipulation in the California energy markets during 2000 and 2001. The Ninth Circuit has since remanded one of those proceedings to FERC, which arises out of claims previously filed with FERC by the California Attorney General on behalf of certain California parties against various sellers in the California wholesale power market, including AE Supply (the Lockyer case). AE Supply and several other sellers have filed motions to dismiss the Lockyer case. On March 18, 2010, the judge assigned to the case entered an opinion that granted the motions to dismiss filed by AE Supply and other sellers and dismissed the claims of the California Parties. On April 19, 2010, the California parties filed exceptions to the judge’s ruling with FERC, and briefing is complete on those exceptions. The parties are awaiting a ruling from FERC on the exceptions.
     On June 2, 2009, the California Attorney General, on behalf of certain California parties, filed a second lawsuit with FERC against various sellers, including AE Supply (the Brown case), again seeking refunds for trades in the California energy markets during 2000 and 2001. The above-noted trades with CDWR are the basis for the joining of AE Supply in this new lawsuit. AE Supply has filed a motion to dismiss the Brown case that is pending before FERC. No scheduling order has been entered in the Brown case. Allegheny intends to vigorously defend against these claims but cannot predict their outcome.
     Claims Related to Alleged Asbestos Exposure. The Distribution Companies have been named as defendants, along with multiple other defendants, in pending asbestos cases alleging bodily injury involving multiple plaintiffs and multiple sites. These suits have been brought mostly by seasonal contractors’ employees and do not involve allegations of the manufacture, sale or distribution of asbestos-containing products by Allegheny. These asbestos suits arise out of historical operations and are related to the installation and removal of asbestos-containing materials at Allegheny’s generation facilities. Allegheny’s historical operations were insured by various foreign and domestic insurers, including Lloyd’s of London. Certain insurers have contested their obligations to pay for the future defense and settlement costs relating to the asbestos suits. As of December 31, 2010, Allegheny is involved in three asbestos and/or environmental insurance-related actions, Certain Underwriters at Lloyd’s, London et al. v. Allegheny Energy, Inc. et al., Case No. 21-C-03-16733 (Washington County, Md.), Monongahela Power Company et al. v. Certain Underwriters at Lloyd’s London and London Market Companies, et al ., Civil Action No. 03-C-281 (Monongalia County, W.Va.) and Allegheny Energy, Inc., et al. v. Hartford Accident & Indemnity Company, Civil Action No. 10-CV-3142 WY (United States District Court, Eastern District of Pennsylvania). The parties are seeking a declaration of coverage under the policies for asbestos-related and environmental claims.
     Allegheny does not believe that the existence or pendency of either the asbestos suits or the actions involving its insurance will have a material impact on its consolidated financial position, results of operations or cash flows. As of December 31, 2010, Allegheny’s total number of claims alleging exposure to asbestos was 886 in West Virginia, 11 in Pennsylvania and two in Illinois. Allegheny intends to vigorously pursue these matters but cannot predict their outcomes.
     Ordinary Course of Business. AE and its subsidiaries are from time to time involved in litigation and other legal disputes in the ordinary course of business.

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Leases
     Allegheny has capital and operating lease agreements with various terms and expiration dates, primarily for vehicles, computer equipment, communication lines and buildings.
     Total capital and operating lease rent payments of $21.5 million, $18.6 million and $19.1 million were recorded as rent expense in 2010, 2009 and 2008, respectively. Allegheny’s estimated future minimum lease payments for capital and operating leases, with annual payments exceeding $100,000 and initial or remaining lease terms in excess of one year are:

									Present
								Less:	value of net
								amount	minimum
								representing	capital lease
(In millions)	2011	2012	2013	2014	2015	Thereafter	Total	interest and fees	payments
Capital Leases	$14.8	$11.7	$10.3	$8.4	$6.5	$7.9	$59.6	$14.4	$45.2
Operating Leases	$6.4	$5.7	$5.5	$5.4	$5.3	$3.2	$31.5	$0	$0
     The carrying amount of assets recorded under capitalized lease agreements included in “Property, plant and equipment, net” at December 31, consisted of the following:

(In millions)	2010	2009
Equipment	$45.0	$40.6
Building	0.2	0.2

Property held under capital leases	$45.2	$40.8

PURPA
     The Energy Policy Act of 2005 (the “Energy Policy Act”) amended PURPA significantly. Most notably, as of the effective date of the Energy Policy Act on August 8, 2005, electric utilities are no longer required to enter into any new contractual obligation to purchase energy from a qualifying facility if FERC finds that the facility has non-discriminatory access to a functioning wholesale market and open access transmission. This amendment has no impact on Allegheny’s current long-term power purchase agreements under PURPA.
     Allegheny’s regulated utilities are committed to purchasing the electrical output from 466 MWs of qualifying PURPA capacity. PURPA expense pursuant to these contracts in 2010, 2009 and 2008 was $223.0 million, $213.2 million and $222.2 million, respectively. The average cost of these power purchases was approximately 7.2, 6.8 and 6.3 cents per kilowatt-hour (“kWh”) in 2010, 2009 and 2008, respectively.
     The table below reflects Allegheny’s estimated commitments for energy and capacity purchases under PURPA contracts as of December 31, 2010. The commitments were calculated based on expected PURPA purchased power prices at December 31, 2010, without giving effect to possible price changes that could occur as a result of any future emissions regulation or legislation. Actual values can vary substantially depending upon future conditions.

(In millions)	kWhs	Amount
2011	3,564	257.0
2012	3,745	270.0
2013	3,735	275.3
2014	3,642	274.0
2015	3,735	286.6
Thereafter	42,992	3,410.4

Total	61,413	$4,773.3

ALLEGHENY ENERGY INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Fuel Purchase and Transportation Commitments
     Allegheny has entered into various long-term commitments for the procurement and transportation of fuel (primarily coal) and lime to supply its generation facilities. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Allegheny’s fuel expense was $1,192.6 million, $886.6 million and $1,080.9 million in 2010, 2009 and 2008, respectively, of which, $1,062.7 million, $783.8 million and $958.9 million, respectively, related to coal and lime expense. In 2009, Allegheny purchased approximately 25.9% of its coal from one vendor. Total estimated long-term fuel purchase and transportation commitments at December 31, 2010 were as follows:

(In millions)	Total
2011	$1,069.1
2012	766.7
2013	715.1
2014	722.9
2015	392.0
Thereafter	1,509.7
Total	$5,175.5
Other Purchase Obligations
     AE has a Professional Service Agreement with Electronic Data Systems Corporation and EDS Information Services, LLC related to certain of Allegheny’s technology functions that will expire on December 31, 2012. Expected cash payments relating to the Professional Service Agreement are as follows:

(In millions)	2011	2012	Total
Other purchase obligations	$23.8	$22.9	$46.7
NOTE 26: QUARTERLY FINANCIAL INFORMATION (Unaudited)

(In millions, except per share	2010 Quarter Ended (a)				2009 Quarter Ended (a)
amounts)	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
Operating revenues	$1,048.9	$945.7	$1,043.7	$864.6	$957.2	$814.7	$793.7	$861.1
Gain on sale of Virginia distribution business	$0	$(45.1)	$0	$0.5	$0	$0	$0	$0
Operating income	$218.5	$270.7	$252.6	$189.8	$289.8	$179.1	$205.9	$245.0
Net income	$88.2	$120.2	$115.1	$88.2	$134.1	$72.9	$77.4	$109.8
Net income attributable to Allegheny Energy, Inc.	$88.2	$120.2	$115.1	$88.2	$133.9	$72.6	$77.0	$109.3
Basic earnings per common share attributable to Allegheny Energy, Inc.	$0.52	$0.71	$0.68	$0.52	$0.79	$0.43	$0.45	$0.64
Diluted earnings per common share attributable to Allegheny Energy, Inc.	$0.52	$0.71	$0.68	$0.52	$0.79	$0.43	$0.45	$0.64

a)	Quarterly amounts may not total to full-year results due to rounding.